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                                                                       EXHIBIT 2

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                                     BETWEEN

                           WHITNEY HOLDING CORPORATION
                              WHITNEY NATIONAL BANK

                                       AND

                         First National Bancshares, Inc.
                            1st National Bank & Trust

                                  JULY 27, 2005

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                                TABLE OF CONTENTS

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
Preamble       ..................................................................................................        1

Section 1.     The Mergers and Closing...........................................................................        1
    1.01.      Mergers...........................................................................................        1
    1.02.      The Closing.......................................................................................        2
    1.03.      The Effective Date and Time.......................................................................        3
    1.04.      Surviving Corporations............................................................................        3
    1.05.      Tax Consequences..................................................................................        3
    1.06.      Taking of Necessary Action; Further Action........................................................        3

Section 2.     Conversion of Stock in the Company Merger.........................................................        4
    2.01.      Conversion of Shares..............................................................................        4
    2.02.      Exchange of Certificates; Appraisal Shares........................................................        7
    2.03.      Closing Transfer Books............................................................................        8

Section 3.     Representations and Warranties of Holding and the Bank............................................        9
    3.01.      Consolidated Group; Organization; Qualification...................................................        9
    3.02.      Capital Stock; Other Interests....................................................................        9
    3.03.      Corporate Authorization; No Conflicts.............................................................       10
    3.04.      Holding Financial Statements, Reports and Proxy Statements........................................       10
    3.05.      Loan and Investment Portfolios....................................................................       12
    3.06.      Adequacy of Allowances for Losses.................................................................       13
    3.07.      Absence of Certain Changes or Events..............................................................       13
    3.08.      Taxes.............................................................................................       15
    3.09.      Title to Assets...................................................................................       15
    3.10.      Legal Matters.....................................................................................       16
    3.11.      Employee Benefit Plans............................................................................       17
    3.12.      Insurance Policies................................................................................       19
    3.13.      Agreements........................................................................................       19
    3.14.      Licenses, Franchises and Governmental Authorizations..............................................       20
    3.15.      Corporate Documents...............................................................................       20
    3.16.      Certain Transactions..............................................................................       21
    3.17.      Broker's or Finder's Fees.........................................................................       21
    3.18.      Environmental Matters ............................................................................       21
    3.19.      Intellectual Property.............................................................................       22
    3.20.      Community Reinvestment Act........................................................................       23
    3.21.      Privacy of Customer Information...................................................................       23
    3.22.      Opinion of Financial Advisor......................................................................       23
    3.23.      Technology Systems................................................................................       24
    3.24    State Takeover Laws..................................................................................       24
    3.25    Certain Actions......................................................................................       24
    3.26.      Accuracy of Statements............................................................................       24

Section 4.     Representations and Warranties of Whitney and WNB.................................................       25
    4.01.      Consolidated Group; Organization; Qualification...................................................       25
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
    4.02.      Capital Stock.....................................................................................       25
    4.03.      Corporate Authorization; No Conflicts.............................................................       25
    4.04.      Whitney Financial Statements; Reports and Proxy Statements........................................       26
    4.05.      Legality of Whitney Securities....................................................................       26
    4.06.      SEC Reports.......................................................................................       26
    4.07.      Absence of Certain Changes or Events..............................................................       27
    4.08.      Legal Matters.....................................................................................       27
    4.09.      Community Reinvestment Act........................................................................       27
    4.10.      Accuracy of Statements............................................................................       27

Section 5.     Covenants and Conduct of Parties Prior to the Effective Date......................................       28
    5.01.      Investigations; Planning..........................................................................       28
    5.02.      Delivery of Schedules of Exceptions; Due Diligence................................................       28
    5.03.      Cooperation and Commercially Reasonable Efforts...................................................       29
    5.04.      Information for, and Preparation of, Registration Statement and Proxy Statement...................       29
    5.05.      Approval of Bank Merger Agreement.................................................................       30
    5.06.      Press Releases; Shareholder Communications........................................................       30
    5.07.      Preservation of Business..........................................................................       30
    5.08.      Conduct of Business in the Ordinary Course........................................................       30
    5.09.      Additional Information............................................................................       32
    5.10.      Holding Shareholder Approval......................................................................       32
    5.11.      Affiliate Agreements..............................................................................       33
    5.12.      Loan Policy.......................................................................................       33
    5.13.      No Solicitations..................................................................................       33
    5.14.      Operating Functions...............................................................................       34
    5.15.      Whitney Registration Statement....................................................................       34
    5.16.      Application to Regulatory Authorities.............................................................       35
    5.17.      Revenue Ruling....................................................................................       35
    5.18.      Bond for Lost Certificates........................................................................       36
    5.19.      Withholding.......................................................................................       36
    5.20.      Appraisal Rights..................................................................................       36
    5.21.      Nasdaq Stock Market...............................................................................       36
    5.22.      Continuing Indemnity; Insurance...................................................................       36
    5.23.      Employees and Certain Other Matters...............................................................       37
    5.24.      Whitney Conduct of Business.......................................................................       39
    5.25.      Holding Stock Options.............................................................................       39

Section 6.     Conditions of Closing.............................................................................       39
    6.01.      Conditions of All Parties.........................................................................       39
    6.02.      Additional Conditions of Whitney..................................................................       40
    6.03.      Additional Conditions of Holding..................................................................       41
    6.04.      Waiver of Conditions..............................................................................       42

Section 7.     Termination.......................................................................................       42
    7.01.      Termination.......................................................................................       42
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
    7.02.      Effect of Termination.............................................................................       45
    7.03.      Termination Payment...............................................................................       46

Section 8.     Miscellaneous.....................................................................................       46
    8.01.      Notices...........................................................................................       46
    8.02.      Waiver............................................................................................       47
    8.03.      Expenses..........................................................................................       47
    8.04.      Headings..........................................................................................       47
    8.05.      Annexes, Exhibits and Schedules...................................................................       47
    8.06.      Integrated Agreement..............................................................................       47
    8.07.      Choice of Law.....................................................................................       48
    8.08.      Parties in Interest...............................................................................       48
    8.09.      Amendment.........................................................................................       48
    8.10.      Counterparts......................................................................................       48
    8.11.      Non-Survival of Representations and Warranties; Covenants.........................................       48
    8.12.      Attorneys' Fees...................................................................................       48
    8.13.      Waiver of Jury Trial..............................................................................       48
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                                LIST OF EXHIBITS

Exhibit 1             Form of Support Agreement for Non-Officer Directors (FBMT)

Exhibit 1.A           Form of Support Agreement for Officer-Directors (FBMT)

Exhibit 1.01(b)       Form of Bank Merger Agreement

Exhibit 1.02(c)       Form of FL Articles of Merger

Exhibit 5.11(a)       Form of Affiliate Agreement

Exhibit 5.11(b)       Form of Shareholder's Commitment Letter

Exhibit 6.02(c)(i)    Form of Employment Agreement Termination and Business
                      Protection Agreement (DuPont and Fausset)

Exhibit 6.02(c)(ii)   Form of Employment Agreement Termination and Business
                      Protection Agreement (Moseley)

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                          AGREEMENT AND PLAN OF MERGER

      THIS AGREEMENT AND PLAN OF MERGER ("Agreement") is made July 27, 2005 between Whitney Holding Corporation ("Whitney"), a Louisiana corporation, and Whitney National Bank ("WNB"), a national banking association, on the one hand, and First National Bancshares, Inc. ("Holding"), a Florida corporation, and 1st National Bank & Trust (the "Bank"), a national banking association, on the other hand. Whitney and Holding shall be hereinafter collectively referred to as the "Constituent Corporations."

                                    PREAMBLE

      WHEREAS, the boards of directors of Whitney and Holding have determined that it is desirable and in the best interests of their respective corporations and shareholders that Holding merge into Whitney (the "Company Merger") on the terms and subject to the conditions set forth in this Agreement. The boards of directors of WNB and the Bank have each determined that it is desirable and in the best interests of each such institution and its respective sole shareholder that the Bank merge into WNB (the "Bank Merger") on the terms and subject to the conditions set forth in this Agreement and the Bank Merger Agreement (as hereinafter defined). The Company Merger and the Bank Merger shall be hereinafter collectively referred to as the "Mergers."

      WHEREAS, concurrently with the execution of this Agreement, each director of Holding has entered into and delivered to Whitney an agreement, in substantially the form attached hereto as Exhibit 1 or Exhibit 1.A, as applicable, pursuant to which such director has agreed (i) to vote in favor of this Agreement and the Company Merger all shares registered in their name individually or as to which they otherwise have sole voting power, (ii) not to transfer such shares, (iii) to use their best efforts, subject to any fiduciary duty they may have, to cause all shares as to which they share voting power with others to be voted in favor of this Agreement and the Company Merger, and (iv) with respect to directors who are not also officers of Holding only, not to compete with, or solicit customers, clients or employees from, Whitney, WNB, Holding or the Bank following completion of the Company Merger.

      NOW THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

SECTION 1. THE MERGERS AND CLOSING

      1.01. MERGERS

      (a) Subject to the terms and conditions of this Agreement, at the Effective Time (as hereinafter defined), Holding shall be merged with and into Whitney, which will be the surviving corporation, in accordance with the Louisiana Business Corporation Law (the "LBCL") and the Florida Business Corporation Act (the "FBCA"), and the separate corporate existence of Holding shall thereupon cease.

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      (b) Prior to the Effective Date, unless Whitney elects to delay the Bank
Merger in accordance with the proviso contained in Section 1.02 hereof, the Boards of Directors of WNB and the Bank will execute a merger agreement in substantially the same form as the agreement annexed hereto as Exhibit 1.01(b) (the "Bank Merger Agreement"), pursuant to which, on the terms set forth herein and subject to the conditions set forth in Section 6 hereof, the Bank will merge with and into WNB, which shall be the surviving bank.

      (c) The Company Merger shall have the effects set forth in the LBCL and the FBCA, as applicable. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (as hereinafter defined), all the property and assets, rights, privileges and all debts, liabilities and obligations of Holding will become the property and assets, rights, privileges, debts, liabilities and obligations of Whitney as the surviving corporation in the Company Merger. The Bank Merger shall have the effects set forth in the national banking laws. Without limiting the generality of the foregoing, and subject thereto, at the effective time of the Bank Merger, all the property and assets, rights, privileges and all debts, liabilities and obligations of the Bank will become the property and assets, rights, privileges, debts, liabilities and obligations of WNB as the surviving association in the Bank Merger.

      1.02. THE CLOSING

      The "Closing" of the transactions contemplated hereby will take place at the offices of Alston & Bird LLP, One Atlantic Center, 1201 West Peachtree Street, Atlanta, Georgia 30309 (or such other place to which the parties may agree), at 10:00 a.m., Atlanta, Georgia time, on a mutually agreeable date as soon as practicable following satisfaction of the conditions set forth in subparagraphs (a), (b) and (d) of Section 6.01 hereof; provided, however, that if the parties are unable to agree on a date, the Closing shall occur on the second Friday following satisfaction of the conditions set forth in subparagraphs (a), (b) and (d) of Section 6.01 hereof (assuming satisfaction of the other conditions) that is not the last business day of a calendar month or during the last calendar month of any Whitney fiscal quarter. The date on which the Closing occurs is herein called the "Closing Date." If all conditions set forth in Section 6 hereof are satisfied or waived by the party entitled to grant such waiver, at the Closing (a) the Constituent Corporations shall each provide to the other such proof of satisfaction of the conditions set forth in Section 6 as the party whose obligations are conditioned upon such satisfaction may reasonably request, (b) the certificates, letters, opinions and other items required by Section 6 shall be delivered, (c) Holding and Whitney shall, as applicable, execute a certificate of merger complying with the requirements of
Section 112(F) of the LBCL (the "LA Certificate of Merger") and the appropriate officers of Holding and Whitney shall execute, deliver and acknowledge articles of merger in substantially the form set forth in Exhibit 1.02(c) hereof (the "FL Articles of Merger") in accordance with the FBCA, (d) the appropriate officers of the parties shall execute, deliver and acknowledge the Bank Merger Agreement and (e) the parties shall take such further action as is required to effect the Mergers and to otherwise consummate the transactions contemplated by this Agreement and the Bank Merger Agreement; provided, however, that Whitney may, in its sole discretion, delay execution, delivery, acknowledgment and filing of the Bank Merger Agreement and the consummation of the Bank Merger until such time as it deems appropriate. If Whitney elects to defer the execution of the Bank Merger Agreement or the consummation of the Bank Merger until after the Closing Date, on and as of the Closing Date Holding shall take all necessary steps to reconstitute the Board of Directors of Bank with such members as Whitney shall direct. If on any date established for the Closing all conditions in Section 6 hereof have not been satisfied or waived by the party entitled to grant such waiver, then such party, on one or more occasions, may declare a delay of the Closing of such duration, not exceeding ten business days, as the declaring party shall select, but no such

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delay shall extend beyond the date set forth in subparagraph (c) of Section
7.01, and no such delay shall interfere with the right of any party to terminate this Agreement pursuant to Section 7.

      1.03. THE EFFECTIVE DATE AND TIME

      Immediately following (or concurrently with) the Closing, the LA Certificate of Merger shall be filed with and recorded by the Secretary of State of Louisiana and the FL Articles of Merger shall be filed with and recorded by the Florida Department of State. The Company Merger will be effective on the date (the "Effective Date") and time (the "Effective Time") specified in the LA Certificate of Merger. Subject to Section 1.02, the Bank Merger Agreement will be filed with and recorded by the Office of the Comptroller of the Currency (the "OCC") and the Bank Merger shall be effective at the date and time specified in the Bank Merger Agreement.

      1.04. SURVIVING CORPORATIONS

      (a) Company Merger. The Articles of Incorporation and By-Laws of Whitney, as in effect immediately prior to the Effective Time, shall remain unchanged by reason of the Company Merger and shall be the Articles of Incorporation and By-Laws of Whitney as the surviving corporation in the Company Merger. The directors and officers of Whitney at the Effective Time shall be the directors and officers of Whitney as the surviving corporation in the Company Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. Each share of Whitney common stock, no par value ("Whitney Common Stock"), issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding from and after the Effective Time. At the Effective Time, the shares of Holding Common Stock (as hereinafter defined in Section 2.01) shall be converted as set forth in
Section 2.

      (b) Bank Merger. The Articles of Association and Bylaws of WNB, as in effect immediately prior to the effective time of the Bank Merger, shall remain unchanged by reason of the Bank Merger and shall be the Articles of Association and Bylaws of WNB as the surviving entity in the Bank Merger. The directors and officers of WNB at the effective time of the Bank Merger shall be the directors and officers of WNB as the surviving bank in the Bank Merger until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be. At the effective time of the Bank Merger and by virtue thereof, (i) all shares of capital stock of the Bank shall be canceled and (ii) the shares of capital stock of WNB as the surviving bank in the Bank Merger, issued and outstanding immediately prior to such effective time shall continue to be issued and outstanding, and no additional shares shall be issued as a result of the Bank Merger.

      1.05. TAX CONSEQUENCES

      It is the intention of the parties hereto that the Mergers shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement shall constitute a "plan of reorganization" for purposes of Section 368 of the Code.

      1.06. TAKING OF NECESSARY ACTION; FURTHER ACTION

      If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the surviving corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of Holding, then the Bank, Whitney and

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

WNB shall cause their respective officers to take all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

SECTION 2. CONVERSION OF STOCK IN THE COMPANY MERGER

      2.01. CONVERSION OF SHARES

      (a) All of the shares of Whitney Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding after the Effective Time and shall be unaffected by the Company Merger.

      (b) At the Effective Time, by virtue of the Company Merger and without any action on the part of the parties to this Agreement or the holder thereof, each share of common stock, par value $0.10 per share, of Holding (the "Holding Common Stock") that is issued and outstanding immediately prior to the Effective Time (excluding any treasury shares, shares held by Holding or any of its subsidiaries (other than in a fiduciary capacity), and shares of Holding Common Stock as to which appraisal rights have been perfected and not withdrawn or otherwise forfeited under Sections 607.1301-607.1333 of the Florida Statutes ("Appraisal Shares")) shall be converted into the right to receive:

            (i) for each share of Holding Common Stock issued and outstanding immediately prior to the Effective Time with respect to which an election to receive cash has been effectively made and not revoked or lost pursuant to Section 2.01(d) (a "Cash Election"), cash from Whitney in an amount equal to the Per Share Amount (as hereinafter defined), less any applicable withholding taxes (the "Cash Consideration") (collectively, the "Cash Election Shares"); and

            (ii) for each share of Holding Common Stock with respect to which an election to receive Whitney Common Stock has been effectively made and not revoked or lost pursuant to Section 2.01(d) (a "Stock Election"), the number of shares of Whitney Common Stock that is equal to the Exchange Ratio (as hereinafter defined) (the "Stock Consideration") (collectively, the "Stock Election Shares").

      As used in this Agreement, the following terms shall have the meanings set forth below:

            "Average Market Price" means the average of the closing per share trading prices of Whitney Common Stock on the 20 trading days preceding the fifth trading day immediately prior to the Effective Time (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Whitney); provided, however, that if the Average Market Price as calculated above is less than $28.29, the Average Market Price for purposes of this Agreement shall be $28.29, and if the Average Market Price as calculated above is greater than $38.29, the Average Market Price for purposes of this Agreement shall be $38.29.

            "Exchange Ratio" shall mean the quotient obtained (expressed to the nearest thousandth) by dividing (x) the Per Share Amount by (y) the Average Market Price; provided, that if Holding provides notice of termination of this Agreement as provided in Section 7.01(h) and Whitney elects to increase the Exchange Ratio as provided therein, the Exchange Ratio shall be determined as set forth in Section 7.01(h).

            "Per Share Amount" shall mean $34.64 less an amount equal to the quotient obtained by

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      dividing (x) the sum of (A) the aggregate amount of any expenses incurred by Holding and the Bank in connection with the Mergers in excess of the Permitted Expenses (as defined in Section 6.02(b) of this Agreement) and
      (B) the Pension Shortfall Amount (as defined in Section 5.23(b)), by (y) the number of shares of Holding Common Stock issued and outstanding immediately prior to the Effective Time (including the number of resulting shares of Holding Common Stock pursuant to Section 2.02(i)(A)(x) hereof).

      The Cash Consideration and the Stock Consideration are sometimes referred to herein collectively as the "Merger Consideration."

      (c) A shareholder of Holding may elect, subject to proration, as set forth below, and the other terms and conditions hereof, to receive Whitney Common Stock for all of his or her shares of Holding Common Stock, or cash in exchange for all of his or her shares of Holding Common Stock, or a combination of 65% Stock Consideration and 35% Cash Consideration. The aggregate amount of Cash Consideration that shall be issued as a result of the Company Merger, together with the cash amounts to be paid pursuant to Sections 2.01(g) and 2.02(d) of this Agreement, shall not exceed 35% of the sum of the aggregate consideration paid (excluding any amounts paid in connection with Sections 2.01(g) and 2.02(d)) in exchange for all shares of Holding Common Stock in the Company Merger (the "Cash Component"). In the event that shareholders of Holding have elected to receive aggregate Cash Consideration in excess of the Cash Component, Whitney may, in its sole discretion, cause shareholders that have made Cash Elections with respect to all of their shares of Holding Common Stock to receive a combination of Stock Consideration and Cash Consideration such that the total Cash Component does not exceed 35% of the Merger Consideration.

      (d) Each holder of record of shares of Holding Common Stock as of the record date set for the Holding shareholders' meeting called and convened to approve this Agreement ("Holder") shall have the right, subject to the limitations set forth in this Section 2, to submit an election in accordance with the following procedures:

            (i) Each Holder may specify in a request made in accordance with the provisions of this Section 2.01(d) (herein called an "Election") whether the Holder desires to receive, in exchange for such Holder's shares of Holding Common Stock (x) 100% Stock Consideration, (y) 100% Cash Consideration, or (z) 65% Stock Consideration and 35% Cash Consideration.

            (ii) Whitney shall prepare a combined form of election and letter of transmittal reasonably acceptable to Holding (the "Form of Election"), which shall be mailed to the Holders so as to permit such Holders to exercise their right to make an Election prior to the Election Deadline (as hereinafter defined) and to transmit their Holding Certificates (as hereinafter defined).

            (iii) Whitney shall make the Form of Election initially available to the Holders at the time that the Proxy Statement (as hereinafter defined) is mailed to the Holders and shall use all reasonable efforts to make available as promptly as possible a Form of Election to any shareholder of Holding who requests such Form of Election following the initial mailing of the Forms of Election and prior to the Election Deadline. In no event shall the Form of Election be made initially available less than 20 days prior to the Election Deadline.

            (iv) Any Election shall have been made properly only if Whitney's exchange agent,

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

      American Stock Transfer and Trust Company (the "Exchange Agent") shall have received, by 5:00 p.m., Eastern time, on the date of the Election Deadline, a Form of Election properly completed and signed and accompanied by certificates representing shares of Holding Common Stock ("Holding Certificates") to which such Form of Election relates or by an appropriate customary guarantee of delivery of such certificates, as set forth in such Form of Election, from a member of any registered national securities exchange or a commercial bank or trust company in the United States; provided, that such certificates are in fact delivered to the Exchange Agent by the time required in such guarantee of delivery. Failure to deliver shares of Holding Common Stock covered by such a guarantee of delivery within the time set forth on such guarantee shall be deemed to invalidate any otherwise properly made Election, unless otherwise determined by Whitney, in its sole discretion. As used herein, "Election Deadline" means the date that is the business day prior to the date of the Holding shareholders' meeting.

            (v) Any Holding shareholder may, at any time prior to the Election Deadline, change his or her Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed revised Form of Election. If Whitney shall determine in its reasonable discretion that any Election is not properly made with respect to any shares of Holding Common Stock, such Election shall be deemed to be not in effect, and the shares of Holding Common Stock covered by such Election shall, for purposes hereof, be deemed to be "Non-Election Shares", unless a proper Election is thereafter timely made. The Holders of all Non-Election Shares shall be deemed to have elected to receive 100% Stock Consideration in exchange for such Non-Election Shares.

            (vi) Any Holding shareholder may, at any time prior to the Election Deadline, revoke his or her Election by written notice received by the Exchange Agent prior to the Election Deadline or by withdrawal prior to the Election Deadline of his or her Holding Certificate, or of the guarantee of delivery of such certificates, previously deposited with the Exchange Agent. If Whitney or Holding terminates this Agreement in accordance with Section 7, all Elections shall be revoked automatically, and the Exchange Agent shall promptly return all Holding Certificates, if any, the Exchange Agent holds to the Holding shareholders.

            (vii) Whitney, in the exercise of its reasonable discretion, shall have the right to make all determinations, not inconsistent with the terms of this Agreement, governing (i) the validity of the Forms of Election and compliance by any Holding shareholder with the Election procedures set forth herein, (ii) the manner and extent to which Elections are to be taken into account in making the determinations prescribed by Section 2.01(c), (iii) the issuance and delivery of Whitney stock certificates into which shares of Holding Common Stock are converted in the Company Merger and (iv) the method of payment of cash for shares of Holding Common Stock converted into the right to receive the Cash Consideration and cash in lieu of fractional shares of Whitney Common Stock where the holder of the applicable Holding Certificate has no right to receive whole shares of Whitney Common Stock.

      (e) Holding Certificates previously evidencing shares of Holding Common Stock shall be exchanged for the Merger Consideration in accordance with the provisions of Section 2.02, without interest. Notwithstanding the foregoing, however, no fractional shares of Whitney Common Stock shall be issued, and, in lieu thereof, a cash payment shall be made pursuant to Section 2.01(g).

      (f) Each share of Holding Common Stock held in the treasury of Holding or any subsidiary

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of Holding (other than in a fiduciary capacity) immediately prior to the
Effective Time shall be canceled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

      (g) No certificates or scrip representing fractional shares of Whitney Common Stock will be issued as a result of the Company Merger. In lieu of the issuance of fractional shares pursuant to Section 2.01(a) of this Agreement, cash adjustments (without interest) will be paid to the holder of Holding Common Stock in respect of any fraction of a share of Whitney Common Stock that would otherwise be issuable to such holder of Holding Common Stock, and the amount of such cash adjustment shall be determined by multiplying the fraction of a share of Whitney Common Stock otherwise issuable by the Average Market Price, and no such holder shall be entitled to dividends, voting rights or any other right of stockholders in respect of any fractional share.

      (h) If, prior to the Effective Time, the issued and outstanding shares of Whitney Common Stock or Holding Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, then an appropriate and proportionate adjustment shall be made to the Per Share Amount.

      (i) The Holding Stock Options (as defined in Section 3.02) shall be exercised or terminated as follows:

            (A) Prior to the Effective Time, Holding shall use its reasonable best efforts to cause each outstanding Holding Stock Option to be exercised for either (x) the shares of Holding Common Stock represented by such Holding Stock Option in exchange for the payment, prior to the Effective Time, in cash to Holding of the exercise price therefor or (y) an amount in cash equal to the difference, if positive, between the Per Share Amount and the exercise price of each such Holding Stock Option multiplied by the number of shares of Holding Common Stock subject to the Holding Stock Option (the "Option Payment Amount").

            (B) Prior to the delivery of the shares of Holding Common Stock or Option Payment Amounts as provided above in subsection (A) hereof, each holder of a Holding Stock Option and Holding shall execute an option termination agreement in a form reasonably acceptable to Whitney and Holding, which shall acknowledge that such option holder's Holding Stock Options have been exercised or terminated, such holder has received all amounts payable or shares issuable thereunder, and neither Holding, or any successor thereto, nor such option holder has any further rights or obligations under the terms of any option grant agreement or the Holding Stock Option Plan (as defined in Section 3.02).

            (C) In the event that, immediately prior to the Effective Time, any holder of a Holding Stock Option has not exercised such Holding Stock Option as provided by subsection (A) above and executed an option termination agreement as provided by subsection (B) hereof, then immediately prior to the Effective Time Holding shall cause such Holding Stock Options to be terminated, and the holders thereof shall be entitled to receive, upon receipt of a written receipt and release agreement in form reasonably satisfactory to Whitney, an amount in cash equal to the Option Payment Amount.

            (D) Promptly after the execution of this Agreement, Holding shall provide notice to each holder of a Holding Stock Option of the terms of this
Section 2.01. Holding shall also take all actions necessary to terminate the Holding Stock Option Plan prior to the Effective Time.

      2.02. EXCHANGE OF CERTIFICATES; APPRAISAL SHARES

      (a) Entitlement to Receive of Merger Consideration. Within one business day following the written request by the Exchange Agent for the Cash Consideration, Whitney shall deposit the Cash Consideration in the amount so requested in an account with the Exchange Agent. After the Effective Time, each holder of an outstanding Holding Certificate or Certificates theretofore representing a share or shares of Holding Common Stock, other than Appraisal Shares and treasury shares, upon surrender thereof to the Exchange Agent, together with duly executed transmittal materials provided pursuant to Section 2.02(b) or upon compliance by the holder or holders thereof with the procedures of Whitney with respect to lost, stolen or destroyed certificates, shall be entitled to receive in exchange therefor his or her proportionate share of the Merger Consideration payable in exchange for such shares.

      (b) Transmittal Materials. Promptly after the Effective Time, Whitney shall send or cause to be sent to each shareholder of record of Holding at the Effective Time, excluding the holders, if any, of Appraisal Shares, transmittal materials for use in exchanging Holding Certificates not previously submitted with the Election Form and for use in providing any special delivery or payment instructions with respect to the Merger Consideration to be received.

      (c) Payment of Merger Consideration. Upon surrender to the Exchange Agent of a letter of transmittal duly executed and, if not previously submitted with the Election Form, a Holding Certificate, the holder shall be entitled to receive in exchange therefor his or her portion of the Merger Consideration deliverable in respect of the shares of Holding Common Stock represented by such holder's Holding Certificate, and such Holding Certificate shall forthwith be cancelled. No interest will be paid or accrued on the portion of Merger Consideration deliverable upon surrender of the Holding Certificate. If payment is to be made to a person other than the person in whose name the Holding Certificate surrendered is registered, it shall be a condition of payment that the Holding Certificate so surrendered shall be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Holding Certificate surrendered or establish to the satisfaction of Whitney that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.02, each Holding Certificate (other than Holding Certificates representing Appraisal Shares) shall represent for all purposes the right to receive the corresponding portion of the Merger Consideration without any interest thereon. Payments to holders of Appraisal Shares shall be made as required by the FBCA.

      (d) Appraisal Shares. Notwithstanding anything in this Agreement to the contrary, Appraisal Shares shall not be converted into or be exchangeable for the right to receive the corresponding portion of the Merger Consideration provided in Section 2.01(a) of this Agreement, unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under the FBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder's shares of Holding Common Stock shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the corresponding portion of the Merger Consideration without any interest thereon.

      2.03. CLOSING TRANSFER BOOKS

      At the Effective Time, the stock transfer books of Holding shall be closed and no transfer of shares of Holding Common Stock shall be made thereafter. At the effective time of the Bank Merger, the stock transfer books of the Bank shall be closed and no transfer of shares of Bank Common Stock (as hereinafter defined in Section 3.02) shall be made thereafter. All shares of Whitney Common Stock issued and cash payments paid upon surrender for exchange of Holding Certificates in accordance with this Section 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to the shares of Holding Common Stock theretofore represented by such Holding Certificates.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF HOLDING AND THE BANK

      Holding and the Bank represent and warrant to Whitney and WNB that, except as disclosed in the Schedule of Exceptions (as defined in Section 5.02), as of the date of this Agreement and as of the Closing Date:

      3.01. CONSOLIDATED GROUP; ORGANIZATION; QUALIFICATION

      Holding's consolidated group," as such term is used in this Agreement, consists of Holding and the Bank. Holding is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "Bank Holding Company Act"). The Bank is a national banking association, duly organized, validly existing and in good standing under the laws of the United States and is domiciled in the State of Florida. Each of Holding and the Bank has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute this Agreement and the Bank Merger Agreement and to consummate the transactions contemplated hereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify and be in good standing would have a Material Adverse Effect (as hereinafter defined) on Holding or the Bank, as applicable. The Bank is an "insured institution" as defined in the Federal Deposit Insurance Act and applicable regulations thereunder, its deposits are insured by the Bank Insurance Fund.

      Unless the context indicates specifically to the contrary, a "Material Adverse Effect" on a party shall mean any change, event, violation, inaccuracy or circumstance the effect of which is a material adverse impact on (i) the executive management team, financial position, property, business, assets (tangible or intangible) or results of operations of such party or (ii) the ability of such party to perform its obligations under this Agreement or to consummate the Company Merger or the other transactions contemplated by this Agreement; provided, however, that "Material Adverse Effect" shall not be deemed to include the impact of actions and omissions of a party (or any of its subsidiaries) taken with the prior informed consent of the other party in contemplation of the transactions contemplated hereby. Similarly, unless the context indicates specifically to the contrary, a "Material Adverse Change" is an event, change or occurrence resulting in a Material Adverse Effect on such party and its subsidiaries, taken as a whole.

      3.02. CAPITAL STOCK; OTHER INTERESTS

      As of June 30, 2005, the authorized capital stock (i) of Holding consists of 7,500,000 shares of Holding Common Stock, of which 3,402,848 shares are issued and outstanding and no shares are held in its treasury; and (ii) of the Bank consists of 1,000,000 shares of common stock, $5.00 par value per share ("Bank Common Stock"), of which 751,478 shares are issued and outstanding and no shares are held in its treasury. All issued and outstanding shares of capital stock of each member of Holding's consolidated group have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section
55) nonassessable. All of the outstanding shares of capital stock of the Bank are owned by Holding, free and clear of all liens, charges, security interests, mortgages, pledges. All certificates formerly representing shares of the capital stock of the Bank, or any predecessor thereto, that have been converted into the right to receive shares of Holding Common Stock have been exchanged for certificates representing shares of Holding Common Stock. Other than outstanding options to acquire up to an aggregate of 122,286 shares of Holding Common Stock (the "Holding Stock Options") granted pursuant to Holding's May 18, 2000 Stock Option Plan (the "Holding Stock Option Plan"), all of which Holding Stock Options will be exercised or terminated prior to the Effective Time, no member of Holding's consolidated group has outstanding any stock options or other rights to acquire any shares of its capital stock or any security convertible into such shares, or has any obligation or commitment to issue, sell or deliver any of the foregoing or any shares of its capital stock. There are no agreements among Holding and Holding's shareholders or by which Holding is bound with respect to the voting or transfer of Holding Common Stock or granting registration rights to any holder thereof. The outstanding capital stock of each member of Holding's consolidated group has been issued in compliance with all legal requirements and not in violation of any preemptive or similar rights. No member of Holding's consolidated group has any subsidiaries (other than the Bank) or any direct or indirect ownership interest in any firm, corporation, partnership or other entity.

      3.03. CORPORATE AUTHORIZATION; NO CONFLICTS

      Subject to the approval of this Agreement and the Bank Merger Agreement by the shareholders of Holding and the Bank, respectively, in accordance with the FBCA, and applicable federal law, all corporate acts and other proceedings required of Holding and the Bank for the due and valid authorization, execution, delivery and performance of this Agreement and the Bank Merger Agreement and consummation of the Mergers have been validly and appropriately taken. Subject to their approval by the shareholders of Holding and the Bank and to such regulatory approvals as are required by law, this Agreement and the Bank Merger Agreement are legal, valid and binding obligations of Holding and the Bank and are enforceable against Holding and the Bank, respectively, in accordance with the respective terms hereof and thereof, except that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of insured depository institutions, (ii) general equitable principles and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). Except as set forth on Schedule 3.03 of the Schedule of Exceptions, with respect to each of Holding and the Bank, neither the execution, delivery or performance of this Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under,
(iii) result in the termination of or accelerate the performance required by, or
(iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or association or by-laws or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

      3.04. HOLDING FINANCIAL STATEMENTS, REPORTS AND PROXY STATEMENTS

      (a) Holding has filed with the Securities and Exchange Commission ("SEC") true and complete copies of (i) the consolidated balance sheets as of December 31, 2004 and December 31, 2003 of Holding and its subsidiaries, the related consolidated statements of income, shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the reports of its independent public accountants with respect thereto as presented in Holding's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (collectively, the "Holding Financial Statements"); and (ii) the unaudited consolidated balance sheet as of March 31, 2005 of Holding and its subsidiaries, and the related unaudited statements of income and cash flows for the three-month periods ended March 31, 2005 and March 31, 2004, as presented in Holding's Quarterly Reports on Form 10-Q filed with the SEC under the Exchange Act (collectively, the "Holding Interim Financial Statements"). Holding has delivered to Whitney true and complete copies of (i) all monthly reports and financial statements of Holding and its subsidiaries that were prepared for Holding's or the Bank's Board of Directors since March 31, 2005; (ii) the annual report of Bank Holding Companies to the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") for the year ended December 31, 2004, of Holding and its subsidiaries required to file such reports; (iii) all call reports and consolidated and parent company only financial statements, including all amendments thereto, made to the Federal Reserve Board, the Federal Deposit Insurance Corporation (the "FDIC") and the OCC since December 31, 2002, of Holding's and its subsidiaries required to file such reports; (iv) Holding's Annual Report to Shareholders for the year ended 2004 and all subsequent Quarterly Reports to Shareholders. All registration statements and reports filed with the SEC since December 31, 2001 pursuant to the Securities Act of 1933, as amended (the "Securities Act") and pursuant to Section 13 or 15(d) of the Exchange Act, including all exhibits thereto, of Holding and its subsidiaries required to file such reports and all proxy or information statements (or similar materials) disseminated to Holding's shareholders or the shareholders of any of its subsidiaries at any time since December 31, 2001 are available for review via the SEC's website.

      (b) The Holding Financial Statements and the Holding Interim Financial Statements have been (and all financial statements to be delivered to Whitney as required by this Agreement will be) prepared in conformity with accounting principles generally accepted in the United States of America ("GAAP") applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP the financial position, results of operations, changes in shareholders' equity and cash flows of Holding and its subsidiaries as of the dates thereof and for the periods covered thereby. All call and other regulatory reports referred to above have been filed on the appropriate form and prepared in all material respects in accordance with such forms' instructions and the applicable rules and regulations of the regulating federal and/or state agency. As of the date of the latest balance sheet forming part of the Holding Interim Financial Statements (the "Holding Latest Balance Sheet"), none of Holding and its subsidiaries has had, nor are any of such members' assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, known or unknown, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP. No report, including any report filed with the SEC, the FDIC, the OCC, the Federal Reserve Board or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Holding or the Bank since January 1, 2002, as of the respective dates thereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. No report, including any report filed with the SEC, the FDIC, the OCC, the Federal Reserve Board, or other banking regulatory agency, and no report, proxy statement, registration statement or offering materials made or given to shareholders of Holding or the Bank to be filed or disseminated after the date of this Agreement will contain any untrue statement of a material fact or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they will be made, not misleading. The

Holding Financial Statements and the Holding Interim Financial Statements are supported by and consistent with the general ledger and detailed trial balances of investment securities, loans and commitments, depositors' accounts and cash balances on deposit with other institutions, copies of which have been made available to Whitney. Holding and the Bank have timely filed all reports and other documents required to be filed by them with the SEC, the FDIC, the OCC, and the Federal Reserve Board.

      (c) Each of the reports filed by Holding with the SEC (the "Holding SEC Reports") containing Holding Financial Statements or Holding Interim Financial Statements that has been filed with or submitted to the SEC since July 30, 2002, was accompanied by the certifications required to be filed or submitted by Holding's chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and at the time of filing or submission of each such certification, such certification was true and accurate and complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder.

      (d) Each of Holding and the Bank maintains accurate books and records reflecting its assets and liabilities and maintains proper and adequate internal accounting controls, which provide assurance that (i) transactions are executed with management's authorization; (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Holding in accordance with GAAP and to maintain accountability for Holding's consolidated assets; (iii) access to Holding's Assets is permitted only in accordance with management's authorization; (iv) the reporting of Holding's assets is compared with existing assets at regular intervals and (v) accounts, notes and other receivables and assets are recorded accurately, and proper and adequate procedures are implemented to effect the collection thereof on a current and timely basis.

      (e) Since December 31, 2002, neither Holding nor the Bank nor any current director, officer, or to Holding's knowledge, any former officer or director or current employee, auditor, accountant or representative of Holding or any subsidiary has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding a material weakness, significant deficiency or other defect or failure in the accounting or auditing practices, procedures, methodologies or methods of Holding or any subsidiary or their respective internal accounting controls. No attorney representing Holding or any subsidiary, whether or not employed by Holding or any subsidiary, has reported evidence of a material violation (as such term is interpreted under Section 307 of the Sarbanes-Oxley Act and the SEC's regulations thereunder) by Holding or any subsidiaries or any of their officers, directors, employees or agents to Holding's or the Bank's Board of Directors or any committee thereof or to any director or officer of Holding or the Bank. When used in this Agreement, unless otherwise specifically provided, "knowledge" when referring to the knowledge of Holding, the Bank, Whitney or WNB, shall mean the facts that are known or should reasonably be known after due inquiry by the executive officers of such entity and the knowledge of any such person obtained or which would have been obtained from a reasonable investigation.

      (f) Holding's independent public accountants, which have expressed their opinion with respect to the Holding Financial Statements included in Holding SEC Reports (including the related notes), are and have been throughout the periods covered by such Holding Financial Statements (x) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act) (to the extent applicable during such period), (y) "independent" with respect to Holding within the meaning of Regulation S-X and (z) with respect to Holding, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and related securities laws. Schedule 3.04(f) of the Schedule of Exceptions lists all non-audit services performed by Holding's independent public accountants for Holding and its subsidiaries since December 31, 2002.

      (g) Holding maintains disclosure controls and procedures required by Rule 13a-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Holding and its subsidiaries is made known on a timely basis to the individuals responsible for the preparation of Holding SEC Reports. Except as disclosed in Holding SEC Reports filed prior to the date hereof, Holding and its directors and executive officers have complied at all times with Section 16(a) of the Exchange Act, including the filing requirements thereunder.

      3.05. LOAN AND INVESTMENT PORTFOLIOS

      As of the date hereof, all loans, discounts and financing leases (in which a member of Holding's consolidated group is lessor) reflected on the Holding Latest Balance Sheet were, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, (a) at the time and under the circumstances in which made, made for good, valuable and adequate consideration in the ordinary course of business of its consolidated group and are the legal, valid and binding obligations of the obligors thereof, (b) evidenced by genuine notes, agreements or other evidences of indebtedness and (c) to the extent secured, have been secured, to the knowledge of Holding, by valid liens and security interests which have been perfected. Accurate lists of all loans, discounts and financing leases as of June 30, 2005 and on a monthly basis thereafter, and of the investment portfolios of each member of Holding's consolidated group as of such date, have been and will be delivered to Whitney concurrently with the Schedule of Exceptions. Except as specifically set forth on Schedule 3.05 of the Schedule of Exceptions, neither Holding nor the Bank is a party to any written or oral loan agreement, note or borrowing arrangement, including any loan guaranty, that was, as of the most recent month-end (i) delinquent by more than 30 days in the payment of principal or interest, (ii) known by any member of Holding's consolidated group to be otherwise in material default for more than 30 days,
(iii) classified as "substandard," "doubtful," "loss," "other assets especially mentioned" or any comparable classification by any member of Holding's consolidated group or the FDIC, the Federal Reserve Board or the OCC, (iv) an obligation of any director, executive officer or 10% shareholder of any member of Holding's consolidated group who is subject to Regulation O of the Federal Reserve Board (12 C.F.R. Part 215), or any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing, or
(v) in violation of any law, regulation or rule of any governmental authority, other than those that are immaterial in amount.

      3.06. ADEQUACY OF ALLOWANCES FOR LOSSES

      Each of the allowances for losses on loans, financing leases and other real estate on the Holding Latest Balance Sheet is, and with respect to the consolidated balance sheets delivered as of the dates subsequent to the execution of this Agreement will be as of the dates thereof, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to the Bank that are likely to require in accordance with applicable regulatory guidelines or GAAP a future material increase in any such provisions for losses or a material decrease in any of the allowances therefor. Each of the allowances for losses on loans, financing leases and other real estate reflected on the books of Holding's consolidated group at all times from and after the date of the Holding Latest Balance Sheet is, and will be, adequate in accordance with applicable regulatory guidelines and GAAP in all material respects, and there are no facts or circumstances known to the Bank that are likely to require, in accordance with applicable regulatory guidelines or GAAP, a future material increase in any of such provisions for losses or a material decrease in any of the allowances therefor.

      3.07. ABSENCE OF CERTAIN CHANGES OR EVENTS

      Since March 31, 2005, Holding has not declared, set aside for payment or paid any dividend to holders of, or declared or made any distribution on, any shares of Holding's capital stock. Since the date of the Holding Latest Balance Sheet, there has been no event or condition of any character (whether actual or threatened, to the knowledge of Holding or the Bank) that has had, or can reasonably be anticipated to have, a Material Adverse Effect on Holding and the Bank, taken as a whole. Except as may result from the transactions contemplated by this Agreement, neither Holding nor the Bank has, since the date of the Holding Latest Balance Sheet:

      (a) except as set forth on Schedule 3.07(a) of the Schedule of Exceptions, borrowed any money other than deposits or overnight fed funds or borrowings from the Federal Home Loan Bank or entered into any capital lease or leases; or, except in the ordinary course of business consistent with past practices: (i) lent any money or pledged any of its credit in connection with any aspect of its business whether as a guarantor, surety, issuer of a letter of credit or otherwise, (ii) mortgaged or otherwise subjected to any lien, encumbrance or other liability any of its assets, (iii) sold, assigned or transferred any of its assets in excess of $50,000.00 in the aggregate or (iv) incurred any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute or contingent);

      (b) suffered any material damage, destruction or loss to immovable or movable property, whether or not covered by insurance;

      (c) experienced any material change in asset concentrations as to customers or industries or in the nature and source of its liabilities or in the mix of interest-bearing versus noninterest-bearing deposits such that any such material change would have, or can reasonably be anticipated to have, a Material Adverse Effect on Holding or the Bank;

      (d) received notice or had knowledge or reason to believe that any material labor unrest exists among any of its employees or that any group, organization or union has attempted to organize any of its employees;

      (e) received notice that one or more substantial customers have terminated or intends to terminate such customers' relationship with it, with the result being a Material Adverse Effect on Holding or the Bank;

      (f) failed to operate its business in the ordinary course consistent with past practices, or failed to use reasonable efforts to preserve its business organization intact or to preserve the goodwill of its customers and others with whom it has business relations;

      (g) incurred any material loss except for losses adequately provided for on the date of this Agreement or on the Holding Latest Balance Sheet and expenses associated with this transaction, or waived any material right in connection with any aspect of its business, whether or not in the ordinary course of business;

      (h) forgiven any material debt owed to it, or canceled any of its claims or paid any of its noncurrent obligations or liabilities;

      (i) except as set forth on Schedule 3.07(i) of the Schedule of Exceptions, made any capital expenditure or capital addition or betterment in excess of $50,000.00;

      (j) except as set forth on Schedule 3.07(j) of the Schedule of Exceptions, entered into any agreement requiring the payment, conditionally or otherwise, of any salary, bonus, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees, except such agreements as are terminable at will without any penalty or other payment by it or increased (except for increases of not more than 5% consistent with past practices) the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar payments) of any such person whose annual compensation would, following such increase, exceed $50,000.00;

      (k) except as required in accordance with GAAP, changed any accounting practice followed or employed in preparing the Holding Financial Statements or the Holding Interim Financial Statements;

      (l) made any loan, given any discount or entered into any financing lease that has not been (i) made, at the time and under the circumstances in which made, for good, valuable and adequate consideration in the ordinary course of business, (ii) evidenced by genuine notes, agreements or other evidences of indebtedness and (iii) fully provided for in an amount sufficient in accordance with applicable regulatory guidelines to provide for all charge-offs reasonably anticipated in the ordinary course of business after taking into account all recoveries reasonably anticipated in the ordinary course of business;

      (m) entered into any agreement, contract or commitment to do any of the foregoing; or

      (n) except as set forth on Schedule 3.07(n) of the Schedule of Exceptions, authorized or issued any additional shares of Holding Common Stock, Holding preferred stock, Bank Common Stock or Bank preferred stock, or any rights or interests convertible into shares of Holding Common Stock or Bank Common Stock, or any other shares or securities of any type or any other equity interest, other than the issuance of shares of Holding Common Stock pursuant to the exercise of Holding Stock Options outstanding as of the date of this Agreement.

      3.08. TAXES

      Each member of Holding's consolidated group has timely filed all federal, state and local income, franchise, excise, sales and use, real and personal property, employment, intangible and other tax returns, tax information returns and reports required to be filed, has paid all material taxes, interest payments and penalties as reflected therein that have become due, other than taxes that are being contested in good faith and for which adequate accruals have been made on the Holding Latest Balance Sheet, has made adequate provision for the payment of all such taxes accruable for all periods ending on or before the date of this Agreement (and will make such accruals through the Closing Date) to any city, county, state, the United States or any other taxing authority, and is not delinquent in the payment of any material tax or material governmental charge of any nature. To Holding's knowledge, the consolidated federal income tax returns of Holding's consolidated group have never been audited by the Internal Revenue Service. No audit or examination is presently being conducted by any taxing authority nor has any member of Holding's consolidated group received written notice from any such taxing authority of its intention to conduct any investigation or audit or to commence any such proceeding; no material unpaid tax deficiencies or additional liabilities of any sort have been proposed to any member of Holding's consolidated group by any governmental representative, and no agreements for extension of time for the assessment of any tax have been entered into by or on behalf of any member of Holding's consolidated group. Each such member has withheld from its employees (and timely paid to the appropriate governmental entity) proper and accurate amounts for all periods in material compliance with all tax withholding provisions of applicable federal, state and local laws (including, without limitation, income, social security and employment tax withholding for all forms of compensation). Neither Holding nor the Bank is a party to any agreement, contract, arrangement or plan that has resulted, or will result, in the payment of any "parachute" payment within the meaning of Section 280G of the Code or any corresponding provisions of state, local or foreign tax laws, with the exception of the payments to the persons and pursuant to the agreements set forth on
Schedule 3.08 of the Schedule of Exceptions for the accelerated vesting of stock options, payments made under the agreements required by Section 6.02(c) and other payments contemplated by this Agreement.

      3.09. TITLE TO ASSETS

      (a) On the date of the Holding Latest Balance Sheet, each member of Holding's consolidated group had and, except with respect to assets disposed of for adequate consideration in the ordinary course of business, now has, good and marketable title to all real property and good and merchantable title to all other material properties and assets reflected on the Holding Latest Balance Sheet, and has good and marketable title to all real property and good and merchantable title to all other material properties and assets acquired, in each case free and clear of all mortgages, liens, pledges, restrictions, security interests, charges and encumbrances of any nature except for (i) mortgages and encumbrances that secure indebtedness that is properly reflected in the Holding Latest Balance Sheet or that secure deposits of public funds as required by law;
(ii) liens for taxes accrued but not yet payable; (iii) liens arising as a matter of law in the ordinary course of business, provided that the obligations secured by such liens are not delinquent or are being contested in good faith;
(iv) such imperfections of title and encumbrances, if any, as do not materially detract from the value or materially interfere with the present use of any of such properties or assets or the potential sale of any of such owned properties or assets; and (v) capital leases and leases, if any, to third parties for fair and adequate consideration. Each member of Holding's consolidated group owns, or has valid leasehold interests in, all properties and assets used in the conduct of its business. Any real property and other material assets held under lease by any such member are held under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made of and proposed to be made of such property by such member of such property. No real property held by any member of Holding's consolidated group, or, to the knowledge of Holding or the Bank, any real property subject to a security interest, has been deed recorded or otherwise been identified in public records or should have been recorded or so identified as containing Hazardous Materials (as hereinafter defined).

      (b) With respect to each lease of any real property or personal property to which any member of Holding's consolidated group is a party (whether as lessee or lessor), except for financing leases in which a member of such consolidated group is lessor, (i) such lease is in full force and effect in accordance with its terms; (ii) all rents and other monetary amounts that have become due and payable thereunder have been paid; (iii) there exists no default, or event, occurrence, condition or act, which with the giving of notice, the lapse of time or the happening of any further event, occurrence, condition or act would become a default under such lease; and (iv) upon receipt of the consents described on Schedule 3.09(b), the Mergers will not constitute a default or a cause for termination or modification of such lease.

      (c) No member of Holding's consolidated group has any legal obligation, absolute or contingent, to any other person to sell or otherwise dispose of any substantial part of its assets or to sell or dispose of any of its assets except in the ordinary course of business consistent with past practices.

      3.10. LEGAL MATTERS

      (a) There is no material claim, action, suit, proceeding, arbitration or investigation pending in any court or before or by any governmental agency or instrumentality or arbitration panel or otherwise, or, to the knowledge of Holding, threatened against any member of Holding's consolidated group nor do any facts or circumstances exist that would be likely to form the basis for any material claim against any member of Holding's consolidated group that, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect on Holding or the Bank.

      (b) Each member of Holding's consolidated group has complied in all material respects with and is not in default in any material respect under (and has not been charged or, to the knowledge of Holding, threatened with or come under investigation with respect to any charge concerning any material violation of any provision of) any federal, state or local law, regulation, ordinance, rule or order (whether executive, judicial, legislative or administrative) or any order, writ, injunction, judgment or decree of any court, agency or instrumentality.

      (c) There are no uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Holding's consolidated group as a result of examination by any bank regulatory authority, bank holding company regulatory authority or other regulatory authority.

      (d) No member of Holding's consolidated group is subject to any written agreement, memorandum of understanding or order with or by any bank regulatory authority, bank holding company regulatory authority or other regulatory authority, and no such regulatory authority has required a member of Holding's consolidated group to enter into a board resolution that continues in effect with respect to compliance with a regulatory obligation following a regulatory examination.

      (e) Other than routine bank regulatory examinations of Holding or the Bank, there are no governmental investigations pending or to Holding's knowledge, threatened against any member of Holding's consolidated group. There is no claim, action, suit, proceeding, arbitration, or investigation, pending or, to the knowledge of Holding, threatened, in which any material claim or demand is made or threatened to be made against any officer, director, advisory director or employee of Holding's consolidated group, in each case by reason of any person being or having been an officer, director, advisory director or employee of any such member of the consolidated group.

      3.11. EMPLOYEE BENEFIT PLANS

      (a) Except for the plans, policies, contracts and arrangements listed on
Schedule 3.11(a) of the Schedule of Exceptions (the "Employee Benefit Plans"), no member of Holding's consolidated group sponsors, maintains or contributes to, and no such member has at any time sponsored, maintained or contributed to, any employee benefit plan, payroll practice, severance pay arrangement, employment agreement or similar arrangement, whether or not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), in which Holding or the Bank employees participate or under which Holding or the Bank employees are entitled to compensation or benefits. Each of the Employee Benefit Plans has been maintained and administered in all material respects in compliance with its terms, the applicable provisions of ERISA and all other applicable laws, and, where applicable, the provisions of the Code. No Employee Benefit Plan, officer of any member of Holding's consolidated group, or, to the knowledge of Holding, any other "party in interest" or "disqualified person" with respect thereto, has engaged in a nonexempt prohibited transaction under
Section 4975 of the Code or Section 502(i) of ERISA with an Employee Benefit Plan maintained by any member of Holding's consolidated group; there is no claim relating to any of the Employee Benefit Plans pending or threatened, nor are there any facts or circumstances existing that could reasonably be expected to lead to (other than routine filings such as qualification determination filings), proceedings before, or administrative actions by, any governmental agency; there are no actions, suits or claims pending or threatened (including, without limitation, breach of fiduciary duty actions, but excluding routine claims for benefits) against any of the Employee Benefit Plans or the assets thereof. Each member of Holding's consolidated group has complied in all material respects with the applicable reporting and disclosure requirements of ERISA and the Code. None of the Employee Benefit Plans is a multi-employer plan within the meaning of Section 3(37) of ERISA. For each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code a favorable determination letter has been issued by the Internal Revenue Service or the Employee Benefit Plan is maintained under a prototype plan that has received an Internal Revenue Service opinion letter that may be relied upon pursuant to Revenue Procedure 2004-6 and is intended to be qualified under Section 401(a) of the Code. The Internal Revenue Service has taken no action to revoke any such determination or opinion letter and Holding is not aware of anything that has occurred, whether by action or failure to act, that would cause the loss of such qualification. Except as disclosed on Schedule 3.11(a) of the Schedule of Exceptions, no member of Holding's consolidated group has sponsored, maintained or made contributions to any plan, fund or arrangement providing for medical benefits, insurance coverage or other similar benefits for any period extending beyond the termination of employment, except as may be required under the "COBRA" provisions of ERISA and the Code or under similar requirements of state law.

      (b) True and complete copies of all Employee Benefit Plans (including all amendments and modifications thereof), together with copies of any tax determination or opinion letters, trust agreements, summary plan descriptions, insurance contracts, investment management agreements and the three most recent annual reports on form series 5500, if applicable, with respect to such plan or arrangement will be delivered to Whitney with the Schedule of Exceptions.

      (c) Except as set forth on Schedule 3.11(c) of the Schedule of Exceptions, no such Employee Benefit Plan or other plan is a defined benefit pension plan subject to Section 412 of the Code. Except as set forth on Schedule Section 3.11(c), each Employee Benefit Plan that is subject to Section 412 of the Code or Section 302 of ERISA (each, a "Pension Plan") had, as of the date of its most recent actuarial valuation, assets measured at fair market value at least equal to its "current liability," as that term is defined in Section 302(d)(7) of ERISA. Since the date of the most recent actuarial valuation, no event has occurred that would be reasonably expected to adversely change any such funded status in a material way [other than legislative changes to Section 412 of the Code and the minimum funding provisions of ERISA]. No Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently maintained by any member of Holding's consolidated group, or the single-employer plan of any ERISA Affiliate (as defined below) has an "accumulated funding deficiency" within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA. All required contributions with respect to any Pension Plan or any single-employer plan of any of its ERISA Affiliates have been timely made and there is no lien, nor is there expected to be a lien, under Code Section 412(n) or ERISA Section 302(f) or tax under Code Section 4971. No member of Holding's consolidated group has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code. All premiums required to be paid under ERISA Section 4006 have been timely paid by Holding and its subsidiaries. For purposes of this Agreement, an "ERISA Affiliate" of any person means any entity that is, or at any relevant time was, a member of (i) a controlled group of corporations (as defined in Section 414(b) of the Code), (ii) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (iii) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code) with such person.

      (d) No liability under Section 4041 or Sections 4062 through 4069 of ERISA has been or is expected to be incurred by Holding or any of its subsidiaries with respect to any defined benefit pension plan currently or formerly maintained by any of them or by any of Holding's ERISA Affiliates that has not been satisfied in full (other than liability for Pension Benefit Guaranty Corporation premiums, which have been paid when due).

      (e) All group health plans of any member of Holding's consolidated group to which Section 4980B(f) of the Code or Section 601 of ERISA applies are in compliance in all material respects with continuation coverage requirements of
Section 4980B(f) of the Code and Section 601 of ERISA and any prior violations of such sections have been cured prior to the date hereof, and all such group health plans not exempt from Section 701 of ERISA are in compliance in all material respects with the notice, certification and design requirements imposed under Section 701 of ERISA, et seq. (Health Insurance Portability and Accountability Act of 1996).

      (f) With respect to each Employee Benefit Plan previously or currently sponsored or maintained by any member of Holding's consolidated group, or to which any member of Holding's consolidated group previously made or is currently making contributions, that is ongoing or has been terminated by any member of Holding's consolidated group, no event has occurred and no condition exists that would subject Holding, the Bank, Whitney or WNB to any tax, penalty, fine or other liability as a result of the sponsorship, contribution to or maintenance of such Employee Benefit Plan.

      (g) No payment or benefit made, to be made or due to any participant under the Employee Benefit Plans, the Holding Stock Option Plan, or other arrangement on account of the transactions contemplated hereunder, with the exception of the payments to the persons and in connection with the agreements set forth on
Schedule 3.08 of the Schedule of Exceptions for the accelerated vesting of stock options, payments made under the agreements required by Section 6.02(c) and other payments contemplated by this Agreement, will be deemed to constitute an "excess parachute payment" within the meaning of Code Section 280G and the regulations promulgated thereunder.

      (h) Each grant, award or other form of incentive relating to shares of Holding Common Stock made under the Employee Benefit Plans and/or the Holding Stock Option Plans was granted or awarded in compliance with all applicable laws, including federal and state securities laws.

      3.12. INSURANCE POLICIES

      Each member of Holding's consolidated group maintains in full force and effect insurance policies and bonds in such amounts and against such liabilities and hazards of the types and amounts as (i) it considers to be adequate for its business and operations and (ii) are comparable to those maintained by other banking organizations of similar size and complexity. An accurate list of all such insurance policies is attached as Schedule 3.12 of the Schedule of Exceptions. No member of Holding's consolidated group is now liable for, nor has any such member received notice of, any material retroactive premium adjustment. All policies are valid and enforceable and in full force and effect, and no member of Holding's consolidated group has received any notice of a material premium increase or cancellation with respect to any of its insurance policies or bonds. Within the last three years, no member of Holding's consolidated group has been refused any basic insurance coverage sought or applied for (other than certain exclusions for coverage of certain events or circumstances as stated in such policies), and neither Holding nor the Bank has any reason to believe that its existing insurance coverage cannot be renewed as and when the same shall expire, upon terms and conditions standard in the market at the time renewal is sought as favorable as those presently in effect.

      3.13. AGREEMENTS

      (a) No member of Holding's consolidated group is a party to:

            (i) any collective bargaining agreement;

            (ii) any employment or other agreement or contract with or commitment to any employee other than the Employee Benefit Plans and the Holding Stock Option Plans; the employment related agreements, arrangements, policies and practices referred to on Schedule 3.13(a)(ii) of the Schedule of Exceptions; and, such employment related agreements as are terminable without penalty upon not more than 30 days notice by the employer;

            (iii) any obligation of guaranty or indemnification, other than as set forth on Schedule 3.13(a)(iii) of the Schedule of Exceptions, except such indemnification of officers, directors, employees and agents of Holding's consolidated group as on the date of this Agreement may be provided in their respective articles of incorporation or association and by-laws (and no indemnification of any such officer, director, employee or agent has been authorized, granted or awarded), except if entered into in the ordinary course of business with respect to customers of any member of Holding's consolidated group, letters of credit, guaranties of endorsements and guaranties of signatures;

            (iv) any agreement, contract or commitment that is or if performed will be materially adverse to the financial condition, results of operations or business of Holding's consolidated group;

            (v) any agreement, contract or commitment containing any covenant limiting the freedom of any member of Holding's consolidated group (x) to engage in any line of business permitted by regulatory authorities, (y) to compete with any person in a line of business permitted by applicable regulatory guidelines to be engaged in by bank holding companies, Florida state or national banks, or the subsidiaries of either Holding or the Bank, or (z) to fulfill any of its requirements or needs for services or products (including, for example, contracts with vendors to supply customers with credit insurance) except those designated as such on Schedule 3.13(a)(v) of the Schedule of Exceptions; or

            (vi) any written agreement, memorandum of understanding, letter, board resolution, order or decree, formal or informal, with any federal or state regulatory agency, nor has any member of

Holding's consolidated group been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

      (b) Schedule 3.13(b) of the Schedule of Exceptions contains a list of each agreement, contract or commitment over $25,000 in an amount or with a term exceeding 12 months in duration (except those entered into in the ordinary course of business with respect to loans, lines of credit, letters of credit, depositor agreements, certificates of deposit and similar banking activities and equipment maintenance agreements that are not material) to which any member of Holding's consolidated group is a party or which affects any such member. To Holding's knowledge, no member of Holding's consolidated group has in any material respect breached, nor is there any pending or threatened claim that it has materially breached, any of the terms or conditions of any of such agreements, contracts or commitments or of any material agreement, contract or commitment that it enters into after the date of this Agreement. No member of Holding's consolidated group is in violation of any written agreement, memorandum, letter, order or decree, formal or informal, with any federal or state regulatory agency.

      3.14. LICENSES, FRANCHISES AND GOVERNMENTAL AUTHORIZATIONS

      Each member of Holding's consolidated group possesses all licenses, franchises, permits and other governmental authorizations necessary for the continued conduct of its business without interference or interruption. The deposits of the Bank are insured by the FDIC to the extent provided by applicable law, and there are no pending or threatened proceedings to revoke or modify that insurance or for relief under 12 U.S.C. Section 1818.

      3.15. CORPORATE DOCUMENTS

      Holding has delivered to Whitney, with respect to each member of Holding's consolidated group, true and correct copies of its articles of incorporation or articles of association, its by-laws, and the charters of each of the committees of its Board of Directors, all as amended and currently in effect. All of the foregoing, and all of the corporate minutes and stock transfer records of each member of Holding's consolidated group that will be made available to Whitney after the date hereof, are current, complete and correct in all material respects.

      3.16. CERTAIN TRANSACTIONS

      Except as disclosed on Schedule 3.16 of the Schedule of Exceptions, no past or present director, executive officer or five percent or greater shareholder of any member of Holding's consolidated group has, since January 1, 2003, engaged in any transaction or series of transactions that, if such member had been subject to Section 14(a) of the Exchange Act, would be required to be disclosed pursuant to Item 404 of Regulation S-K of the rules and regulations of the SEC.

      3.17. BROKER'S OR FINDER'S FEES

      Except for Hovde Financial, LLC ("Hovde"), whose fees and right to reimbursement of expenses are as disclosed pursuant to a contract dated April 21, 2005 (a copy of which has been provided to Whitney) (the "Hovde Agreement"), no agent, broker, investment banker, investment or financial advisor or other person acting on behalf of any member of Holding's consolidated group is entitled to any commission, broker's or finder's fee from any of the parties hereto in connection with any of the transactions contemplated by this Agreement.

      3.18. ENVIRONMENTAL MATTERS

      (a) (i) Each member of Holding's consolidated group has obtained all material permits, licenses and other authorizations that are required to be obtained by it under any applicable Environmental Law Requirements (as hereinafter defined) in connection with the operation of its businesses and ownership of its properties (collectively, the "Subject Properties"), including without limitation, to the knowledge of Holding, properties acquired by foreclosure or in settlement of loans;

            (ii) Each member of Holding's consolidated group is in compliance with all terms and conditions of such permits, licenses and authorizations and with all applicable Environmental Law Requirements, except for such noncompliance as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Holding or the Bank;

            (iii) To Holding's knowledge, there are no past or present events, conditions, circumstances, activities or plans by any member of Holding's consolidated group related in any manner to any member of Holding's consolidated group or the Subject Properties that did or would violate or prevent compliance or continued compliance with any of the Environmental Law Requirements, or give rise to any Environmental Liability (as hereinafter defined), except for such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Holding or the Bank;

            (iv) To Holding's knowledge, there is no civil, criminal or administrative action, suit, demand, claim, order, judgment, hearing, notice or demand letter, notice of violation, investigation or proceeding pending or threatened by any person against any member of Holding's consolidated group, or any prior owner of any of the Subject Properties that relates to the Subject Properties and relates in any way to any Environmental Law Requirement or seeks to impose any Environmental Liability; and

            (v) To Holding's knowledge, no member of Holding's consolidated group is subject to or responsible for any Environmental Liability that is not set forth and adequately provided for on the Holding Latest Balance Sheet.

            (vi) To Holding's knowledge, there is currently no contamination of the Subject Properties by stachybotrys chartarum mold or other mold presenting a hazard to human health, and Holding has no knowledge of any event or condition that could result in such contamination of the Subject Properties in the future.

      (b) "Environmental Law Requirement" means all applicable present and future statutes, regulations, rules, ordinances, codes, licenses, permits, orders, approvals, plans, authorizations, concessions, franchises and similar items, of all governmental agencies, departments, commissions, boards, bureaus, or instrumentalities of the United States, states and political subdivisions thereof and all applicable judicial, administrative, and regulatory decrees, judgments and orders relating to the protection of human health or the environment, including without limitation: (A) all requirements, including but not limited to those pertaining to reporting, licensing, permitting, investigation, and remediation of emissions, discharges, releases, or threatened releases of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials, chemical substances, pollutants, contaminants, or hazardous or toxic substances, materials or wastes, whether solid, liquid, or gaseous in nature; (B) all requirements pertaining to protection of the health and safety of employees or the public; and (C) all requirements pertaining to the (i) drilling, production, and abandonment of oil and gas wells, (ii) the transportation of produced oil and gas, and (iii) the remediation of sites related to that drilling, production or transportation.

      (c) "Hazardous Materials" shall mean: (A) any "hazardous substance" as defined by either the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. Section 9601, et seq.) ("CERCLA") as amended from time to time, or regulations promulgated thereunder; (B) asbestos; (C) polychlorinated biphenyls; (D) any "regulated substance" as defined by 40 C.F.R.
Section 280.12 or the FL Ad. Code, Title 62, Chapter 62-761 and Sec. 62-761.200;
(E) any naturally occurring radioactive material ("NORM"), as defined by applicable federal or state laws or regulations as amended from time to time, irrespective of whether the NORM is located in Florida or another jurisdiction;
(F) any nonhazardous oilfield wastes ("NOW") defined under applicable federal or state laws or regulations, irrespective of whether those wastes are located in Florida or another jurisdiction; (G) any substance the presence of which on the Subject Properties is prohibited by any lawful rules and regulations of legally constituted authorities from time to time in force and effect relating to the Subject Properties; and (H) any other substance that by any such rule or regulation requires special handling in its collection, storage, treatment or disposal.

      (d) "Environmental Liability" shall mean (i) any liability or obligation arising under any Environmental Law Requirement, or (ii) any liability or obligation under any other theory of law or equity (including without limitation any liability for personal injury, property damage or remediation) that results from, or is based upon or related to, the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge, release or threatened release into the environment, of any Hazardous Material, pollutant, contaminant, chemical, or industrial, toxic or hazardous substance or waste.

      3.19. INTELLECTUAL PROPERTY

      (a) Schedule 3.19 of the Schedule of Exceptions sets forth a complete list and description of all patents, trademarks, trade names, trade secrets, copyrights, processes, service marks, royalty rights or design rights owned, used or licensed (as licensor or licensee) by either Holding or the Bank in the operation of their business and all applications therefor and registrations thereof, whether foreign or domestic, owned or controlled by either Holding or the Bank (the "Intellectual Property"), and, in the case of any such rights that are so owned, the jurisdiction in which such rights or applications have been registered, filed or issued, and, in the case of any such rights that are not so owned, the agreements under which such rights arise. Each of Holding and the Bank and the subsidiaries has taken all action necessary to keep the Intellectual Property owned by it in full force and effect, including without limitation, filing all necessary affidavits and other documents and utilizing such property in interstate commerce. Each of Holding and the Bank is the sole and exclusive owner of the Intellectual Property listed on Schedule 3.19 of the Schedule of Exceptions as being owned by it, with the sole and exclusive right, except to the extent indicated therein, to use and license such property. No claim has been asserted or, to Holding's knowledge, threatened seeking cancellation or concurrent use of any registered trademark, tradename or service mark listed on Schedule 3.19 of the Schedule of Exceptions.

      (b) There are no claims, demands or suits pending or, to Holding's knowledge, threatened against Holding or the Bank claiming an infringement by Holding or the Bank of any patents, copyrights, processes, licenses, trademarks, service marks or trade names of others in connection with their business;

none of the Intellectual Property or, as the case may be, the rights granted to Holding or the Bank in respect thereof, infringes on the rights of any person or is being infringed upon by any person, and none is subject to any outstanding order, decree, judgment, stipulation, injunction, restriction or agreement restricting the scope of their use by Holding or the Bank.

      3.20. COMMUNITY REINVESTMENT ACT

      The Bank has complied in all material respects with the provisions of the Community Reinvestment Act ("CRA") and the rules and regulations thereunder, has a CRA rating of not less than "satisfactory," has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in a CRA rating of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

      3.21. PRIVACY OF CUSTOMER INFORMATION

      (a) The Bank is the sole owner of all individually identifiable personal information ("IIPI") relating to customers, former customers and prospective customers that will be transferred to WNB or a subsidiary of WNB pursuant to this Agreement and the Bank Merger Agreement and the other transactions contemplated hereby. For purposes of this Section 3.21, "IIPI" means any information relating to an identified or identifiable natural person.

      (b) The collection and use of such IIPI by the Bank, the transfer of such IIPI to WNB, Whitney or any WNB subsidiary in connection with the Mergers, and the use of such IIPI by WNB, Whitney or any WNB subsidiary as contemplated by this Agreement complies with all applicable privacy policies, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act and all other applicable state, federal and foreign privacy law, and any contract or industry standard relating to privacy.

      3.22. OPINION OF FINANCIAL ADVISOR

      Prior to the execution of this Agreement, Holding has received the opinion of Hovde to the effect that the Merger Consideration to be received by the holders of Holding Common Stock is fair, from a financial point of view, to such holders, a signed copy of which has been delivered to Whitney. Such opinion has not been amended, revised or rescinded as of the date of this Agreement.

      3.23. TECHNOLOGY SYSTEMS

      (a) Except to the extent indicated on Schedule 3.23 of the Schedule of Exceptions, no action will be necessary as a result of the transactions contemplated by this Agreement to enable use of the electronic data processing, information, record keeping, communications, telecommunications, hardware, third party software, networks, peripherals, portfolio trading and computer systems, including any outsourced systems and processes, and Intellectual Property that are used by Holding and the Bank (collectively, the "Technology Systems") to continue by the surviving corporation and its subsidiaries to the same extent and in the same manner that it has been used by Holding and the Bank prior to the Effective Date.

      (b) The Technology Systems (for a period of 18 months prior to the Effective Date) have not suffered unplanned disruption causing a Material Adverse Effect on Holding or the Bank. Except for ongoing payments due under relevant third party agreements, the Technology Systems are free from any liens. Access to business critical parts of the Technology Systems is not shared with any third party.

      (c) Details of Holding's disaster recovery and business continuity arrangements will be provided to Whitney with the Schedule of Exceptions.

      (d) Neither Holding nor the Bank has received notice of or is aware of any material circumstances including, without limitation, the execution of this Agreement that would enable any third party to terminate any of Holding's or the Bank's agreements or arrangements relating to the Technology Systems (including maintenance and support).

      3.24 STATE TAKEOVER LAWS.

      Holding has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any "moratorium," "control share," "fair price," "affiliate transaction," "anti-greenmail," "business combination" or other anti-takeover laws of any jurisdiction, including Sections 607.0901 and 607.0902 of the FBCA (collectively, "Takeover Laws"). Holding has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any provisions of its articles of incorporation, bylaws or other organizational documents concerning "business combination," "fair price," "voting requirement," "constituency requirement" or other related provisions.

      3.25 CERTAIN ACTIONS.

      Neither Holding nor any of its subsidiaries or affiliates has taken or agreed to take any action, and it has no knowledge of any fact or circumstance, that is reasonably likely to (i) prevent the Company Merger and the Bank Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, or (ii) materially impede or delay receipt of any required regulatory consents. To Holding's knowledge, there exists no fact, circumstance, or reason that would cause any required consent not to be received in a timely manner.

      3.26. ACCURACY OF STATEMENTS

      No warranty or representation made or to be made by any member of Holding's consolidated group in this Agreement or in any document furnished or to be furnished by any member of Holding's consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement (as defined in Section 5.15 hereof) and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

SECTION 4. REPRESENTATIONS AND WARRANTIES OF WHITNEY AND WNB

      Whitney and WNB represent and warrant to Holding and the Bank that as of the date of this Agreement and as of the Closing Date:

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      4.01. CONSOLIDATED GROUP; ORGANIZATION; QUALIFICATION.

      "Whitney's consolidated group," as such term is used in this Agreement, consists of Whitney and WNB. Whitney is a corporation duly organized and validly existing under the laws of the State of Louisiana and is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended. WNB is a national banking association duly organized and validly existing and in good standing under the laws of the United States of America. Each of Whitney and WNB has all requisite corporate power and authority to own and lease its property and to carry on its business as it is currently being conducted and to execute and deliver this Agreement and the Bank Merger Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby, and is qualified and in good standing as a foreign corporation in all jurisdictions in which the failure to so qualify would have a material adverse effect on the financial condition, results of operations or business of Whitney's consolidated group, taken as a whole.

      4.02. CAPITAL STOCK

      As of the date of this Agreement, the authorized capital stock of Whitney consists of 100,000,000 shares of Whitney Common Stock. As of June 30, 2005, 63,222,349 shares of Whitney Common Stock were issued and outstanding and 241,700 shares were held in its treasury. All issued and outstanding shares of capital stock of Whitney and WNB have been duly authorized and are validly issued, fully paid and (except as provided in 12 U.S.C. Section 55) nonassessable. The outstanding capital stock of Whitney and WNB has been issued in compliance with all legal requirements and any preemptive or similar rights. Whitney owns all of the issued and outstanding shares of capital stock of WNB free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances.

      4.03. CORPORATE AUTHORIZATION; NO CONFLICTS

      Subject to approval of the Bank Merger Agreement by WNB's Board of Directors and by Whitney as the sole shareholder of WNB, all corporate acts and other proceedings required of Whitney and WNB for the due and valid authorization, execution, delivery and performance of this Agreement and the Bank Merger Agreement and consummation of the Mergers have been validly and appropriately taken. Subject to such regulatory approvals as are required by law, this Agreement and the Bank Merger Agreement are legal, valid and binding obligations of Whitney and WNB as the case may be, and are enforceable against them in accordance with the respective terms of such agreements, except that enforcement may be limited by (i) bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, and other laws now or hereafter in effect relating to or affecting the enforcement of creditors' rights generally or the rights of creditors of insured depository institutions, (ii) general equitable principles and (iii) laws relating to the safety and soundness of insured depository institutions, and except that no representation is made as to the effect or availability of equitable remedies or injunctive relief (regardless of whether such enforceability is considered in a proceeding in equity or at law). With respect to each of Whitney and WNB, neither the execution, delivery or performance of this Agreement or the Bank Merger Agreement, nor the consummation of the transactions contemplated hereby or thereby will (i) violate, conflict with, or result in a breach of any provision of, (ii) constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, (iii) result in the termination of or accelerate the performance required by, or (iv) result in the creation of any lien, security interest, charge or encumbrance upon any of its properties or assets under, any of the terms, conditions or provisions of its articles of incorporation or association or its by-laws (or comparable documents) or any material note, bond, mortgage, indenture, deed of trust, lease, license, agreement or other material instrument or obligation to or by which it or any of its assets is bound; or violate any order, writ, injunction, decree, statute, rule or regulation of any governmental body applicable to it or any of its assets.

      4.04. WHITNEY FINANCIAL STATEMENTS; REPORTS AND PROXY STATEMENTS

      (a) Whitney has filed with the SEC true and complete copies of the (i) consolidated balance sheets as of December 31, 2004 and December 31, 2003 of Whitney and its subsidiaries, the related consolidated statements of income, changes in shareholders' equity and cash flows for the respective years then ended, the related notes thereto, and the report of its independent public accountants with respect thereto, as presented in Whitney's Annual Report on Form 10-K for the fiscal year ended December 31, 2004 filed with the SEC (collectively, the "Whitney Financial Statements"); and (ii) the unaudited consolidated balance sheet as of March 31, 2005 of Whitney and its subsidiaries and the related unaudited statements of income and cash flows for the three-month periods ended March 31, 2005 and March 31, 2004, as presented in Whitney's quarterly report on Form 10-Q filed with the SEC (the "Whitney Interim Financial Statements").

      (b) The Whitney Financial Statements and the Whitney Interim Financial Statements have been prepared in conformity with GAAP applied on a basis consistent with prior periods, and present fairly, in conformity with GAAP, the consolidated results of operations of Whitney and its subsidiaries for the respective periods covered thereby and the consolidated financial condition of Whitney and its subsidiaries as of the respective dates thereof. All call and other regulatory reports have been filed on the appropriate form and prepared in all material respects in accordance with such forms' instructions and the applicable rules and regulations of the regulating federal agency. As of the date of the latest balance sheet forming part of the Whitney Interim Financial Statements (the "Whitney Latest Balance Sheet"), none of Whitney and its subsidiaries has had, nor are any of such members' assets subject to, any material liability, commitment, indebtedness or obligation (of any kind whatsoever, whether absolute, accrued, contingent, matured or unmatured) that is not reflected and adequately provided for in accordance with GAAP.

      4.05. LEGALITY OF WHITNEY SECURITIES

      All shares of Whitney Common Stock to be issued pursuant to the Company Merger have been duly authorized and, when issued pursuant to this Agreement, will be validly and legally issued, fully paid and nonassessable, and will be, at the time of their delivery, free and clear of all liens, charges, security interests, mortgages, pledges and other encumbrances and any preemptive or similar rights.

      4.06. SEC REPORTS

      Whitney has filed with the SEC pursuant to the Exchange Act the following Whitney reports : (a) annual reports on Form 10-K for the years ended December 31, 2004 and 2003; (b) quarterly reports on Form 10-Q for the quarter ended March 31, 2005; and (c) proxy statements for the years 2005 and 2004. As of their respective dates, no such report or communication contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Whitney has timely filed all reports and other documents required to be filed by it with the SEC, the FDIC, the OCC, the Federal Reserve Board, or any other banking regulatory agency.

      4.07. ABSENCE OF CERTAIN CHANGES OR EVENTS.

      Since the date of Whitney's quarterly report on Form 10-Q for the quarter ended March 31, 2005, there has been no event or condition of any character (whether actual or threatened) that has had, or can reasonably be anticipated to have, a Material Adverse Effect on Whitney and WNB, taken as a whole.

      4.08. LEGAL MATTERS

      (a) There are no material actions, suits, proceedings, arbitrations or investigations pending or, to Whitney's knowledge threatened, against any member of Whitney's consolidated group that would be required to be disclosed in a Form 10-K or Form 10-Q pursuant to Item 103 of Regulation S-K of the SEC's Rules and Regulations that are not so disclosed.

      (b) There are no material uncured violations, or violations with respect to which material refunds or restitution may be required, cited in any compliance report to any member of Whitney's consolidated group as a result of examination by any bank or bank holding company regulatory authority.

      (c) No member of Whitney's consolidated group is subject to any written agreement, memorandum or order or decree with or by any bank or bank holding company regulatory authority, nor has any member of Whitney's consolidated group been advised by any regulatory agency that it is considering issuing or requesting any such written agreement, memorandum, letter, order or decree.

      4.09. COMMUNITY REINVESTMENT ACT

      WNB has complied in all material respects with the provisions of the CRA and the rules and regulations thereunder, has a CRA rating of not less than "satisfactory," and has received no material criticism from regulators with respect to discriminatory lending practices, and has no knowledge of any conditions or circumstances that are likely to result in CRA ratings of less than "satisfactory" or material criticism from regulators with respect to discriminatory lending practices.

      4.10. ACCURACY OF STATEMENTS

      No warranty or representation made or to be made by any member of Whitney's consolidated group in this Agreement or in any document furnished or to be furnished by any member of Whitney's consolidated group pursuant to this Agreement contains or will contain, as of the date of this Agreement, the effective date of the Registration Statement and the Closing Date, an untrue statement of a material fact or an omission of a material fact necessary to make the statements contained herein and therein, in light of the circumstances in which they are made, not misleading.

SECTION 5. COVENANTS AND CONDUCT OF PARTIES PRIOR TO THE EFFECTIVE DATE

      The parties further covenant and agree as follows:

      5.01. INVESTIGATIONS; PLANNING

      Each member of Holding's consolidated group shall provide to Whitney and WNB and to their authorized representatives full access during all reasonable times to its employees, premises, properties,

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

books and records (including, without limitation, all corporate minutes and stock transfer records), and to furnish Whitney and WNB and such representatives with such financial and operating data and other information of any kind respecting its business and properties as Whitney and WNB shall from time to time reasonably request. Any investigation shall be conducted in a manner that does not unreasonably interfere with the operation of the business of Holding's consolidated group. Each member of Holding's consolidated group agrees to cooperate, and to cause its employees to cooperate, with Whitney and WNB in connection with planning for the efficient and orderly combination of the parties and the operation of Whitney and WNB (and, if applicable, the Bank) after consummation of the Mergers. In the event of termination of this Agreement prior to the Effective Date, each party shall, except to any extent necessary to assert any rights under this Agreement or the Bank Merger Agreement, return, without retaining copies thereof, or destroy (and certify to same under penalty of perjury) all confidential or nonpublic documents, work papers and other materials obtained from the other party in connection with the transactions contemplated hereby and shall keep such information confidential, not disclose such information to any other person or entity except as may be required by legal process, and not use such information in connection with its business (in each case the party providing the information is referred to as the "Providing Party" and the party receiving such information is referred to as the "Receiving Party"); provided, that such confidential information does not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by the Receiving Party or its representatives, (ii) was available to the Receiving Party on a nonconfidential basis prior to its disclosure by the Providing Party to the Receiving Party or its representatives, or (iii) becomes available to the Receiving Party on a nonconfidential basis from a source other than the Providing Party or its representatives, provided further that such source is not known by the Receiving Party to be bound, by, nor to the Receiving Party's knowledge does such disclosure breach, directly or indirectly, a confidentiality agreement with the Providing Party or its representatives. Immediately following the Effective Time, that certain Confidentiality Agreement, dated June 14, 2005, entered into between Whitney and Hovde, on behalf of Holding and the Bank (the "Confidentiality Agreement"), shall terminate and be of no further force and effect. Furthermore, at the Effective Time, Holding and the Bank will, and will cause Hovde to transfer, assign and deliver each of the confidentiality agreements entered into by Holding, the Bank and/or Hovde on behalf of Holding and Bank in connection with a potential Acquisition Transaction (as defined in Section 7.01(e)). Whitney and WNB shall continue to provide Holding's executive officers with access to Whitney's and WNB's respective executive officers, during normal business hours and upon reasonable notice, to discuss the business and affairs of Whitney and WNB to the extent customary in transactions of the nature contemplated by this Agreement.

      5.02. DELIVERY OF SCHEDULES OF EXCEPTIONS; DUE DILIGENCE

      Whitney and Holding stipulate that they have entered into this Agreement concurrently with Holding's delivery of its consolidated group's schedule of exceptions to this Agreement (the "Schedule of Exceptions"), but prior to Whitney's completion of Whitney's customary due diligence investigation of Holding and the Bank. Whitney's due diligence review (which shall include, but not be limited to, a review and verification of the Schedules of Exception, the Holding SEC Reports, the Confidential Information Memorandum regarding Holding and the Bank provided to Whitney by Hovde, and all due diligence materials of Holding and the Bank) shall be concluded during the period commencing on the date of this Agreement and ending 29 calendar days from the date hereof (the "Review Period"). At or prior to expiration of the Review Period, Whitney shall elect, by written notice to Holding, to either (a) proceed to the Closing (subject to the satisfaction or waiver of all other conditions to Closing) and indicate its acceptance of the Schedule of Exceptions by initialing the Schedules on behalf of Whitney and WNB, at which time the Schedules shall be appended hereto and form a part hereof for all purposes or (b) terminate the Agreement (without liability to Holding or the Bank) if, in its sole and absolute discretion, Whitney is not satisfied with the results of such due diligence review. Absent timely delivery of written notice electing to terminate this Agreement, Whitney shall be deemed to have elected to proceed to the Closing, subject to all other terms and conditions of this Agreement.

      5.03. COOPERATION AND COMMERCIALLY REASONABLE EFFORTS

      Each of the parties hereto will cooperate with the other parties and use all commercially reasonable efforts to (a) procure all necessary consents and approvals of third parties, (b) complete all necessary filings, registrations, applications, schedules and certificates, (c) satisfy all requirements prescribed by law for, and all conditions set forth in this Agreement to, the consummation of the Mergers and the transactions contemplated hereby and by the Bank Merger Agreement, and (d) effect the transactions contemplated by this Agreement and the Bank Merger Agreement at the earliest practicable date subject to the proviso contained in Section 1.02 hereof. Holding and the Bank shall provide Whitney and WNB full and complete access to all their third party vendors and shall consult Whitney and WNB prior to negotiating new third party vendor agreements or amendments to or modifications of existing third party agreements.

      5.04. INFORMATION FOR, AND PREPARATION OF, REGISTRATION STATEMENT AND PROXY STATEMENT

      Each of the parties hereto will cooperate in the preparation of the Registration Statement referred to in Section 5.15 and a proxy statement of Holding (the "Proxy Statement") that complies with the requirements of the Securities Act, the Exchange Act, the rules and regulations promulgated thereunder and other applicable federal and state laws, for the purpose of submitting this Agreement and the transactions contemplated hereby to Holding's shareholders for approval. Each of the parties will as promptly as practicable after the date hereof furnish all such data and information relating to it and its subsidiaries as any of the other parties may reasonably request for the purpose of including such data and information in the Registration Statement and the Proxy Statement. None of the information to be supplied by Holding for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading, (ii) the Proxy Statement will, at the date it is first mailed to Holding's shareholders and at the time of the Holding shareholders' meeting (except to the extent amended or supplemented by a subsequent communication), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading or (iii) any other document filed with any other regulatory agency in connection herewith will, at the time such document is filed, fail to comply as to form in all material respects with the provisions of applicable law. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation or warranty is made by Holding with respect to statements made or incorporated by reference therein based on information supplied by Whitney or WNB for inclusion or incorporation by reference in the Proxy Statement.

      5.05. APPROVAL OF BANK MERGER AGREEMENT

      Whitney, as the sole shareholder of WNB, shall take all action necessary to effect shareholder approval of the Bank Merger Agreement, subject to its right to delay consummation of the Bank Merger in accordance with Section 1.02.

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

      5.06. PRESS RELEASES; SHAREHOLDER COMMUNICATIONS

      Whitney and Holding will cooperate with each other in the preparation of any press releases, other public statement or shareholder communication announcing the execution of this Agreement, the termination of this Agreement (if terminated) or the transactions contemplated hereby. Without the prior written consent of the chief executive officer of the other party, no member of Holding's consolidated group or Whitney's consolidated group will issue any press release or other written statement for general circulation, or any other public statement or shareholder communication relating to the execution or termination of this Agreement or the transactions contemplated hereby, except as may otherwise be required by law in the reasonable judgment of the disclosing party and, if practical, prior notice of such release is provided to the other parties.

      5.07. PRESERVATION OF BUSINESS

      Each member of Holding's consolidated group will use its best efforts to preserve the possession and control of all of its assets other than those consumed or disposed of for value in the ordinary course of business, to preserve the goodwill of customers and others having business relations with it and to do nothing knowingly to impair its ability to keep and preserve its business as it exists on the date of this Agreement.

      5.08. CONDUCT OF BUSINESS IN THE ORDINARY COURSE

      Each member of Holding's consolidated group shall conduct its business only in the ordinary course consistent with past practices, and shall not, without the prior written consent of the chief executive officer of Whitney or his duly authorized designee:

      (a) except as set forth in proviso to this Section 5.08(a), declare, set aside, increase or pay any dividend, or declare or make any distribution on, or directly or indirectly combine, redeem, reclassify, purchase, or otherwise acquire, any shares of its capital stock or authorize the creation or issuance of or issue any additional shares of its capital stock or any securities or obligations convertible into or exchangeable for its capital stock, other than in connection with the issuance of shares of Holding Common Stock pursuant to the exercise of Holding Stock Options outstanding as of the date of this Agreement; provided, that solely in the event that all conditions set forth in subparagraphs (a), (b), (c) and (d) of Section 6.01 and Section 6.02 hereof (except for conditions that are intended to be satisfied on the Closing Date) have been satisfied prior to March 15, 2006 but the Closing does not occur in March 2006 solely as a result of the requirements set forth in the first sentence of Section 1.02, Holding shall be permitted to declare and pay a cash dividend to the shareholders of record of Holding as of March 31, 2006 in an amount equal to $0.1625 per share of Holding Common Stock outstanding on such record date.

      (b) amend its articles of incorporation or association or by-laws or adopt or amend any resolution or agreement concerning indemnification of its directors or officers;

      (c) enter into or modify any agreement so as to require the payment, conditionally or otherwise, of any salary, bonus, additional employee benefits, extra compensation (including payments for unused vacation or sick time), pension or severance payment to any of its present or former directors, officers or employees except such agreements as are terminable at will without any penalty or other payment by it, or increase the compensation (including salaries, fees, bonuses, profit sharing, incentive, pension, retirement or other similar benefits and payments) of any such person in any manner inconsistent with its past practices;

      (d) except in the ordinary course of business consistent with past practices, place or suffer to exist on any of its assets or properties any mortgage, pledge, lien, charge or other encumbrance, except those of the character described in clauses (i) through (iv) of subsection 3.09(a) hereof, terminate or allow to be terminated any of the policies of insurance it maintains on its business or property, cancel any material indebtedness owing to it or any claims that it may have possessed, or waive any right of substantial value or discharge or satisfy any material noncurrent liability;

      (e) acquire another business or merge or consolidate with another entity, or sell or otherwise dispose of a material part of its assets or, except in the ordinary course of business consistent with past practices;

      (f) commit any act that is intended or reasonably may be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or in any of the conditions to the Mergers set forth in Section 6 not being satisfied, or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

      (g) commit or fail to take any act which act or omission is intended or reasonably may be expected to result in a material breach or violation of any applicable law, statute, rule, governmental regulation or order;

      (h) fail to maintain its books, accounts and records in the usual manner on a basis consistent with that heretofore employed;

      (i) fail to pay, or to make adequate provision in all material respects for the payment of, all taxes, interest payments and penalties due and payable (for all periods up to the Effective Date, including that portion of its fiscal year to and including the Effective Date) to any city, county, state, the United States or any other taxing authority, except those being contested in good faith by appropriate proceedings and for which sufficient reserves have been established;

      (j) dispose of investment securities in amounts or in a manner inconsistent with past practices; or make investments in noninvestment grade securities or that are inconsistent with past investment practices;

      (k) enter into any new line of banking or nonbanking business in which it is not actively engaged as of the date of this Agreement;

      (l) (i) charge off (except as may otherwise be required by law or by regulatory authorities or by GAAP consistently applied) or sell (except in the ordinary course of business consistent with past practices) any of its portfolio of loans, discounts or financing leases, or (ii) sell any asset held as other real estate or other foreclosed assets for an amount materially less than 100% of its book value;

      (m) make any extension of credit that, when added to all other extensions of credit to a borrower and its affiliates, would exceed any member of Holding's consolidated group's applicable regulatory lending limits;

      (n) make any material change to its accounting methods, principles, practices, policies or procedures, except as required by GAAP or the FDIC;

      (o) take or cause to be taken any action that would disqualify the Mergers as a "reorganization" within the meaning of Section 368(a) of the Code; or

      (p) agree or commit to do any of the foregoing.

      5.09. ADDITIONAL INFORMATION.

      Holding will provide Whitney with prompt written notice of any material adverse change in the financial condition, results of operations, business or prospects of any member of Holding's consolidated group, or any material action taken or proposed to be taken by any regulatory agency with respect to Holding or a member of its consolidated group. Holding will provide Whitney and Whitney will provide Holding with (a) prompt written notice of any breach by any member of such party's consolidated group of any of its warranties, representations or covenants in this Agreement, (b) any fact, event or circumstance that would, in the reasonable judgment of Holding, adversely affect or interfere with the transactions contemplated by this Agreement or would cause a warranty, representation or covenant of Holding or the Bank to be breached as of the Closing Date, (c) as soon as they become available, as to Holding and the Bank, true and complete copies of any examination reports, financial statements, reports and other documents of the type referred to in Section 3.04, and quarterly unaudited consolidated balance sheets of Holding and its subsidiaries, and the related unaudited statements of income, shareholders' equity and cash flows for the periods then ended, with respect to Holding and its subsidiaries; and, as to Whitney, true and complete copies of financial statements, reports and other documents of the type referred to in Sections 4.04 and 4.06, with respect to Whitney and its subsidiaries, and (d) promptly upon its dissemination, any report disseminated to their respective shareholders. Following the date hereof, Holding and the Bank will provide, within 10 calendar days of each month's end, reports and financial data on a monthly basis to Whitney and WNB. Such reports and financial data will provide a detailed listing of all loans, discounts, and financing leases, along with the investment portfolios of each member of Holding's consolidated group as of each month end. The reports and financial data will include analysis, with respect to each loan, note or borrowing, including any loan guaranty, addressing (i) delinquencies by more than 30 days in the payment of principal or interest, (ii) any material defaults for more than 30 days, (iii) all classifications of "substandard," "doubtful," "loss," "other assets especially mentioned," or any comparable classification by any of member of Holding's consolidated group or the FDIC, the Federal Reserve Board, or the OCC, (iv) any obligation of any director, officer, or 10% shareholder of any member of Holding's consolidated group that is subject to Regulation O of the Federal Reserve Board, or any person, corporation, or enterprise controlling, controlled by or under common control with any of the foregoing, or (v) any loans, notes, borrowings, including loan guaranties, made in violation of any law, regulation, or rule of any governmental authority, other than those that are immaterial in amount.

      5.10. HOLDING SHAREHOLDER APPROVAL

      Holding's Board of Directors shall submit this Agreement to its shareholders for approval in accordance with the applicable law, together with its recommendation that such approval be given, at a special meeting of the shareholders of Holding duly called and convened for that purpose after the effective date of the Registration Statement to be held on a date mutually acceptable to Whitney and

Holding. Holding, as the sole shareholder of the Bank, shall take all action to effect shareholder approval of the Bank Merger Agreement. The foregoing obligations of Holding and its Board of Directors specified in this Section 5.10 are subject to the proviso in the second to last sentence of Section 5.13.

      5.11. AFFILIATE AGREEMENTS; SHAREHOLDER'S COMMITMENT.

      (a) Holding shall obtain and deliver to Whitney, no later than the Holding shareholders' meeting, from each person who is a director or executive officer of Holding who is eligible to receive shares of Whitney Common Stock by virtue of the Company Merger written agreements, in the forms attached as Exhibit 5.11(a) hereto, to the effect that such person (i) has not disposed of any Holding Common Stock, (ii) will not dispose of any Holding Common Stock, and
(iii) will not dispose of any Whitney Common Stock received pursuant to the Company Merger in violation of Rule 145 of the Securities Act or the rules and regulations of the SEC thereunder or in a manner that would disqualify the transactions contemplated hereby tax-free reorganization treatment (the "Affiliate Agreement").

      (b) Holding shall use all commercially reasonable efforts to obtain and deliver to Whitney, a written agreement in the form attached as Exhibit 5.11(b) hereto from each person who is not a director or executive officer of Holding or the Bank and who is a 5% or greater beneficial owner of securities of Holding who is eligible to receive shares of Whitney Common Stock by virtue of the Company Merger to the effect that such person (i) has not disposed of any Holding Common Stock, (ii) will not dispose of any Holding Common Stock, and
(iii) will not dispose of any Whitney Common Stock received pursuant to the Company Merger in violation of Rule 145 of the Securities Act or the rules and regulations of the SEC thereunder or in a manner that would disqualify the transactions contemplated hereby from receiving tax-free reorganization treatment (the "Shareholder's Commitment").

      5.12. LOAN POLICY

      From the date hereof through the Effective Time, neither Holding nor the Bank will make any loans, or enter into any commitments to make loans, which vary other than in immaterial respects from its written loan policies, a true and correct copy of which loan policies has been provided to Whitney, provided that this covenant shall not prohibit the Bank from extending or renewing credit or loans in the ordinary course of business consistent with past lending practices or in connection with the workout or renegotiation of loans currently in its loan portfolio. Concurrent with the execution of this Agreement, Holding shall provide Whitney a calendar of any board or committee meetings of the Bank at which the board or any committee will vote on proposed new or renewal loans or investments. Holding and the Bank will allow a representative of WNB to be present at all such meetings for informational purposes only and such WNB representative shall not take part in discussions or voting on any matters presented at such meetings.

      5.13. NO SOLICITATIONS

      Prior to the Effective Time or until the termination of this Agreement, no member of Holding's consolidated group shall, without the prior approval of
Whitney: (a) directly or indirectly, solicit or initiate inquiries or proposals with respect to any Acquisition Transaction, or (b) except to the extent determined by the Board of Directors of Holding in good faith, after consultation with its financial advisors and its legal counsel, to be required to discharge properly the directors' fiduciary duties to Holding's consolidated group and its shareholders, (i) furnish any information relating to, or participate in any negotiations or discussions concerning, any Acquisition Transaction or any other acquisition or purchase of all or a substantial portion of its assets, or of a substantial equity interest in it, (ii) withdraw its recommendation to the shareholders of Holding of the Company Merger, or (iii) make a recommendation of any other Acquisition Transaction, or any other business combination with it, other than as contemplated by this Agreement (and in no event will any such information be supplied except pursuant to a confidentiality agreement in form and substance substantially the same as the Confidentiality Agreement). Each member of Holding's consolidated group shall instruct its officers, directors, agents and affiliates to refrain from doing any of the foregoing, and will notify Whitney immediately if any such inquiries or proposals are received by it, any such information is requested from it, or any such negotiations or discussions are sought to be initiated with it or any of its officers, directors, agents and affiliates; provided, however, that nothing contained herein shall be deemed to prohibit any officer or director of any member of Holding's consolidated group from taking any action that the Board of Directors of such member, as the case may be, determines, in good faith after consultation with outside legal counsel, is required by law or is required to discharge his fiduciary duties to Holding's consolidated group and Holding's shareholders. Holding and the Bank shall immediately cease and cause to be terminated all existing discussions or negotiations with any persons conducted heretofore with respect to any Acquisition Transaction.

      5.14. OPERATING FUNCTIONS

      Each member of Holding's consolidated group agrees to cooperate in the consolidation of appropriate operating functions with Whitney to be effective on the Effective Date, provided that the foregoing shall not be deemed to require any action that, in the opinion of such member's Board of Directors, would adversely affect its operations if the Mergers were not consummated.

      5.15. WHITNEY REGISTRATION STATEMENT

      (a) Whitney will promptly prepare and file on Form S-4 a registration statement (the "Registration Statement") under the Securities Act (which will include the Proxy Statement) complying with all the requirements of the Securities Act (and the rules and regulations thereunder) applicable thereto, for the purpose, among other things, of registering the Whitney Common Stock that will be issued to the holders of Holding Common Stock pursuant to the Company Merger; provided, however, that Whitney shall not be required to file the Registration Statement until Whitney determines that any offerings of Whitney Common Stock being made by Whitney pursuant to Section 4(2) of the Securities Act (as disclosed to Holding on Schedule 5.15(a)) are either completed or terminated. Subject to the foregoing proviso, Whitney shall use commercially reasonable efforts to cause the Registration Statement to become effective as soon as practicable, to qualify the Whitney Common Stock under the securities or blue sky laws of such jurisdictions as may be required and to keep the Registration Statement and such qualifications current and in effect for so long as is necessary to consummate the transactions contemplated hereby. As a result of the registration of the Whitney Common Stock pursuant to the Registration Statement, such stock shall be freely tradeable by the shareholders of Holding except to the extent that the transfer of any shares of Whitney Common Stock received by shareholders of Holding is subject to the provisions of Rule 145 under the Securities Act or restricted under applicable tax rules. Holding and its counsel shall have reasonable opportunity to review and comment on the Registration Statement being filed with the SEC and any responses filed with the SEC regarding the Registration Statement.

      (b) Whitney will indemnify and hold harmless each member of Holding's consolidated group and each of their respective directors, officers and other persons, if any, who control Holding within meaning of the Securities Act from and against any losses, claims, damages, liabilities or judgments, joint or several, to which they or any of them may become subject, insofar as such losses, claims, damages, liabilities, or judgments (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in the Registration Statement, or in any amendment or supplement thereto, or in any state application for qualification, permit, exemption or registration as a broker/dealer, or in any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse each such person for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such action or claim; provided, however, that Whitney shall not be liable, in any such case, to the extent that any such loss, claim, damage, liability, or judgment (or action in respect thereof) arises out of or is based upon any untrue statement or alleged untrue statement or omission or alleged omission made in the Registration Statement, or any such amendment or supplement thereto, or in any such state application, or in any amendment or supplement thereto, in reliance upon and in conformity with information furnished to Whitney by or on behalf of any member of Holding's consolidated group or any officer, director or affiliate of any such member for use therein.

      (c) Promptly after receipt by an indemnified party under subparagraph (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against Whitney under such subparagraph, notify Whitney in writing of the commencement thereof. In case any such action shall be brought against any indemnified party and it shall notify Whitney of the commencement thereof, Whitney shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from Whitney to such indemnified party of its election so to assume the defense thereof, Whitney shall not be liable to such indemnified party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such indemnified party; provided, however, if Whitney elects not to assume such defense or if counsel for the indemnified party advises Whitney in writing that there are material substantive issues that raise conflicts of interest between Whitney or Holding and the indemnified party, such indemnified party may retain counsel satisfactory to it and Whitney shall pay all reasonable fees and expenses of such counsel for the indemnified party promptly as statements therefor are received. Notwithstanding the foregoing, Whitney shall not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by Whitney in respect of such claim unless in the reasonable judgment of any such indemnified party a conflict of interest exists between such indemnified party and any other of such indemnified parties in respect to such claims.

      (d) The provisions of subsection 5.15(b) and (c) are intended for the benefit of, and shall be enforceable by, the parties entitled to indemnification thereunder and each such party's heirs, representatives or successors.

      5.16. APPLICATION TO REGULATORY AUTHORITIES

      Whitney shall prepare and, on or before October 24, 2005, file all regulatory applications and filings that are required to be made with respect to the Mergers, subject to its right to delay consummation of the Bank Merger in accordance with Section 1.02; provided, however, that if Whitney is unable to prepare and file such applications and filings in a prompt manner due to the failure of either Holding or the Bank to timely provide Whitney any information necessary to complete such applications and filings, or for any other reason outside of Whitney's control, then Whitney's failure to comply with the provisions of this Section 5.16 shall not be deemed a breach of the Agreement. Whitney shall provide Holding copies of all such regulatory applications and filings at the time of filing with the appropriate regulatory agency.

      5.17. REVENUE RULING

      Whitney may elect to prepare (and in that event Holding shall cooperate in the preparation of) a request for a ruling from the Internal Revenue Service with respect to certain tax matters in connection with the transactions contemplated by this Agreement and the Bank Merger Agreement.

      5.18. BOND FOR LOST CERTIFICATES

      Upon receipt of notice from any of its shareholders that a Holding Certificate has been lost or destroyed, and prior to issuing a new certificate, Holding shall require such shareholder to post a bond in such amount as is sufficient to support the shareholder's agreement to indemnify Holding against any claim made by the owner of such Holding Certificate, unless Whitney agrees to the waiver of such bond requirement.

      5.19. WITHHOLDING

      Whitney shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Holding Common Stock after the Effective Time such amounts as Whitney may be required by law to deduct and withhold therefrom. All such deductions and withholdings shall be deemed for all purposes of this Agreement to have been paid to the person with respect to whom such deduction and withholding was made.

      5.20. APPRAISAL RIGHTS

      Holding shall give Whitney (i) prompt written notice of, and a copy of, any instrument received by Holding with respect to the assertion or perfection of appraisal rights, and (ii) the opportunity to participate in any and all negotiations and proceedings with respect to appraisal rights, should Whitney desire to do so.

      5.21. NASDAQ STOCK MARKET

      Whitney shall cause the shares of Whitney Common Stock to be issued in the Company Merger to be duly authorized, validly issued, fully paid and nonassessable, free of any preemptive or similar right and to be approved for quotation in the National Market System of the Nasdaq Stock Market, Inc. ("Nasdaq") prior to or at the Effective Time.

      5.22. CONTINUING INDEMNITY; INSURANCE

      Whitney covenants and agrees that:

      (a) all rights to indemnification (including, without limitation, rights to mandatory advancement of expenses) and all limitations of liability existing in favor of indemnified parties under Holding's Articles of Incorporation and Bylaws and in the Articles of Incorporation and Bylaws of the Bank (as the case may be) as in effect as of the date of this Agreement with respect to matters occurring prior to or at the Effective Time (an "Indemnified Party") shall survive the Company Merger and shall continue in full force and effect, without any amendment thereto, for a period concurrent with the applicable statute of limitations; provided, however, that all rights to indemnification in respect of any claim asserted or made as to which Whitney is notified in writing within such period shall continue until the final disposition of such claim. Without limiting the foregoing, in any case in which approval is required to effectuate any indemnification, the determination of any such approval shall be made, at the election of the Indemnified Party, by independent counsel mutually agreed upon between Whitney and the Indemnified Party.

      (b) Promptly after receipt by an Indemnified Party of notice of the commencement of any action, such Indemnified Party shall, if a claim in respect thereof is to be made against Whitney under such subparagraph, notify Whitney in writing of the commencement thereof. In case any such action shall be brought against any Indemnified Party, Whitney shall be entitled to participate therein and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such Indemnified Party, and, after notice from Whitney to such Indemnified Party of its election so to assume the defense thereof, Whitney shall not be liable to such Indemnified Party under such subparagraph for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party; provided, however, if Whitney elects not to assume such defense or if counsel for the Indemnified Party advises Whitney in writing that there are material substantive issues that raise conflicts of interest between Whitney or Holding and the Indemnified Party, such Indemnified Party may retain counsel satisfactory to it, and Whitney shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received. Notwithstanding the foregoing, Whitney shall not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties in respect of such claim unless in the reasonable judgment of an Indemnified Party a conflict of interest exists between an Indemnified Party and any other Indemnified Parties in respect to such claims.

      (c) Whitney shall cause the persons serving as officers or directors of Holding or the Bank, immediately prior to the Effective Time to be covered for a period of three years from the Effective Time by the directors' and officers' liability insurance policy maintained by Holding and the Bank with respect to acts or omissions occurring prior to or at the respective effective times that were committed by such officers and directors in their capacity as such; provided that the aggregate premium to be paid by Holding and the Bank for such insurance shall not exceed 150% of the most current annual premium paid by Holding and the Bank, for its directors and officers liability insurance, without Whitney's prior approval.

      (d) If Whitney or any of its successors or assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of Whitney shall assume the obligations set forth in this Section 5.22.

      (e) The provisions of this Section 5.22 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

      5.23. EMPLOYEES AND CERTAIN OTHER MATTERS

      (a) All employees of Holding and the Bank shall become or remain employees of the Bank upon consummation of the Company Merger, and upon consummation of the Bank Merger all employees of the Bank at the effective time of the Bank Merger shall become employees of WNB. Whitney, the Bank and WNB reserve the right to terminate any such employee, and to modify the job duties, compensation and authority of such employee, subject to payment of any severance pay or other termination benefits due under terms of employment contracts with Holding or the Bank set forth on Schedule 5.23(a) of the Schedule of Exceptions. At the Effective Time, all such employees shall be eligible for such employee benefits as are generally available to employees of WNB having like tenure, officer status and compensation levels (including without limitation benefits under WNB's Severance Pay Policy as detailed in WNB Human Resource Policies and Procedures No. 4.03) except (i) all executive and senior level management bonuses, stock options, restricted stock and similar benefits shall be at the discretion of Whitney's Compensation and Human Resources Committee and (ii) all such employees shall be given full credit for all prior service (including, but not limited to, credit towards satisfaction of any waiting periods under Whitney's or WNB's health and welfare plans) as employees of Holding or the Bank; provided, however, that all such employees shall be treated as newly hired WNB employees for purposes of benefit accrual under Whitney's or WNB's defined benefit pension plan and post-retirement medical plan but shall receive full credit for all prior service as employees of Holding or the Bank for purposes of vesting. Prior to the Effective Time, the Board of Directors of Holding shall adopt resolutions approving the termination of its existing defined benefit Pension Plan (the "Holding Defined Benefit Plan") and freezing the Holding Defined Benefit Plan as of December 31, 2005. After the Holding Defined Benefit Plan is terminated, Whitney shall cause the benefits accrued thereunder to be distributed to the participants in such plan pursuant to applicable law. Whitney or WNB may apply any pre-existing condition exclusion under its health plan(s) for which any employees of Holding, the Bank become eligible to participate, but only to the extent such exclusion does not exceed in duration the corresponding provision under the health plan maintained by Holding or the Bank, as applicable, under which such employees were covered as of the Effective Date and applying periods of creditable coverage under the Bank's group health plan against such pre-existing exclusions or similar waiting periods. Whitney and WNB, through its medical and dental plan underwriters, shall use their respective commercially reasonable efforts to provide employees and enrolled dependents credit for all eligible expenses incurred within the calendar year under plans maintained by Holding or the Bank for purposes of satisfying annual deductibles and out-of-pocket maximums under Whitney's plans. Employees of Holding and the Bank are solely responsible for supplying satisfactory proof of previously incurred expenses to Whitney's and WNB's plan underwriters.

      (b) (1) Holding or the Bank shall make a cash contribution to the Holding Defined Benefit Plan, no later than the earlier of (i) the business day before the Effective Time or (ii) the actual filing date of Holding's tax return for fiscal year 2005, in an amount equal to the maximum amount that can be deducted by Holding or the Bank on their consolidated federal income tax return for the fiscal year ending December 31, 2005 under Section 404 of the Code, (i) taking into account all previous contributions made for such year and all prior years, and (ii) using the same actuarial funding methods used to determine the minimum contribution to the Holding Defined Benefit Plan under Section 412 of the Code for the most recent plan year for which a form 5500 has been filed as of the date of this Agreement, and (iii) using, to the extent permitted by law, actuarial assumptions that are the same as, or determined consistently with, the actuarial assumptions used to determine the minimum contribution to the Holding Defined Benefit Plan under Section 412 of the Code for the most recent plan year for which a form 5500 has been filed as of the date of this Agreement.

            (2)As soon as practicable after January 1, 2006, but no later than January 31, 2006, Holding or the Bank shall obtain from the enrolled actuary for the Plan (the "Actuary") an estimate of the "current liability" (as defined in Section 302(d)(7) of ERISA as in effect on January 1, 2006) ("Current Liability") of the Plan as of January 1, 2006. Such estimated Current Liability shall be made using the most recent employee census data available to the Actuary, provided that if it is not practical for the Actuary to use employee census data as of January 1, 2006, the Actuary may use census data as of January 1, 2005 and roll forward the estimate of liabilities using reasonable methods consistent with such estimates made in accordance with Statement Number 87 of the Financial Accounting Standards Board. Such estimated Current Liability shall use actuarial methods and assumptions that are consistent with the methods and assumptions used in the actuarial valuation of Holding Defined Benefit Plan as of January 1, 2005 for purposes of the funding standard account under Section 412 of the Code except to the extent that different interest rate assumptions are required by law and to the extent that different assumptions or methods may be required due to changes in law or regulation or because the assumptions or methods previously used are no longer reasonable. If the estimated Current Liability as of January 1, 2006, exceeds the fair market value of the Plan's assets as of December 31, 2005 (after giving effect to the contribution made pursuant to Section 5.23(b)(1)), by more than $500,000, then such amount in excess of $500,000 shall be referred as the "Pension Shortfall Amount."

      5.24. WHITNEY CONDUCT OF BUSINESS

      From the date hereof through the Closing, without the prior written consent of the chief executive officer of Holding or his duly authorized designee, Whitney shall not take or cause to be taken any action that would disqualify the Mergers as a "reorganization" within the meaning of Section 368(a) of the Code.

      5.25. HOLDING STOCK OPTIONS

      Prior to the Effective Time, Holding shall cause each outstanding Holding Stock Option to be exercised in accordance with its terms, or it shall terminate such Holding Stock Options as provided in Section 2.01(i).

SECTION 6. CONDITIONS OF CLOSING

      6.01. CONDITIONS OF ALL PARTIES

      The obligations of each of the parties hereto to consummate the Company Merger are subject to the satisfaction of the following conditions at or prior to the Closing:

      (a) Shareholder Approval. This Agreement and the Company Merger shall have been duly approved by the shareholders of Holding.

      (b) Effective Registration Statement. The Registration Statement shall have become effective prior to the mailing of the Proxy Statement, no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceedings for that purpose shall have been instituted or, to the knowledge of any party, shall be contemplated, and Whitney shall have received all state securities laws permits and authorizations necessary to consummate the transactions contemplated hereby.

      (c) No Restraining Action. No action or proceeding shall have been threatened or instituted before a court or other governmental body to restrain or prohibit the transactions contemplated by this Agreement or the Bank Merger Agreement or to obtain damages or other relief in connection with the execution of such agreements or the consummation of the transactions contemplated hereby or thereby;

and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated by this Agreement or the Bank Merger Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Mergers.

      (d) Statutory Requirements and Regulatory Approval. All statutory requirements for the valid consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement shall have been fulfilled; all appropriate orders, consents and approvals from all regulatory agencies and other governmental authorities whose order, consent or approval is required by law for the consummation of the transactions contemplated by this Agreement and the Bank Merger Agreement shall have been received; and the terms of all requisite orders, consents and approvals shall then permit the effectuation of the Mergers without imposing any material conditions with respect thereto except for any such conditions that are acceptable to Whitney, subject to the proviso contained in Section 1.02.

      (e) Tax Opinion. Whitney and Holding shall have received a written opinion from Alston & Bird LLP in a form reasonably satisfactory to Whitney and Holding (the "Tax Opinion"), dated the date of the Effective Time, substantially to the effect that, (i) the Company Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and (ii) each of Whitney and Holding will be a party to a reorganization within the meaning of Section 368(b) of the Code. In rendering such Tax Opinion, such counsel shall be entitled to rely upon representations of officers of Holding and Whitney reasonably satisfactory in form and substance to such counsel.

      6.02. ADDITIONAL CONDITIONS OF WHITNEY

      The obligations of Whitney to consummate the Company Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

      (a) Representations, Warranties and Covenants. The accuracy of the representations and warranties of Holding and the Bank contained in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date, except to the extent they are confined to a specific date or to the extent changes are permitted by the terms of this Agreement. There shall not exist inaccuracies in the representations and warranties of Holding and the Bank contained in this Agreement such that the aggregate effect of such inaccuracies would have, or would be reasonably likely to have, a Material Adverse Effect on Holding and the Bank taken as a whole; provided, that for purposes of this sentence only, those representations and warranties that are qualified by reference to materiality or knowledge shall be deemed not to include such qualifications. Each of Holding and the Bank shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Bank Merger Agreement to be performed or complied with by it at or prior to the Closing. In addition, each of Holding and the Bank shall have delivered to Whitney and WNB a certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer (or their functional equivalents) to the foregoing effect.

      (b) No Material Adverse Change. There shall not have occurred any Material Adverse Change from the date of the Holding Latest Balance Sheet to the Closing Date with respect to the Bank or Holding's consolidated group; provided, however, that (i) the incurrence by Holding of reasonable expenses in connection with the Mergers (including fees and expenses of attorneys, accountants or other consultants not to exceed $200,000 in the aggregate and the payment to Hovde of amounts due to it in accordance with the Hovde Agreement (the "Permitted Expenses")) and (ii) the occurrence of an event specifically permitted under Section 5.08 are expressly deemed not to constitute such a Material Adverse Change.

      (c) Employment Agreement Terminations and Restrictive Covenant Agreements.

            (i) Whitney shall have received from Francis I. duPont, III and Glen
W. Fausset executed Employment Agreement Termination and Restrictive Covenant Agreements, in the form attached hereto as Exhibit 6.02(c)(i).

            (ii) Whitney shall have received from Thomas P. Moseley an executed Employment Agreement Termination and Restrictive Covenant Agreement, in the form attached hereto as Exhibit 6.02(c)(ii).

      (d) Affiliate Agreements. Whitney shall have received an Affiliate Agreement (as contemplated by and within the timeframe specified in Section 5.11(a)) from each person who serves as an executive officer or director of Holding.

      (e) Shareholder's Commitment. Whitney shall have received a Shareholder's Commitment in the form specified on Exhibit 5.11(b) hereto (as contemplated by Section 5.11(b)) from each person (other than director and executive officer) who owns 5% or more of Holding Common Stock outstanding; and Whitney shall have received from each such person a written confirmation dated not earlier than five days prior to the Closing Date to the effect that each representation made in such person's Shareholder's Commitment is true and correct as of the date of such confirmation and that such person has complied with all of his or her covenants therein through the date of such confirmation; in each case to the extent necessary to ensure, in the reasonable judgment of Whitney compliance with the tax-free reorganization treatment of the Company Merger and Rule 145 under the Securities Act.

      (f) Exercise of Holding Stock Options. All outstanding Holding Stock Options shall have been exercised or terminated as provided in Section 2.01(i) and Holding's Board of Directors and shareholders shall have taken all action necessary to terminate the Holding Stock Option Plans effective prior to the Effective Time. No Holding Stock Options, whether vested or unvested, shall be outstanding as of the Effective Time. In addition, Whitney shall have received from each holder of a Holding Stock Option that exercises prior to the Effective Time, an option termination agreement as provided in Section 2.01(i)(B).

      (g) Regulatory Action. No adverse regulatory action shall be pending or threatened against any member of Holding's consolidated group, including (without limitation) any proposed amendment to any existing agreement, memorandum, letter, order or decree, formal or informal, between any regulator and any member of Holding's consolidated group, if such action would or could impose any material liability on Whitney or interfere in any material respect with the conduct of the businesses of Whitney's consolidated group following the Mergers.

      (h) Tax Consequences of the Mergers. Whitney shall have received satisfactory assurances from Alston & Bird LLP that the consummation of the Company Merger will not be a taxable event to Whitney or Holding.

      (i) Third Party Consents. Holding shall have obtained the consent or approval of those persons whose consent or approval shall be required in connection with the Mergers under any material contract or material technology contract of Holding or the Bank.

      (j) Accountants' Letters. Whitney shall have received "comfort" letters from Christopher, Smith, Leonard, Bristow & Stanell, P.A. dated, respectively, within three (3) days prior to the date of the Proxy Statement and within three
(3) days prior to the Closing Date, in customary form for transactions of this sort and in substance satisfactory to Whitney.

      6.03. ADDITIONAL CONDITIONS OF HOLDING

      The obligations of Holding to consummate the Company Merger are also subject to the satisfaction of the following additional conditions at or prior to the Closing:

      (a) Representations, Warranties and Covenants. The accuracy of the representations and warranties of Whitney and WNB contained in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date, except to the extent they are confined to a specific date or to the extent changes are permitted by the terms of this Agreement. There shall not exist inaccuracies in the representations and warranties of Whitney and WNB contained in this Agreement such that the aggregate effect of such inaccuracies would have or would be reasonably likely to have, a Material Adverse Effect on Whitney and WNB taken as a whole; provided, that for purposes of this sentence only, those representations and warranties that are qualified by reference to materiality or knowledge shall be deemed not to include such qualifications. Each of Whitney and WNB shall have in all material respects performed all obligations and complied with all covenants required by this Agreement and the Bank Merger Agreement to be performed or complied with by it at or prior to the Closing. In addition, each of Whitney and WNB shall have delivered to Holding and the Bank a certificate dated as of the Closing Date and signed by its chief executive officer and chief financial officer to the foregoing effect.

      (b) No Material Adverse Change. There shall not have occurred any Material Adverse Change from the date of Whitney's Latest Balance Sheet to the Closing Date with respect to Whitney's consolidated group taken as a whole.

      6.04. WAIVER OF CONDITIONS

      Any condition to a party's obligations hereunder may be waived by that party, other than the conditions specified in subparagraphs (a), (b) and (d) of
Section 6.01 hereof. The failure to waive any condition hereunder shall not be deemed a breach of Section 5.03 hereof.

SECTION 7. TERMINATION

      7.01. TERMINATION

      This Agreement and the Bank Merger Agreement may be terminated and the Mergers contemplated herein abandoned at any time before the Effective Time, whether before or after approval by the shareholders of Holding as follows:

      (a) Mutual Consent. By the mutual written consent of the Board of Directors of Holding and the Board of Directors (or Executive Committee of the Board of Directors) of Whitney.

      (b) Breach. By the Board of Directors of either Holding or the Board of Directors (or Executive Committee of the Board of Directors) of Whitney, in the event of a breach by any member of the consolidated group of the other of them of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which in either case (i) would result in the failure to satisfy the conditions set forth in Sections 6.02(a) or 6.03(a), as applicable, and (ii) cannot be, or has not been, cured within 30 days after written notice of such breach is given to the entity committing such breach, provided, that the right to effect such cure shall not extend beyond the date set forth in subparagraph (c) below.

      (c) Abandonment. By the Board of Directors of either Holding or the Board of Directors (or Executive Committee of the Board of Directors) of Whitney if
(i) all conditions to Closing required by Section 6 hereof have not been met by or waived by Whitney or Holding by April 30, 2006 (the "Termination Date"), or
(ii) any such condition cannot be met by the Termination Date and has not been waived by each party in whose favor such condition inures, or (iii) if the Company Merger has not been consummated by the Termination Date, provided that the failure to consummate the transactions contemplated hereby is not caused by the party electing to terminate pursuant to this clause (iii).

      (d) Shareholder Vote. By Whitney if this Agreement or the Company Merger fails to receive the requisite vote at any meeting of the Holding's shareholders called for the purpose of voting thereon.

      (e) Holding Recommendation. By Whitney if the Board of Directors of Holding (A) shall withdraw, modify or change its recommendation to its shareholders of this Agreement or the Company Merger or shall have resolved to do any of the foregoing or; (B) either (x) shall have recommended to the shareholders of Holding (or in the case of (iii) affirmatively approved) any of the following (being referred to herein as an "Acquisition Transaction"): (i) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated by this Agreement); (ii) any sale, lease, transfer or other disposition of all or substantially all of the assets of any member of Holding's consolidated group; or (iii) any acquisition, by any person or group, of the beneficial ownership of 15% or more of any class of Holding capital stock; or (y) shall have made any announcement of any agreement to do any of the foregoing.

      (f) Acquisition Transaction. By Holding in the event Holding receives a bona fide written offer with respect to an Acquisition Transaction and the Board of Directors of Holding determines in good faith, after consultation with its financial advisors and counsel, that such Acquisition Transaction is more favorable to Holding's shareholders than the transactions contemplated by this Agreement.

      (g) Shareholders Seeking Appraisal. By Whitney, if the holders of more than 5% in the aggregate of the outstanding Holding Common Stock shall have voted such shares against this Agreement or the Company Merger at any meeting called for the purpose of voting thereon and shall have exercised their appraisal rights in accordance with Sections 1301-1333 of the FBCA.

      (h) Whitney Stock Price Decrease. By the Board of Directors of Holding, at any time during the two-calendar-day period commencing on the Determination Date (as hereinafter defined), if both of the following conditions are satisfied:

      (1) the Average Closing Price (as hereinafter defined) shall be less than $25.00; and

      (2) (i) the quotient obtained by dividing the Average Closing Price by the Starting Price (as hereinafter defined) (such number being referred to herein as the "Whitney Ratio") shall be less than (ii) the difference obtained by subtracting 0.15 from the quotient obtained by dividing the Index Price (as hereinafter defined) on the Determination Date by the Index Price on the Starting Date (as hereinafter defined) (such number being referred to herein as the "Index Ratio");

subject, however, to the following three sentences. If Holding refuses to consummate the Company Merger pursuant to this Section 7.01(h), it shall give prompt written notice thereof to Whitney; provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned two-day period, but not thereafter. During the five-day period commencing with its receipt of such notice, Whitney shall have the option to elect to increase the Exchange Ratio to equal the lesser of (i) the quotient obtained by dividing (1) the product of $25.00 and the Exchange Ratio (as then in effect) by (2) the Average Closing Price, or (ii) the quotient obtained by dividing (1) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (2) the Whitney Ratio. If Whitney makes an election contemplated by the preceding sentence, within such five-day period, it shall give prompt written notice to Holding of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01(h) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 7.01(h).

      For purposes of this Section 7.01(h), the following terms shall have the meanings indicated:

      "Average Closing Price" shall mean the average of the daily last sales prices of Whitney Common Stock as reported on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Whitney) for the 10 consecutive full trading days in which such shares are traded on Nasdaq ending at the close of trading on the Determination Date.

      "Determination Date" shall mean the later of the date that (i) is the tenth consecutive full trading day following the date on which Whitney receives the consent of the Federal Reserve Board (without regard to any requisite waiting period thereof) to the Company Merger and (ii) the second consecutive full trading day following the date on which the Holding shareholders' meeting occurs.

      "Index Group" shall mean the 17 bank holding companies listed below, the common stocks of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, any public announcement of a proposal for such company to be acquired or for such company to acquire another company or companies in transactions with a value exceeding 25% of the acquiror's market capitalization. If such an event has occurred, then the applicable bank holding company will be removed from the Index Group. In the event that any such company or companies are removed from the Index Group, the weights (which shall be determined based upon the number of outstanding shares of common stock) shall be redistributed proportionately for purposes of determining the Index Price. The 17 bank holding companies and the weights attributed to them are as follows:

                                        COMMON       PERCENT
                                        SHARES         OF
                    BANK              OUTSTANDING     TOTAL
----------------------------------   -------------   -------
BancorpSouth, Inc.                      78,279,756     4.26%

Hancock Holding Company                 32,391,579     1.76%

Trustmark Corporation                   56,835,001     3.09%

First Horizon National Corporation     124,131,336     6.75%

AmSouth Bancorp                        352,965,000    19.20%

Compass Bancshares, Inc.               123,931,618     6.74%

Regions Financial Corp                 463,910,454    25.24%

Amcore Financial, Inc.                  24,795,255     1.35%

Cullen/Frost Bankers, Inc.              51,850,353     2.82%

First Midwest Bancorp, Inc.             45,698,032     2.49%

Commerce Bancshares, Inc.               66,815,760     3.64%

FirstMerit Corporation                  83,618,140     4.55%

Sky Financial Group, Inc.              105,102,393     5.72%

BOK Financial Corporation               59,495,010     3.24%

Susquehanna Bancshares, Inc.            46,650,467     2.54%

The South Financial Group, Inc.         71,901,830     3.91%

Texas Regional Bancshares, Inc.         49,595,709     2.70%

              TOTAL                  1,837,967,693   100.00%

            "Index Price" on a given date shall mean the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

            "Starting Date" shall mean the fourth full trading day after the announcement by press release of the execution of this Agreement.

            "Starting Price" shall mean the closing price per share of Whitney Common Stock as reported on Nasdaq (as reported by The Wall Street Journal or, if not reported thereby, another authoritative source as chosen by Whitney) on the Starting Date.

            If any company belonging in the Index Group or Whitney declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company or Whitney shall be appropriately adjusted for the purposes of applying this Section 7.01(h).

      (i) Whitney Stock Price Increase. By the Board of Directors (or Executive Committee of the Board of Directors) of Whitney, if the Average Closing Price of Whitney Common Stock as calculated in accordance with Section 7.01(h) is more than $40.00; provided, however, that if the Average Closing Price of Whitney Common Stock is greater than $40.00 as a result of the announcement of a pending acquisition of Whitney by an unaffiliated third party, then Whitney shall not be entitled to exercise its termination right pursuant to this Section 7.01(i).

      (j) Prior to Notification Date. By Whitney by delivery of a notice to terminate this Agreement pursuant to Section 5.02.

      7.02. EFFECT OF TERMINATION

      Upon termination of this Agreement pursuant to this Section 7, the Bank Merger Agreement shall also terminate and there shall be no liability by reason of this Agreement or the Bank Merger Agreement, or the termination thereof, on the part of any party or their respective directors, officers, employees, agents or shareholders except for any liability of a party hereto arising out of (i) a willful breach of any representation, warranty or covenant in this Agreement prior to the date of termination, except if such breach was required by law or by any bank or bank holding company regulatory authority; (ii) a termination pursuant to Section 7.01(e) or Section 7.01(f) causing payment to be made under
Section 7.03; or (iii) a breach of any of the following provisions: the second to last sentence of Section 5.01 and Sections 5.15(b) and (c). Each party hereby agrees that its sole right and remedy with respect to any nonwillful breach of a representation or warranty or covenant by the other party shall be not to close the transactions described herein if such breach results in the nonsatisfaction of a condition set forth in Section 6 hereof; provided, however, that the foregoing shall not be deemed to be a waiver of any claim for a willful breach of a representation, warranty or covenant or for fraud (except if such breach is required by law or by any bank or bank holding company regulatory authority), in which case the parties will have all available legal rights and remedies.

      7.03. TERMINATION PAYMENT

      If this Agreement is terminated by Whitney or Holding pursuant to Section 7.01(e) or Section 7.01(f), then Holding (or its successor) shall pay or cause to be paid to Whitney upon demand a termination payment of $4.8 million payable in same day funds.

SECTION 8. MISCELLANEOUS

      8.01. NOTICES

      Any notice, communication, request, reply, advice or disclosure (hereinafter severally and collectively "notice") required or permitted to be given or made by any party to another in connection with this Agreement or the Bank Merger Agreement or the transactions herein or therein contemplated must be in writing and may be given or served by depositing the same in the United States mail, postage prepaid and registered or certified with return receipt requested, or by delivering the same to the address of the person or entity to be notified, or by sending the same by a national commercial courier service (such as DHL, Federal Express, Menlo Worldwide Forwarding, Network Courier, Purolator or the like) for next day delivery provided such delivery is confirmed in writing by such courier. Notice deposited in the mail in the manner hereinabove described shall be effective 48 hours after such deposit, and notice delivered in person or by commercial courier shall be effective at the time of delivery. A party delivering notice shall endeavor to obtain a receipt therefor. For purposes of notice, the addresses of the parties shall, until changed as hereinafter provided, be as follows:

            If to Whitney or WNB:

                   Mr. William L. Marks
                   Chairman of the Board & CEO
                   Whitney Holding Corporation
                   228 St. Charles Avenue
                   New Orleans, Louisiana 70130

            With copies to:

                   Joseph S. Schwertz, Jr., Esq.
                   Whitney National Bank
                   Legal Department
                   228 St. Charles Avenue, Suite 626
                   New Orleans, Louisiana 70130

            With a copy to (which shall not constitute notice):

                   Randolph A. Moore III, Esq.
                   Alston & Bird LLP
                   1201 West Peachtree Street
                   Atlanta, Georgia 30309

            If to Holding or the Bank:

                   Francis I. duPont, III
                   First National Bancshares, Inc.
                   5817 Manatee Avenue West
                   Bradenton, Florida 34209

            With copies to:

                   Thomas C. Blank, Esq.
                   Shumaker, Loop & Kendrick, LLP
                   North Courthouse Square
                   1000 Jackson
                   Toledo, Ohio 43624-1573

      8.02. WAIVER

      The failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver that has been signed by the waiving party. Waiver of any one breach shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

      8.03. EXPENSES

      Except as otherwise provided herein, regardless of whether the Mergers are consummated, all expenses incurred in connection with this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby shall be borne by the party incurring them.

      8.04. HEADINGS

      The headings in this Agreement have been included solely for reference and shall not be considered in the interpretation or construction of this Agreement.

      8.05. ANNEXES, EXHIBITS AND SCHEDULES

      The annexes, exhibits and schedules to this Agreement are incorporated herein by this reference and expressly made a part hereof.

      8.06. INTEGRATED AGREEMENT

      This Agreement, the Bank Merger Agreement, the Confidentiality Agreement, the exhibits and schedules hereto and all other documents and instruments delivered in accordance with the terms hereof constitute the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and there are no agreements, understanding, restrictions, representations or warranties among the parties other than those set forth herein or therein, all prior agreements and understandings being superseded hereby.

      8.07. CHOICE OF LAW

      The validity of this Agreement and the Bank Merger Agreement, the construction of their terms and the determination of the rights and duties of the parties hereto in accordance therewith shall be governed by and construed in accordance with the laws of the United States and those of the State of Louisiana applicable to contracts made and to be performed wholly within such State. Matters concerning the effectiveness and validity of the Company Merger under Florida law shall be governed by and construed in accordance with the FBCA.

      8.08. PARTIES IN INTEREST

      This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns, except that this Agreement may not be transferred or assigned by any member of either consolidated group without the prior written consent of the other parties hereto, including any transfer or assignment by operation of law. Nothing in this Agreement or the Bank Merger Agreement is intended or shall be construed to confer upon or to give any person other than the parties hereto any rights or remedies under or by reason of this Agreement or the Bank Merger Agreement, except as expressly provided for herein and therein.

      8.09. AMENDMENT

      The parties may, by mutual agreement of their respective Boards of Directors, amend, modify or supplement this Agreement, the Bank Merger Agreement, or any exhibit or schedule of any of them, in such manner as may be agreed upon by the parties in writing, at any time before or after approval of this Agreement and the Bank Merger Agreement and the transactions contemplated hereby and thereby by the shareholders of the parties hereto. This Agreement and any exhibit or schedule to this Agreement may be amended at any time and, as amended, restated by the chief executive officers of the respective parties (or their respective designees) without the necessity for approval by their respective Boards of Directors or shareholders, to correct typographical errors or to change erroneous references or cross references, or in any other manner that is not material to the substance of the transactions contemplated hereby.

      8.10. COUNTERPARTS

      This Agreement may be executed by the parties in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same document.

      8.11. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES; COVENANTS

      None of the representations and warranties in this Agreement or in any instrument delivered pursuant hereto shall survive the Effective Time. The covenants of the parties set forth herein shall survive the Effective Time in accordance with their terms and, in the absence of a specified survival term, for the applicable statute of limitations.

      8.12. ATTORNEYS' FEES

      In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive its reasonable attorneys' fees and costs and expenses incurred in such action or suit.

      8.13. WAIVER OF JURY TRIAL

      THE PARTIES HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHT THAT ANY PARTY MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY PROCEEDING, LITIGATION OR COUNTERCLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. IF THE SUBJECT MATTER OF ANY LAWSUIT IS ONE IN WHICH THE WAIVER OF JURY TRIAL IS PROHIBITED, NO PARTY TO THIS AGREEMENT SHALL PRESENT AS A NONCOMPULSORY COUNTERCLAIM IN ANY SUCH LAWSUIT ANY CLAIM BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. FURTHERMORE, NO PARTY TO THIS AGREEMENT SHALL SEEK TO CONSOLIDATE ANY SUCH ACTION IN WHICH A JURY TRIAL CANNOT BE WAIVED.

             (THE REMAINDER OF THIS PAGE LEFT BLANK INTENTIONALLY.)

      IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

WHITNEY HOLDING CORPORATION                   FIRST NATIONAL BANCSHARES, INC.

BY: _____________________________________     BY: ______________________________
    William L. Marks                              Francis I. duPont, III
ITS: Chairman and Chief Executive Officer     ITS: Chairman and Chief Executive
                                                   Officer

Attest: _________________________________     Attest: __________________________
        Teresa Z. Lygate                              Glen W. Fausset
        Senior Assistant Corporate                    President
        Secretary

WHITNEY NATIONAL BANK                         1(ST) NATIONAL BANK & TRUST

BY: _____________________________________     BY: ______________________________
    William L. Marks                              Francis I. duPont, III
ITS: Chairman and Chief Executive Officer     ITS: Chairman and Chief Executive
                                                   Officer

Attest: _________________________________     Attest: __________________________
        Teresa Z. Lygate                              Glen W. Fausset
        Senior Assistant Corporate                    President
        Secretary

                            CERTIFICATE OF SECRETARY
                                       OF
                         FIRST NATIONAL BANCSHARES, INC.

      I hereby certify that I am the duly elected Secretary of First National Bancshares, Inc., a Florida corporation, currently serving in such capacity and that the foregoing Agreement and Plan of Merger was, in the manner required by law, duly approved, without alteration or amendment, by the shareholders of First National Bancshares, Inc. on _____________, 200__.

      Certificate dated _____________,200__.

                                              __________________________________
                                                     Angela A. O'Reilly
                                                          Secretary

                            CERTIFICATE OF SECRETARY
                                       OF
                           WHITNEY HOLDING CORPORATION

      I hereby certify that I am the duly elected Corporate Secretary of Whitney Holding Corporation, a Louisiana corporation, presently serving in such capacity and that, in accordance with Section 112(E) of the Louisiana Business Corporation Law, the foregoing Agreement and Plan of Merger was not required to be submitted to the shareholders of Whitney Holding Corporation.

      Certificate dated ______________, 200__.

                                              __________________________________
                                                     Joseph S. Schwertz, Jr.
                                                       Corporate Secretary

                            EXECUTION BY CORPORATIONS

      Considering the approval of this Agreement by the shareholders of the parties hereto, as certified above, this Agreement is executed by such parties, acting through their respective Presidents and other officers, on the dates hereinafter set forth.

                                              FIRST NATIONAL BANCSHARES

                                              By: ______________________________
                                                  Glen W. Fausset
                                                  President

                                              Attest: __________________________
                                                      Angela A. O'Reilly
                                                      Secretary

                                              Date: _____________, 200__

                                              WHITNEY HOLDING CORPORATION

                                              By: ______________________________
                                                  R. King Milling
                                                  President

                                              Attest: __________________________
                                                      Joseph S. Schwertz, Jr.
                                                      Corporate Secretary

                                              Date: ______________, 200__

                              ACKNOWLEDGMENT AS TO

                         FIRST NATIONAL BANCSHARES, INC.

STATE OF FLORIDA

COUNTY OF _______________

      BEFORE ME, the undersigned authority, personally came and appeared Glen W. Fausset, who, being duly sworn, declared and acknowledged before me that he is the President of First National Bancshares, Inc. and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such corporation, for the purposes therein expressed and as their and such corporation's free act and deed.

                                              __________________________________
                                                       Glen W. Fausset

Sworn to and subscribed before me
this _____ day of __________, 200__.

____________________________________
          Notary Public
    State of Florida at Large

(SEAL)

                              ACKNOWLEDGMENT AS TO
                           WHITNEY HOLDING CORPORATION

STATE OF LOUISIANA

PARISH OF ORLEANS

      BEFORE ME, the undersigned authority, personally came and appeared R. King Milling, who, being duly sworn, declared and acknowledged before me that he is the President of Whitney Holding Corporation and that in such capacity he was duly authorized to and did execute the foregoing Agreement on behalf of such corporation, for the purposes therein expressed and as his and such corporation's free act and deed.

                                              __________________________________
                                                       R. King Milling

Sworn to and subscribed before me
this _____ day of __________, 200__.

____________________________________
   Teresa Z. Lygate, Notary Public
         Notary Number 34565
   My commission expires at death

(SEAL)

                                                                  EXHIBIT 1.A TO
                                                    AGREEMENT AND PLAN OF MERGER

                                     FORM OF
                                SUPPORT AGREEMENT
                                       FOR
                                OFFICER-DIRECTORS

                                 July [o], 2005


Mr. William L. Marks
Chairman and CEO
Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, La. 70130

Dear Mr. Marks:

         In consideration of the benefits the undersigned will receive as a shareholder of First National Bancshares, Inc. ("Holding") as set forth in the Agreement and Plan of Merger, dated July 27, 2005, between Holding and 1st National Bank & Trust (the "Bank"), on the one hand, and Whitney Holding Corporation ("Whitney") and Whitney National Bank ("WNB"), on the other hand (the "Merger Agreement"), and following the Closing Date as an officer of Whitney National Bank, the undersigned agrees and acknowledges as follows:

         I agree to vote all shares of Holding Common Stock that I own beneficially or of record in favor of approving the Merger Agreement and the merger of Holding into Whitney (the "Company Merger") to be effected thereby at any shareholder meeting of Holding or at any adjournment thereof or any other circumstance upon which a vote, consent or other approval is sought, unless Whitney is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Merger Agreement. Furthermore, I agree to vote all shares of Holding Common Stock that I own beneficially or of record at any shareholder meeting of Holding or at any adjournment thereof or any other circumstance upon which a vote, consent or other approval is sought against any merger agreement, share exchange, or merger (other than the Company Merger and the Merger Agreement), consolidation, combination, sale of substantially all of the assets, recapitalization, dissolution, liquidation, or winding up of Holding, or any amendment to Holdings' Articles of Incorporation or Bylaws or other proposal or transaction involving Holding, which amendment or proposal or transaction would in any manner impede, frustrate, prevent or nullify the Company Merger, the Merger Agreement or any of the other transactions contemplated thereby.

         I further agree that I will not, without the prior written consent of Whitney, transfer any of my shares of Holding Common Stock prior to the Effective Date, as that term is set forth in the Merger Agreement, except by operation of law, by will, or under the laws of descent and distribution.

         I certify that all of the shares of Holding Common Stock that I own beneficially or of record or control or which I hold the power to sell, transfer, pledge or otherwise alienate or encumber, including all shares that would be deemed to be sold for my account by Rule 144 under the Securities Act, are represented by the following certificates:

         Certificate No.            Certificate Name              No. of shares



         I am aware that Holding and Whitney intend to treat the Company Merger in a manner consistent with Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). I acknowledge that applicable tax regulations require "continuity of interest" in order for the Company Merger to qualify as a tax-free reorganization under Section 368 of the Code. This requirement is satisfied if prior to the Company Merger (i) shareholders of Holding have not sold or otherwise disposed of Holding Common Stock and (ii) there is no plan or intention on the part of the shareholders of Holding to sell or otherwise dispose of Whitney stock to be received in the Company Merger in an aggregate amount that would reduce their ownership to a number of shares of Whitney stock having an aggregate value, at the time of the Company Merger, of less than 50% of the total fair market value of the Holding Common Stock (other than shares held by the Bank except in a fiduciary capacity for third persons) outstanding immediately prior to the Company Merger. I have not disposed of a number of shares of Holding Common Stock and I have no plan or intention to dispose of a number of shares of Whitney stock to be received by me in the Company Merger that would, taking into account any plan or intention on the part of other former shareholders of Holding, of which I am aware, to dispose of shares of Whitney stock received in the Company Merger, cause the foregoing requirement not to be satisfied.

         Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Merger Agreement. This letter shall constitute an irrevocable agreement of the undersigned, and may be revoked only upon the mutual agreement of the parties. The agreements contained in this Support Agreement will terminate upon any termination of the Merger Agreement under
Section 7 of the Merger Agreement.

                                           Sincerely,


                                           -------------------------------------
                                           [o]


Agreed and Accepted:


WHITNEY HOLDING CORPORATION


By:
   -----------------------------------------
Title:
      --------------------------------------

                                                                    EXHIBIT 1 TO
                                                    AGREEMENT AND PLAN OF MERGER

                                     FORM OF
                                SUPPORT AGREEMENT
                                       FOR
                                    DIRECTORS

                                 July [o], 2005

Mr. William L. Marks
Chairman and CEO
Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, La. 70130

Dear Mr. Marks:

         In consideration of the benefits the undersigned will receive as a shareholder of First National Bancshares, Inc. ("Holding") as set forth in the Agreement and Plan of Merger, dated July 27, 2005, between Holding and 1st National Bank & Trust (the "Bank"), on the one hand, and Whitney Holding Corporation ("Whitney") and Whitney National Bank ("WNB"), on the other hand (the "Merger Agreement"), and as a member of the Manatee/Sarasota Market Advisory Board of Whitney National Bank], the undersigned agrees and acknowledges as follows:

         I agree to vote all shares of Holding Common Stock that I own beneficially or of record in favor of approving the Merger Agreement and the merger of Holding into Whitney (the "Company Merger") to be effected thereby at any shareholder meeting of Holding or at any adjournment thereof or any other circumstance upon which a vote, consent or other approval is sought, unless Whitney is then in breach or default in any material respect as regards any covenant, agreement, representation or warranty as to it contained in the Merger Agreement. Furthermore, I agree to vote all shares of Holding Common Stock that I own beneficially or of record at any shareholder meeting of Holder or at any adjournment thereof or any other circumstance upon which a vote, consent or other approval is sought against any merger agreement, share exchange, or merger (other than the Company Merger and the Merger Agreement), consolidation, combination, sale of substantially all of the assets, recapitalization, dissolution, liquidation, or winding up of Holding, or any amendment to Holdings' Articles of Incorporation or Bylaws or other proposal or transaction involving Holding, which amendment or proposal or transaction would in any manner impede, frustrate, prevent or nullify the Company Merger, the Merger Agreement or any of the other transactions contemplated thereby.

         I further agree that I will not, without the prior written consent of Whitney, transfer any of my shares of Holding Common Stock prior to the Effective Date, as that term is set forth in the Merger Agreement, except by operation of law, by will, or under the laws of descent and distribution.

         I certify that all of the shares of Holding Common Stock that I own beneficially or of record or control or which I hold the power to sell, transfer, pledge or otherwise alienate or encumber, including all shares that would be deemed to be sold for my account by Rule 144 under the Securities Act, are represented by the following certificates:

Mr. William L. Marks
[o], 2005
Page 2

         Certificate No.            Certificate Name               No. of shares




         I am aware that Holding and Whitney intend to treat the Company Merger in a manner consistent with Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"). I acknowledge that applicable tax regulations require "continuity of interest" in order for the Company Merger to qualify as a tax-free reorganization under Section 368 of the Code. This requirement is satisfied if prior to the Company Merger (i) shareholders of Holding have not sold or otherwise disposed of Holding Common Stock and (ii) there is no plan or intention on the part of the shareholders of Holding to sell or otherwise dispose of Whitney stock to be received in the Company Merger in an aggregate amount that would reduce their ownership to a number of shares of Whitney stock having an aggregate value, at the time of the Company Merger, of less than 50% of the total fair market value of the Holding Common Stock (other than shares held by the Bank except in a fiduciary capacity for third persons) outstanding immediately prior to the Company Merger. I have not disposed of a number of shares of Holding Common Stock and I have no plan or intention to dispose of a number of shares of Whitney stock to be received by me in the Company Merger that would, taking into account any plan or intention on the part of other former shareholders of Holding to dispose of shares of Whitney stock received in the Company Merger, cause the foregoing requirement not to be satisfied.

         I hereby agree that, for two (2) years following the Closing Date, I shall not, without the prior written consent of the Chief Executive Officer of Whitney, which consent may be withheld for any reason, directly or indirectly solicit or recruit for employment or encourage to leave employment with Whitney or any of its affiliates, on my own behalf or on behalf of any other person or entity other than Whitney or any affiliate of Whitney, any person who worked at Holding or the Bank during my tenure as a director of Holding or any person who worked at Whitney or WNB during my tenure as an Advisory Board member of Whitney National Bank and who performed services for clients and customers of Holding, Whitney or any of their affiliates or worked on Holding, Whitney or any of their affiliates' products or services while employed by Holding or Whitney or any of their affiliates and who has not thereafter ceased to be employed by Holding, the Bank or Whitney or any of their affiliates for a period of at least one (1) year. I agree to exercise my best efforts to prevent any of the activities listed in this paragraph from occurring.

         I hereby agree that, for two (2) years following the Closing Date, I shall not, directly or indirectly, on behalf of myself or of anyone other than Whitney or its affiliates, solicit or attempt to solicit any client or customer of Whitney, Holding or any of their affiliates for the purpose of either (1) providing any financial or related service or product to such client or customer or (2) inducing such client or customer to cease, reduce, restrict or divert its business with Holding, the Bank or Whitney and its affiliates. I agree to exercise my best efforts to prevent any of the activities listed in this paragraph from occurring.

         I hereby agree that, for two (2) years following the Closing Date, I shall not, without the prior written consent of the Chief Executive Officer of Whitney, which consent may be withheld at the sole discretion of the Chief Executive Officer of Whitney at any time, engage or participate in, as an officer, director, owner, partner, joint venturer, or in a managerial capacity as an executive employee, independent contractor, or advisor in any business or enterprise that competes in Sarasota, Manatee or Pinellas Counties in Florida (the "Restricted Area") with Whitney or Holding or their affiliates, in any

Mr. William L. Marks
[o], 2005
Page 3


Business Activities. For purposes of this paragraph, the "Business Activities" shall be the business activities conducted by Holding and its affiliates, and those conducted by Whitney and its affiliates, which include commercial, small business, and retail lending, banking services, private client services, asset management advisory services, trust, cash management, brokerage, mortgage services, and credit, debit and stored value card services. Nothing in this paragraph shall prohibit me from acquiring or holding, for investment purposes only, less than one percent (1%) of the outstanding securities of any corporation that may compete directly or indirectly with Holding or Whitney or their affiliates.

         I acknowledge that Whitney has purchased through the Merger Agreement the trade secrets, confidential information, customer relationships and other goodwill of Holding and the Bank and that Whitney has a legitimate business interest in protecting those items and the benefits of its purchase. I further acknowledge that Whitney has a current and future expectation of business within the geographic areas served by Holding and the Bank and encompassing the Restricted Area and from the current and proposed customers of Holding, the Bank and/or Whitney and/or their affiliates and that this Agreement is a reasonable means of protecting the benefits of Whitney's purchase and its other legitimate business interests, including its trade secrets, confidential information, customer relationships and other goodwill. The undersigned acknowledges that the term, geographic area and scope of the covenants set forth in this Agreement are reasonable, and agrees that the undersigned will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. The undersigned agrees that any breach of the covenants contained in this Support Agreement will result in irreparable damage to Whitney and its affiliates and that Whitney will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. I also agree that I shall be responsible for any damages incurred by Whitney or any of its affiliates due to any breach of the covenants contained in this Support Agreement.

         Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Merger Agreement. This letter shall constitute an irrevocable agreement of the undersigned, and may be revoked only upon the mutual agreement of the parties. The agreements contained in this Support Agreement will terminate upon any termination of the Merger Agreement under
Section 7 of the Merger Agreement.

                                   Sincerely,


                                   ---------------------------------------------
                                   [o]



Agreed and Accepted:


WHITNEY HOLDING CORPORATION


By:
   -----------------------------------------
Title:
      --------------------------------------

                                                              EXHIBIT 1.01(B) TO
                                                    AGREEMENT AND PLAN OF MERGER


                               AGREEMENT TO MERGE

                                     BETWEEN

                              WHITNEY NATIONAL BANK

                                       AND

                            1ST NATIONAL BANK & TRUST


                              UNDER THE CHARTER OF

                              WHITNEY NATIONAL BANK

                               UNDER THE TITLE OF

                              WHITNEY NATIONAL BANK


         THIS AGREEMENT made between Whitney National Bank (hereinafter referred to as "WNB"), a banking association organized under the laws of the United States, being located at 228 St. Charles Avenue, New Orleans, Parish of Orleans, in the State of Louisiana, with a capital of $3,358,000, divided into 134,336 shares of common stock, each of $25.00 par value, surplus of $[o], and undivided profits, including capital reserves, of $[o], as of [o], 200[o], and 1ST National Bank & Trust (hereinafter referred to as the "Bank"), a national banking association organized under the laws of the United States, being located at 5817 Manatee Avenue West, County of Manatee in the State of Florida, with a capital of $[o] divided into [o] shares of common stock, each of $[o] par value, surplus of $[o], and undivided profits, including capital reserves, of $[o], as of [o], 200[o], each acting pursuant to a resolution of its board of directors, adopted by the vote of a majority of its directors, pursuant to the authority given by and in accordance with the provisions of the Act of November 7, 1918, as amended (12 U.S.C. 215(a)), witnessed as follows:

SECTION 1.

         The Bank shall be merged into WNB under the charter of the latter.

SECTION 2.

         The name of the receiving association (hereinafter referred to as the "Association") shall be Whitney National Bank.

SECTION 3.

         The business of the Association shall be that of a national banking association. This business shall be conducted by the Association at its main office to be located at 228 St. Charles Avenue, New Orleans, Louisiana, and at its legally established branches.

SECTION 4.

         The amount of capital stock of the Association shall be $3,358,000, divided into 134,336 shares of common stock, each of $25.00 par value, and at the time the merger shall become effective, the Association shall have a surplus, which when combined with the capital and undivided profits, including capital reserves, will be equal to the combined capital structures of the merging banks as stated in the preamble of this agreement, adjusted however, for purchase accounting adjustments and normal earnings and expenses between [o], 200[o], and the effective time of the merger, and undivided profits, including capital reserves, of $[o], adjusted however, for WNB's normal earnings and expenses between [o], 200[o], and the effective time of the merger.

SECTION 5.

         All assets as they exist at the effective time of the merger shall pass to and vest in the Association without any conveyance or other transfer. The Association shall be responsible for all of the liabilities of every kind and description, including liabilities arising from the operation of a trust department, of each of the merging banks existing as of the effective time of the merger.

SECTION 6.

         Of the capital stock of the Association, the presently outstanding 134,336 shares of common stock each of $25.00 par value, and the holders of it shall retain their present rights. All of the shares of the Bank outstanding at the effective time of the merger shall be canceled and retired.

SECTION 7.

         The present board of directors of WNB shall continue to serve as the board of directors of the Association until the next annual meeting or until such time as their successors have been elected and have qualified.

SECTION 8.

         Effective as of the close of business on the date this merger shall become effective as specified in the merger approval to be issued by the Comptroller of the Currency, the Articles of Association of the resulting bank shall read in their entirety as set forth on Exhibit "A" attached hereto.

SECTION 9.

         This agreement may be terminated by the unilateral action of the board of directors of any participant prior to the approval of the stockholders of the participant or by the mutual consent of the board of all participants after any shareholder group has taken affirmative action. Since time is of the essence to this agreement, if for any reason the transaction shall not have been consummated by [o], 200[o], this agreement shall terminate automatically as of that date unless extended, in writing, prior to this date by mutual action of the boards of directors of the participants.

SECTION 10.

         This agreement shall be ratified and confirmed by the affirmative vote of shareholders of each of the merging banks owning at least two-thirds of its capital stock outstanding, at a meeting to be held on the call of the directors or by written unanimous consent of the sole shareholder of each such merging bank; and the merger shall become effective at the close of business on the date specified in a merger approval to be issued by the Comptroller of the Currency of the United States.

         IN WITNESS WHEREOF, this agreement has been executed by a majority of the directors of each of the merging associations, as of the [o] day of [o], 200[o].



             (The remainder of this page left blank intentionally.)

FOR THE BOARD OF DIRECTORS OF WHITNEY NATIONAL BANK:


--------------------------------             -----------------------------------

--------------------------------             -----------------------------------

--------------------------------             -----------------------------------

--------------------------------             -----------------------------------

--------------------------------             -----------------------------------

--------------------------------             -----------------------------------

--------------------------------             -----------------------------------

--------------------------------             -----------------------------------

--------------------------------             -----------------------------------

FOR THE BOARD OF DIRECTORS OF 1ST NATIONAL BANK & TRUST:


--------------------------------             -----------------------------------

--------------------------------             -----------------------------------

--------------------------------             -----------------------------------

--------------------------------             -----------------------------------

                               EXECUTION BY BANKS

         WITNESS, the signature and seal of Whitney National Bank this [o] day of [o], 200[o], set by its president and attested to by its corporate secretary, pursuant to a resolution of its board of directors, acting by a majority.

ATTEST:                                   WHITNEY NATIONAL BANK


                                          BY:      -----------------------------
-------------------------------                    R. King Milling
Corporate Secretary                       ITS      President


(Seal of Bank)


         WITNESS, the signature and seal of 1st National Bank & Trust this [o] day of [o], 200[o], set by its president and attested to by its secretary, pursuant to a resolution of its board of directors, acting by a majority.

ATTEST:                                    1ST NATIONAL BANK & TRUST


                                           BY:      ----------------------------
--------------------------------                    Glen W. Fausset
Secretary                                  ITS      President


(Seal of Bank)

STATE OF LOUISIANA
PARISH OF ORLEANS

         On this [o] day of [o] 200[o], before me, a notary public for this state and parish, personally came R. King Milling, as President, and Joseph S. Schwertz, Jr., as Corporate Secretary of Whitney National Bank, and each in his capacity acknowledged this instrument to be the act and deed of the Whitney National Bank and the seal affixed to it to be its seal.

         WITNESS my official seal and signature this day and year aforesaid.


                                                   -----------------------------
                                                   Teresa Z. Lygate
(Seal of Notary)                                   Notary Public

STATE OF FLORIDA
COUNTY OF [o]

         The foregoing instrument was acknowledged before me this [o] day of [o], 200[o], by Glen W. Fausset, as President and Angela A. O'Reilly, as Secretary of 1st National Bank & Trust ( ) who are personally known to me, or
(   ) who has produced _______________________________ as identification, and eachin his capacity acknowledged this instrument to be the act and deed of [o] Bank and the seal affixed to it to be its seal.

         WITNESS my official seal and signature this [o] day of [o], 200[o].



                                                   -----------------------------
(SEAL)                                             Notary Public
                                                   State of Florida at Large

                                                                     EXHIBIT "A"

                                    COMPOSITE

                             ARTICLES OF ASSOCIATION

                              WHITNEY NATIONAL BANK

         FIRST. The title of this Association shall be WHITNEY NATIONAL BANK.


         SECOND. The main office shall be in New Orleans, Orleans Parish, Louisiana. The general business of the Association shall be conducted at its main office, its legally established branches and such other locations as permitted by law.

         THIRD. The Board of Directors of this Association shall consist of not less than five nor more than twenty-five shareholders. At any meeting of the shareholders held for the purpose of electing directors or changing the numbers thereof, the number of directors may be determined by a majority of the votes cast by the shareholders in person or by proxy. Between annual meetings of shareholders, the Board of Directors by a vote of a majority of the full Board may increase the membership of the Board by not more than four members and by like vote appoint qualified persons to fill the vacancies created thereby. A majority of the Board of Directors shall be necessary to constitute a quorum for the transaction of business at any directors' meeting.

         Any shareholder who intends to nominate or to cause to have nominated any candidate for election to the Board of Directors (other than one proposed on behalf of the existing bank management) or any person to be so nominated must give prior notice to the Association. Such notice shall be made in writing and shall be delivered or mailed to the President of the Association, not less than 14 days nor more than 50 days prior to any meeting of shareholders called for the election of directors. However, if less than 21 days' notice of meeting is given to shareholders, such notice of nomination shall be mailed or delivered not later than the close of business on the seventh day following the day on which the notice of meeting was mailed. Any nomination not made in accordance with these provisions may at the discretion of the chairman of the meeting be disregarded by the vote tellers. No bylaw may unreasonably restrict the nomination of directors by shareholders.

         A director may resign at any time by delivering written notice to the Board or Directors, its Chairman, or to the Association, which resignation shall be effective when the notice is delivered unless the notice specifies a later effective date.

         A director may be removed by shareholders at a meeting called to remove him or her, when notice of the meeting states that the purpose or one of the purposes is to remove him or her, if there is a failure to fulfill one of the affirmative requirements for qualification, or for cause, provided, however, that a director may not be removed if the numbers of votes sufficient to elect him or her under cumulative voting is voted against his or her removal.

         FOURTH. The regular annual meeting of the shareholders of this Association to elect directors and transact whatever other business may be brought before the meeting shall be held at its main office, or other convenient place duly authorized by the Board of Directors on such day of each year as is specified therefor in the Bylaws.

         FIFTH. The authorized amount of capital stock of this Association shall be (i) Three Million Three Hundred Fifty-Eight Thousand Four Hundred and no/100 ($3,358,400.00) Dollars, divided into 134,336 shares of common stock of the par value of Twenty-Five Dollars ($25) each; and (ii) Eighty

Million and no/100 ($80,000,000.00) Dollars of Class A Perpetual Noncumulative Preferred Stock divided into 800 shares of the par value of one hundred thousand dollars ($100,000) each; but said capital stock may be increased or decreased from time to time, according to the provisions of the laws of the United States.

         The 134,336 shares of common stock shall be subject to the following rights:

         Dividends. The holders of shares of common stock shall be entitled to receive, when and as declared in the discretion of the Board of Directors of the Association, out of funds legally available therefor, dividends in such amount, payable at such time and to holders of record of common stock on such record date, as the Board of Directors may determine. Except with the consent of the holders of all of the outstanding shares of preferred stock, the Board of Directors shall not declare a dividend on common stock during any calendar quarter of any year unless the Board of Directors has previously declared, or concurrently declares, the most current semi-annual dividend on preferred stock as specified by this Article FIFTH payable in such quarter or the previous calendar quarter. If the common stock is increased by a dividend of common stock, each shareholder shall be entitled to his proportionate amount of such increase in accordance with the number of shares of common stock owned by him at the time the increase is authorized by the shareholders, unless another time subsequent to the date of the shareholders' meeting is specified in a resolution adopted by the shareholders at the time the increase is authorized.

         Voting Rights. Each holder of common stock shall be entitled to one vote per share held on all matters requiring a vote of shareholders.

         Liquidation Rights. If the Association shall be voluntarily or involuntarily liquidated, dissolved or wound up, the holders of the then outstanding shares of common stock shall be entitled to share pro rata based upon the number of shares held in any amounts available for distribution to holders of capital stock after payment in respect of all shares of capital stock having a liquidation preference over shares of common stock.

         Subscription Rights. In the event of any increase in the common stock of this Association by the sale of additional shares, each shareholder shall be entitled to subscribe to such additional shares of common stock in proportion to the number of shares of common stock owned at the time the increase is authorized by the shareholders, unless another time subsequent to the date of the shareholders' meeting is specified in a resolution adopted by the shareholders at the time the increase is authorized. The Board of Directors shall have the power to prescribe a reasonable period of time within which the preemptive rights to subscribe to the new shares of capital stock must be exercised.

         The 800 shares of Class A Perpetual Noncumulative Preferred Stock (the "Preferred Stock") shall be subject to the following rights:

         Preference. The preferences of each share of the Preferred Stock with respect to dividend payments or distributions upon the voluntary or involuntary liquidation, dissolution or winding up of the Association (herein, "liquidation"), as the case may be, will be in every respect on a parity with the preferences of every other share of Preferred Stock. The rights of each share of Preferred Stock will be senior to the common stock with respect to dividend payments and distributions upon liquidation of the Association.

         Dividends. The holders of shares of Preferred Stock shall be entitled to receive, when and as declared in the discretion of the Board of Directors of the Association, out of funds legally available therefor, noncumulative dividends at the rate of $8,000.00 per share per annum, and no more, payable in cash semiannually on June 30 and December 31 of each year, beginning with the first such date after the issuance thereof, with respect to the semiannual dividend period (or portion thereof) ending on the day prior to the respective dividend payment date. The amount of dividends payable with respect to any period shorter or longer than a full semiannual dividend period shall be computed on the basis of a 360-day year of 30 day months and the actual number of days elapsed in the period for which payable. The right of holders of shares of Preferred Stock to receive dividends shall be noncumulative. If the Association does not pay a dividend to holders of shares of Preferred Stock on any payment date in respect of the semiannual dividend period (or portion thereof) ending on the day prior to the payment date, holders of shares of Preferred Stock shall have no right to receive such dividend, and the Association shall have no obligation to pay a dividend in respect of the dividend period ending on such date, whether or not dividends are paid by the Association in respect of any other dividend period in the future.

         Dividends on shares of Preferred Stock shall be payable to the holders thereof, as their names appear on the books and records of the Association on the relevant record dates. Each relevant record date shall be the day other than a day on which banking institutions governed by the Federal Reserve Board are authorized or required to be closed ("Business Day"), immediately preceding the dividend payment date. If any dividend payment date is a day other than a Business Day, then payment of the dividend payable on such date shall be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the scheduled dividend payment date.

         Liquidation Rights. So long as any of the shares of Preferred Stock shall be issued and outstanding, if the Association shall be voluntarily or involuntarily liquidated, dissolved or wound up, the holders of the then issued and outstanding shares of Preferred Stock will have a preference per share against the property of the Association available for distribution to the holders of the Association's capital stock (other than capital stock to which shares of Preferred Stock are junior upon liquidation) equal to $100,000 plus the amount of dividends that are declared and unpaid, if any, as of the date of payment of such preference, and such preference will be paid on, or set apart in full for the holders of, shares of Preferred Stock then issued and outstanding before any distribution or payment will be made to the holders of shares of common stock or other capital stock of the Association which are junior to the shares of Preferred Stock upon liquidation.

         In case the amounts available for distribution upon such liquidation to holders of shares of Preferred Stock and other capital stock ranking on a parity therewith upon liquidation are not sufficient to pay such holders in full the amounts to which they are entitled, the holders of shares of Preferred Stock and other stock ranking on a parity therewith upon liquidation will be entitled to a distribution of assets ratably, in proportion to the sums that would be payable to such holders if all such sums were paid in full. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Association.

         Neither the consolidation nor merger of the Association into or with another corporation or corporations, nor the sale, lease or exchange (for cash, shares of equity stock, securities or other consideration) of all or substantially all of the property and assets of the Association, nor the distribution to the stockholders of the Association of all or substantially all of the consideration for such sale, unless such consideration (apart from assumption of liabilities) or the net proceeds thereof consists substantially or entirely of cash, shall be deemed a liquidation, dissolution or winding up of the Association within the meaning of the provisions hereof relating to shares of Preferred Stock.

         Redemption. The Association may, with the prior approval of the Office of the Comptroller of the Currency or successor regulatory agency, redeem the shares of Preferred Stock, in whole or in part, at the cash redemption price of $100,000 per share plus all dividends declared and unpaid on such shares. In the event that fewer than all the outstanding shares of Preferred Stock are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors and the shares to be redeemed shall be determined by lot or pro rata as may be determined by the Board of Directors or by any other method as may be determined by the Board of Directors in its sole discretion to be fair and equitable. The Board of Directors shall have full power and authority, pursuant to the provisions herein contained, to prescribe the terms and conditions upon which shares of Preferred Stock shall be redeemed from time to time.

         Voting Rights. The holders of shares of Preferred Stock will not, by virtue of the ownership thereof, be entitled to vote upon any matter except as otherwise required by applicable law.

         The Association, at any time and from time to time, may authorize and issue debt obligations, whether or not subordinated, without the approval of shareholders. Obligations classified as debt, whether or not subordinated, which may be issued by the Association without the approval of the shareholders, do not carry voting rights on any issue, including an increase or decrease in the aggregate number of the securities, or the exchange or reclassification of all or part of securities into securities of another class or series.

         SIXTH. The Board of Directors shall appoint one of its members as Chairman of the Board. The Board of Directors shall also appoint one of its members President of this Association--such appointee may be but need not be the same person named as Chairman of the Board. The Board of Directors shall have the power to appoint one or more Vice Chairmen of the Board, one or more Vice Presidents, a Corporate Secretary, who shall keep minutes of the directors' and shareholders' meetings and be responsible for authenticating the records of the Association, and such other officers and employees as may be required to transact the business of this Association; to fix the salaries to be paid to such officers and employees of this Association; and to dismiss any of such officers or employees and appoint others to take their place.

         The Board of Directors shall have the power to define the duties of officers and employees of this Association; to require adequate bonds from them for the faithful performance of their duties; to ratify written policies authorized by the Association's management or committees of the Board of Directors; to manage and administer the business and affairs of the Association, to make all Bylaws that may be lawful for the general regulation of the business of this Association and the management of its affairs, to amend or repeal Bylaws, except to the extent the Articles of Association reserve this power in whole or in part to shareholders, and generally to do and perform all acts that may be lawful for a Board of Directors to do and perform.

         The Board of Directors shall have the power to change the location of the main office of this Association to any other place within the limits of New Orleans, Louisiana, without the approval of the shareholders of this Association but subject to the approval of the Comptroller of the Currency; and shall have the power to change the location of any branch or branches of this Association to any other location, without the approval of the shareholders of this Association but subject to the approval of the Comptroller of the Currency.

         SEVENTH. The corporate existence of this Association shall continue until terminated in accordance withthe laws of the United States.

         EIGHTH. The Board of Directors of this Association, or any three or more shareholders owning, in the aggregate, not less than ten per centum (10%) of the stock of this Association, may call a special meeting of shareholders at any time.

         Unless otherwise provided by the laws of the United States, a notice of the time, place, and purpose of every regular annual, and every special meeting of the shareholders shall be given by first-class mail, postage prepaid, mailed at least ten, and no more than 60, days prior to the date of such meeting to each shareholder of record at his address as shown upon the books of this Association. Unless otherwise provided by the Bylaws, any action requiring approval of shareholders must be affected at a duly called annual or special meeting.

         Subject to the provisions of the laws of the United States, these Articles of Association may be amended at any meeting of the shareholders for which adequate notice has been given, by the affirmative vote of the owners of a majority of the stock of this Association, voting in person or by proxy.

         NINTH. A. This Association shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit, or proceeding, whether civil, criminal, administrative, or investigative, including any action by or in the right of this Association, by reason of the fact that he is or was a director, officer, employee, or agent of this Association, or is or was serving at the request of this Association as a director, officer, employee or agent of another business, foreign or nonprofit corporation, partnership, joint venture, or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of this Association, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; however, in the case of actions by or in the right of this Association:

         (i) As to persons other than directors and officers, the aforesaid indemnity shall be limited to expenses, including attorneys' fees and amounts paid in settlement not exceeding, in the judgment of the board of directors, the estimated expense of litigating the action to conclusion, actually and reasonably incurred in connection with the defense or settlement of such action, but the board of directors is authorized in its discretion to pay or provide additional indemnity in particular cases; and

         (ii) As to directors and officers (including those serving as such for other entities at the request of this Association) the aforesaid indemnity shall be limited as provided in Paragraph A only if it would permit indemnification of an individual for the results of such individual's (i) willful or intentional misconduct, (ii) breach of duty of loyalty to this Association or to the entity otherwise served by the individual, or (iii) engaging in a transaction from which the individual derived an improper personal benefit; and

         (iii) No indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable for willful or intentional misconduct in the performance of his duty to this Association unless and only to the extent that the court shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of this Association, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

         B. To the extent that a director, officer, employee, or agent of this Association has been successful on the merits or otherwise in defense of any action, suit, or proceeding, or in defense of any claim, issue, or matter therein, he shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him in connection therewith.

         C. Any indemnification under Paragraph A of this Article NINTH, unless ordered by the court, shall be made by this Association only as authorized in a specific case upon a determination that the applicable standard of conduct has been met. Such determination shall be made:

         (i) By the board of directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding.

         (ii) If such a quorum is not obtainable and the board of directors so directs, by independent legal counsel; or

         (iii)    By the shareholders.

         D. Subsequent to the institution of such an action, suit or proceeding:

         (a) As to directors (including officers who are also directors), expenses actually and reasonably incurred in defending such an action, suit, or proceeding shall be paid by this Association in advance of the final disposition thereof, upon receipt of an undertaking by or on behalf of the director or former director incurring such expenses, to repay such amount if it shall be finally determined by a court of competent jurisdiction that he is not entitled to be indemnified by this Association, as authorized in this Article NINTH; and

         (b) As to persons other than directors, expenses actually and reasonably incurred in defending such an action, suit or proceeding may be paid by this Association in advance of the final disposition thereof, if authorized by the board of directors, upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by this Association, as authorized in this Article NINTH.

         E. This Association shall have power to procure or maintain insurance or other similar arrangement on behalf of any person who is or was a director, officer, employee, or agent of this Association, or is or was serving at the request of this Association as a director, officer, employee, or agent of another business, nonprofit or foreign corporation, partnership, joint venture, or other enterprise against any liability asserted against or incurred by him in any such capacity, or arising out of his status as such, whether or not this Association would have the power to indemnify him against such liability under the provisions of this Article NINTH.

Without limiting the power of this Association to procure or maintain any other kind of insurance or similar arrangement, this Association may create a trust fund or other form of self-insurance arrangement for the benefit of persons indemnified by this Association and may procure or maintain such insurance with any insurer deemed appropriate by the board of directors regardless of whether all or part of the stock or other securities thereof are owned in whole or part by this Association. In the absence of actual fraud, the judgment of the board of directors as to the terms and conditions of such insurance or self-insurance arrangement and the identity of the insurer or other person participating in a self-insurance arrangement shall be conclusive, and such arrangements for insurance shall not be subject to voidability and shall not subject the directors approving such arrangement to liability, on any ground, regardless of whether directors participating in approving such insurance arrangements shall be beneficiaries thereof.

         F. The indemnification, advancement of expenses and power to procure or maintain insurance or other similar arrangement provided by or granted pursuant to Article NINTH are subject to any validly applicable limitations of state or federal law, but they shall not be deemed exclusive of any other rights to which the person indemnified or obtaining advancement of expenses is entitled under any applicable law, by-law, agreement, authorization of shareholders or directors, regardless of whether directors authorizing such indemnification are beneficiaries thereof, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of his heirs and legal representative; however, no such other indemnification measure shall permit indemnification of any person for the results of such person's willful or intentional misconduct.

         TENTH. Notwithstanding references to shareholder meetings elsewhere in these articles of association or bylaws, the sole shareholder of this Association shall have the right to execute a written consent in lieu of voting at an annual or special meeting of shareholders.

         ELEVENTH. These Articles of Association may be amended at any regular or special meeting of the shareholders by the affirmative vote of the holders of a majority of the stock of this Association, unless the vote of the holders of a greater amount of stock is required by law, and in that case by the vote of the holders of such greater amount. The Association's Board of Directors may propose one or more amendments to the Articles of Association for submission to the shareholders.

                                                              EXHIBIT 1.02(C) TO
                                                    AGREEMENT AND PLAN OF MERGER

                               ARTICLES OF MERGER

                         FIRST NATIONAL BANCSHARES, INC.
                             (A FLORIDA CORPORATION)

                                  WITH AND INTO

                           WHITNEY HOLDING CORPORATION
                            (A LOUISIANA CORPORATION)

         Pursuant to the provisions of Sections 607.1105 and 607.1107 of the Florida Statutes, these Articles of Merger provide as follows:

                                    ARTICLE I
                          Name of Surviving Corporation

         The names and states of incorporation of the corporations, which are parties to the merger (the "Merger"), are:


             Name                                   State of Incorporation
-------------------------------                     ----------------------
  Whitney Holding Corporation                               Louisiana
First National Bancshares, Inc.                              Florida

Whitney Holding Corporation shall be the surviving corporation.

                                   ARTICLE II
                                 Plan of Merger

         The Agreement and Plan of Merger is attached hereto as Exhibit A (the "Merger Agreement").

                                   ARTICLE III
                         Approval of the Plan of Merger

         The Board of Directors of Whitney Holding Corporation adopted and approved the Merger Agreement on July 27, 2005 in accordance with Louisiana law. Under Louisiana law, approval of the Merger Agreement by the shareholders of Whitney Holding Corporation was not required.

         The Board of Directors of First National Bancshares, Inc. adopted and approved the Merger Agreement on July 27, 2005 in accordance with Florida law and voted to submit the Merger Agreement to a vote of the shareholders of First National Bancshares, Inc. with unanimous recommendation that the Merger Agreement be approved. The Merger Agreement, having been so submitted to the shareholders of First National Bancshares, Inc., as a separate proposal, was adopted by the shareholders at the Special Meeting of such shareholders held on [o], 200[o].

                                   ARTICLE IV
                            Effective Date of Merger

         These Articles of Merger and the Merger shall become effective at 12:00 p.m. Central Time on [o], 200[o].

         Dated this [o] day of [o], 200[o].

                                                 WHITNEY HOLDING CORPORATION
                                                 a Louisiana corporation


                                                 By:
                                                    ----------------------------
                                                 Name: R. King Milling
                                                 Title:   President


                                                 FIRST NATIONAL BANCSHARES, INC.
                                                 a Florida corporation

                                                 By:
                                                    ----------------------------
                                                 Name: Glen. W. Fausset
                                                 Title:   President

                                                              EXHIBIT 5.11(A) TO
                                                    AGREEMENT AND PLAN OF MERGER

                                     FORM OF
                               AFFILIATE AGREEMENT

                               ___________, 200___


Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, Louisiana  70130


First National Bancshares, Inc.
5817 Manatee Avenue West
Bradenton, Florida 34209

      Re:  Affiliate Agreement

Ladies and Gentlemen:

         As a shareholder of First National Bancshares, Inc., a Florida corporation ("Holding"), the undersigned is eligible to become a shareholder of Whitney Holding Corporation, a bank holding company organized under the laws of the State of Louisiana ("Whitney"), pursuant to and subject to the terms and conditions of the merger of Holding with and into Whitney (the "Company Merger") as described in the Agreement and Plan of Merger among Holding, 1st National Bank & Trust, a national bank and wholly owned subsidiary of Holding (the "Bank" and collectively with Holding, the "Target"), Whitney and Whitney National Bank, a national banking association and wholly owned subsidiary of Whitney ("WNB" and collectively with Whitney, the "Company") dated as of July 27, 2005 (the "Merger Agreement"). Under the terms of the Merger Agreement and subject to the election and proration procedures provided in the Merger Agreement, upon consummation of the Company Merger, shares of Holding Common Stock will be converted into the right to receive the Merger Consideration, including the Stock Consideration and/or the Cash Consideration (in each case as defined in the Merger Agreement).

         This Affiliate Agreement is provided pursuant to the Merger Agreement and constitutes an agreement between the undersigned and Whitney regarding certain rights and obligations of the undersigned in connection with shares of Whitney Common Stock that may be received as a result of the Company Merger. Capitalized terms used herein but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

         In consideration of the Company Merger and the mutual covenants contained herein, the undersigned and Whitney hereby agree as follows:

         1. Affiliate Status. The undersigned understands and agrees that he or she may be considered an "Affiliate" of Holding under Rule 145(c) as defined in Rule 405 of the Rules and Regulations of the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act").

         2. Restriction on Disposition. The undersigned agrees that he or she will not sell, pledge, transfer or otherwise dispose of any of his or her interests in, or reduce by any means including, without limitation, any options, swaps, derivatives or other instruments or arrangements, his or her risk relative to, any of (i) the shares of Holding Common Stock with respect to which the undersigned has direct or indirect beneficial ownership, including all shares described in Section 7 hereof, or (ii) the shares of Whitney Common Stock into which such shares of Holding Common Stock are converted upon consummation of the Company Merger, except as expressly permitted herein.

         3. Covenants and Warranties of the Undersigned. The undersigned represents, warrants and agrees that:


            (a) The Whitney Common Stock received by the undersigned as a result of the Company Merger will be taken for his or her own account and not for others, directly or indirectly, in whole or in part, and not with a view to distribution.

            (b) Whitney has informed the undersigned that any resale by the undersigned of Whitney Common Stock has not been registered under the Securities Act and that shares of Whitney Common Stock received pursuant to the Company Merger can only be sold by the undersigned (i) following registration under the Securities Act, (ii) in conformity with the requirements of Rule 145 promulgated by the SEC as the same now exists or may hereafter be amended, or (iii) to the extent some other exemption from registration under the Securities Act might be available. The undersigned understands that Whitney is under no obligation to file a registration statement with the SEC covering the disposition of their shares of Whitney's Common Stock or to take any other action necessary to make any exemption from registration available. Whitney agrees that it shall continue to file its periodic reports under the Exchange Act of 1934, which will permit the undersigned to be able to rely upon Rule 144 to sell such shares.

            (c) The undersigned will, and will cause each of the other parties whose shares are deemed to be beneficially owned by the undersigned pursuant to
Section 7 hereof to, have all shares of Holding Common Stock beneficially owned by the undersigned registered in the name of the undersigned or such parties, as applicable, prior to the effective date of the Company Merger and not in the name of any bank, broker-dealer, nominee or clearinghouse.

            (d) The undersigned is aware that Whitney intends to treat the Company Merger as a tax-free reorganization under Section 368 of the Internal Revenue Code, as amended (the "Code") for federal income tax purposes. The undersigned agrees to treat the transaction in the same manner as Whitney for federal income tax purposes. The undersigned acknowledges that Section 1.368-1(b) of the Income Tax Regulations requires "continuity of interest" in order for the Company Merger to be treated as a tax-free reorganization under
Section 368 of the Code. This requirement is satisfied if, taking into account those Holding shareholders who receive cash in exchange for their stock, who receive cash in lieu of fractional shares, or who dissent from the Company Merger, holders of the outstanding stock of Holding immediately prior to the Company Merger, receive in the Company Merger, in the aggregate, an amount of Whitney Common Stock with a value as of the Effective Time equal to at least 50% of the total value of all outstanding shares of Holding Common Stock immediately prior to the Effective Time. Acquisitions by Whitney and certain persons related to Whitney, in the Company Merger or in a transaction treated as related to the Company Merger, of shares of Holding Common Stock, or shares of Whitney Common Stock issued in the Company Merger, for consideration other than Whitney Common Stock will count against continuity of interest. The undersigned has no prearrangement, plan or intention to sell or otherwise dispose of the undersigned's Holding Common Stock or the undersigned's Whitney Common Stock to be received in the Company Merger, to any Whitney Related Party (as defined below) for any consideration other than Whitney Common Stock. For purposes of this paragraph, Whitney

Related Party shall mean (i) Whitney, (ii) any member of Whitney's affiliated group as defined in Section 1504 of the Internal Revenue Code of 1986 as amended (the "Code") without regard to Section 1504(b) of the Code, (iii) any corporation in which at least fifty percent (50%) of the total combined voting power of all classes of stock entitled to vote or at least fifty percent (50%) of the value of all classes of stock is owned directly or indirectly by Whitney, or (iv) any entity that is treated as a partnership for federal income tax purposes and has as an owner a corporation described in (i), (ii) or (iii) of this paragraph.

            (e) The undersigned represents and warrants that the undersigned has not, since [July 30, 2002], been extended credit, had credit maintained, or had the extension of credit arranged or renewed, in the form of a personal loan by the Target, except any credit extended by the Bank in compliance with Regulation O (Title 12 Chapter 2 Part 215 of the Code of Federal Regulations).

            (f) The undersigned represents and warrants that, if required to do so under the Sarbanes-Oxley Act, the undersigned has made the certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act and the rules and regulations of the SEC thereunder with respect to Holding's SEC reports. Such certifications contain no qualifications or exceptions to the matters certified therein and have not been modified or withdrawn; and the undersigned has not received notice from any regulatory authority questioning or challenging the accuracy, completeness, form or manner of filing or submission of such certifications.

            (g) There is no litigation pending or, to the knowledge of the undersigned, threatened against the undersigned, in the undersigned's capacity as director or officer of the Target, pursuant to Section 8A or 20(b) of the Securities Act or Section 21(d) or 21C of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

            (h) The undersigned represents and warrants that the undersigned has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act. As used in this section, the term "file" shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

         4. Restriction on Transfer. The undersigned understands and agrees that neither Holding nor Whitney shall be bound by any attempted sale, pledge, transfer or other disposition of any shares of Holding Common Stock or Whitney Common Stock, respectively, and Holding's and Whitney's respective transfer agents shall be given appropriate stop transfer instructions and shall not be required to register any such attempted sale, transfer or other disposition, unless in each case it has been effected in compliance with the terms of this Affiliate Agreement. The undersigned also understands and agrees that there will be placed on the certificates for shares of Whitney Common Stock received pursuant to the Company Merger a legend stating in substance:

         "THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), APPLIES AND MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR OTHERWISE DISPOSED OF EXCEPT OR UNLESS (1) COVERED BY AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, (2) IN ACCORDANCE WITH RULE 145, OR (3) IN ACCORDANCE WITH A LEGAL OPINION SATISFACTORY TO COUNSEL FOR WHITNEY HOLDING CORPORATION THAT SUCH SALE OR TRANSFER IS OTHERWISE EXEMPT FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT."

         Such legend also will be placed on any certificate representing Whitney securities issued subsequent to the original issuance of Whitney Common Stock pursuant to the Company Merger as a result of any stock dividend, stock split or other recapitalization as long as Whitney Common Stock issued to the undersigned pursuant to the Company Merger has not been transferred in such manner to justify the removal of the legend therefrom. No legend shall be required if shares are beneficially owned by a trust corporation or other entity over which a person does not have control. If the provisions of Rules 144 and 145 are amended to eliminate restrictions applicable to the Whitney Common Stock received by the undersigned pursuant to the Company Merger, or at the expiration of the restrictive period set forth in Rule 145(d), Whitney, upon the request of the undersigned, will cause the certificates representing the shares of Whitney Common Stock issued to the undersigned in connection with the Company Merger to be reissued free of any legend relating to the restrictions set forth in Rules 144 and 145(d) upon receipt by Whitney of an opinion of its counsel to the effect that such legend may be removed.

         5. Understanding of Restrictions on Dispositions. The undersigned has carefully read this Affiliate Agreement, and discussed with the undersigned's advisors, the requirements and effects upon its ability to sell, pledge, transfer or otherwise dispose of the shares of Whitney Common Stock beneficially owned by the undersigned, to the extent the undersigned believes necessary, with its counsel.

         6. Transfer Under Rule 145(d). If the undersigned desires to sell or otherwise transfer the shares of Whitney Common Stock received by him or her in connection with the Company Merger at any time during the restrictive period set forth in SEC Rule 145(d) the undersigned will provide any necessary representation letter to the transfer agent for Whitney Common Stock together with such additional information as the transfer agent may reasonably request. If Whitney's counsel concludes that such proposed sale or transfer complies with the requirements of Rule 145(d), Whitney shall cause such counsel to provide such opinions as may be necessary to Whitney's transfer agent so that the undersigned may complete the proposed sale or transfer.

         7. Acknowledgements. The undersigned recognizes and agrees that the provisions of this Affiliate Agreement apply to all shares of Holding Common Stock and Whitney Common Stock directly or indirectly beneficially owned by the undersigned, including shares owned by (i) the spouse of the undersigned, (ii) any immediate family member of the undersigned (defined as a child, stepchild, grandchild, parent, stepparent, grandparent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, and shall include adoptive relationships) who shares the same household as the undersigned, (iii) any trust or estate in which the undersigned, such spouse, and any such relative collectively own at least a 10% beneficial interest or of which any of the foregoing serves as trustee, executor, or in any similar capacity, or have or may exercise, either alone or with others, voting or dispositive power over shares of Holding and/or Whitney, and (iv) any corporation or other organization in which the undersigned, such spouse, and any such relative collectively owns at least 10% of any class of equity securities or of the equity interest, or have or may exercise, either alone or with others, voting or dispositive power over shares of Holding Common Stock and/or Whitney Common Stock. Annex A hereto correctly shows all shares of Holding Common Stock beneficially owned by the undersigned.

         8. Prevailing Party. In the event that a party seeks to obtain or enforce any right or benefit provided by this Affiliate Agreement through litigation, and in the event that such party prevails in any such litigation pursuant to which an arbitral panel, court or other regulatory authority issues a final order, judgment, decree or award grating substantially the relief sought, then the prevailing party shall be entitled upon demand to be paid by the other party, all reasonable costs incurred in connection with such litigation, including the reasonable legal fees and charges of one counsel, provided no party shall be entitled to any punitive or exemplary damages, which are hereby waived.

         9. Miscellaneous. This Affiliate Agreement and Annex A are the complete understanding and agreement between Whitney and the undersigned concerning the subject matter hereof. Any notice required to be sent to any party hereunder shall be sent by registered or certified mail, return receipt requested, using the addresses set forth herein or such other address as shall be furnished in writing by the parties. This Affiliate Agreement shall be governed by, and construed in accordance with, the laws of the State of Florida.


                            [SIGNATURES ON NEXT PAGE]

         This Affiliate Agreement is executed as of the day and year first above written by and on behalf of each person and entity shown on Annex A, by the undersigned, acting with full capacity and authority for each individual and entity named below and on Annex A hereto.

                                      Very truly yours,


                                      ------------------------------

                                      ------------------------------
                                      ------------------------------
                                      ------------------------------
                                      ------------------------------
                                      ------------------------------
                                          Address for Notices


AGREED TO AND ACCEPTED as of
___________________________, 200__


WHITNEY HOLDING CORPORATION


By:
   -------------------------
Name:
     -------------------------
Title:
     -------------------------

------------------------------
------------------------------
------------------------------
------------------------------
------------------------------
      Address for Notices

                                     ANNEX A

                                                              EXHIBIT 5.11(B) TO
                                                    AGREEMENT AND PLAN OF MERGER

                                     FORM OF
                         SHAREHOLDER'S COMMITMENT LETTER

       (Letter from any 5% or greater beneficial shareholders of Holding)


                                  _______, 2005


Mr. William L. Marks
Chairman and CEO
Whitney Holding Corporation
228 St. Charles Avenue
New Orleans, La. 70130

Dear Mr. Marks:

         In consideration of the benefits I will receive as a shareholder of First National Bancshares, Inc. ("Holding") from the Agreement and Plan of Merger dated July 27, 2005 between Holding and 1st National Bank & Trust (the "Bank"), on the one hand, and Whitney Holding Corporation ("Whitney") and Whitney National Bank, on the other hand, (the "Merger Agreement"), I agree and acknowledge as follows:

         I agree that I will not, without the prior consent of Whitney, transfer any of my shares of Holding stock prior to the Effective Date, as that term is set forth in the Merger Agreement, except by operation of law, by will, or under the laws of descent and distribution.

         I certify that all of the shares of Holding stock that I own beneficially or of record or control or which I hold the power to sell, transfer, pledge or otherwise alienate or encumber, including all shares that would be deemed to be sold for my account by Rule 144 under the Securities Act, are represented by the following certificates:

  Certificate No.            Certificate Name                   No. of shares





         I am aware that Holding and Whitney intend to treat the merger between Holding and Whitney (the "Company Merger") in a manner consistent with Section 368 of the Internal Revenue Code of 1986, as amended. I acknowledge that applicable tax regulations require "continuity of interest" in order for the Company Merger to qualify under Section 368. This requirement is satisfied if prior to the Company Merger (i) shareholders of Holding have not sold or otherwise disposed of Holding stock and (ii) there is no plan or intention on the part of the shareholders of Holding to sell or otherwise dispose of Whitney stock to be received in the Company Merger in an aggregate amount that would reduce their ownership to a number of shares of Whitney stock having an aggregate value, at the time of the Company Merger, of less than 50% of the total fair market value of the Holding stock (other than shares held by the Bank

Mr. William L. Marks
[o], 2005
Page 2

except in a fiduciary capacity for third persons) outstanding immediately prior to the Company Merger. I have not disposed of a number of shares of Holding stock and I have no plan or intention to dispose of a number of shares of Whitney stock to be received by me in the Company Merger that would, taking into account any plan or intention on the part of other former shareholders of Holding to dispose of shares of Whitney stock received in the Company Merger, cause the foregoing requirement not to be satisfied.

         I also understand the resale or other disposition of Whitney common stock that I receive may be governed by Rule 145 of the Securities and Exchange Commission under the Securities Act of 1933, as amended, which Rule has been explained to me. I agree not to dispose of or sell any of the Whitney common stock to be held by me in violation of the Securities Act of 1933, as amended, or the rules and regulations thereunder.

         Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Merger Agreement. This letter shall constitute an irrevocable agreement of the undersigned, and may be revoked only upon the mutual agreement of the parties. The agreements contained in this letter will terminate upon any termination of the Merger Agreement under Section 7 of the Merger Agreement.


                                          Sincerely,


                                          --------------------------------------
                                          [5% or greater beneficial shareholder]

                                                              EXHIBIT 6.02(c) TO
                                                    AGREEMENT AND PLAN OF MERGER

                                     FORM OF
                      EMPLOYMENT AGREEMENT TERMINATION AND
                          PROTECTIVE COVENANT AGREEMENT

         THIS EMPLOYMENT AGREEMENT TERMINATION AND PROTECTIVE COVENANT AGREEMENT (the "Agreement") is entered into by and between Whitney Holding Corporation, a Louisiana corporation ("Whitney"), Whitney National Bank, a national banking association ("WNB") (together Whitney and WNB, along with their respective affiliates, are referred to herein collectively, as the "Company"), on the one hand, and ______________ ("Executive") on the other hand, as of __________, 2006 and shall become effective on the Closing Date, as defined in that certain Agreement and Plan of Merger, dated as of July 27, 2005, (the "Merger Agreement").

         WHEREAS, Whitney and WNB, on the one hand, and First National Bancshares, Inc. ("Holding") and 1st National Bank & Trust (the "Bank"), on the other hand, (collectively, along with their respective affiliates, referred to herein as "Target") are parties to the Merger Agreement, whereby Holding will be merged with and into Whitney and the Bank will be merged with and into WNB, and Target will join in the execution of this Agreement to acknowledge and accept the terms hereof;

         WHEREAS, Executive is a significant owner of shares of stock in Target, has been an executive employee of Target, has obtained substantial trade secrets, confidential information, customer contacts and goodwill in the marketplace through that employment, and will be employed by the Company effective as of the Closing Date;

         WHEREAS, it is a condition to the consummation of the transactions contemplated by the Merger Agreement that Executive terminate his ____________________ dated __________, ____ by and between the Bank and
Executive (the "Employment Agreement") and that Executive enter into this Agreement with the Company and agree to refrain from competing with the Company as set forth herein;

         WHEREAS, Executive is receiving significant consideration for his shares of stock in Target pursuant to the Merger Agreement;

         WHEREAS, WNB is agreeing to pay to Executive (i) a lump sum payment for termination of the Employment Agreement (the "Termination Consideration") and
(ii) substantial additional compensation during each year of the Protective Covenant Period as consideration for his entering in to this Agreement (the "Covenant Consideration"); and

         WHEREAS, the Merger Agreement contemplates that, upon the Closing of the acquisition described in the Merger Agreement, as a condition and inducement to the willingness of the Company and Target to enter into the Merger Agreement, Executive will enter into this Agreement with the Company.

         IN CONSIDERATION of the Merger Consideration (as defined in the Merger Agreement) paid to him for his Target stock pursuant to the Merger Agreement, the payment of the Termination Consideration and the Covenant Consideration, and for other good and valuable consideration, the independent sufficiency and receipt of each of which is hereby acknowledged, Executive and the Company, intending to be legally bound, agree as follows:

         1. Consideration.

         In consideration of Executive's entering into this Agreement and abiding by his covenants made herein, the Company agrees to: (i) pay to Executive Termination Consideration in a lump sum payment in the amount of ___________________________________ ($________) Dollars in satisfaction of the
Change of Control Payments described in Section __ of the Employment Agreement, such payment to be due and payable on the Closing Date and (ii) pay to Executive Covenant Consideration in the total amount of __________________________________ ($_______) Dollars (_______ of Executive's current annual salary with Holding and the Bank payable in two annual installments of ___________________________ ($______) Dollars, with the first payment due and payable on the first anniversary of the Closing Date and the subsequent payment due and payable on the second anniversary of the Closing Date; provided, however, that Executive shall forfeit all unpaid payment of Covenant Consideration in the event that he materially breaches any covenant in this Agreement or succeeds in materially altering the scope of the protections provided to the Company hereunder (by way of example, reducing the restricted time periods in this Agreement by greater than six months or the geographic region by more than ten square miles through either litigation or other formal dispute resolution process).

         2. Limitation of Benefits.

         Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that the payments hereunder, together with any other benefit, payment or distribution by the Company to or for the benefit of Executive (collectively hereinafter referred to as "Payments") would, if paid, constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to the transactions contemplated by the Merger Agreement or hereunder, then the aggregate present value of the Termination Consideration shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 2, present value shall be determined in accordance with Section 280G(d)(4) of the Code. In the event that a final administrative action of the Internal Revenue Service (the "IRS") increases the amount deemed to be an "excess parachute payment" within the meaning of Code Section 280G, then the amount of such increase shall be deemed a conditional payment by the Company. Executive agrees that he shall promptly remit to the Company, but in no event later than 20 business days from receipt of notice, the amount of such conditional payment, including interest thereon, determined at the applicable federal rate.

         3. Termination and Release

         Executive acknowledges and agrees that from and after the Effective Time (as defined in the Merger Agreement) Executive will serve as an at-will employee of the Company. Executive hereby terminates the Employment Agreement effective as of the Effective Time, and hereby knowingly, voluntarily, intentionally and irrevocably releases, acquits, waives and forever discharges Holding, the Bank, the Company, their respective past, present and future shareholders, directors, officers, employees, agents, subsidiaries, legal counsel affiliate and insurers, and their respective legal representatives, successors and assigns (collectively, the "Released Parties"), of and from any and all disputes, rights, claims, charges, complaints, debts, liabilities, obligations, promises, agreements, demands, actions and causes of action of any nature whatsoever, whether asserted or unasserted, whether known or unknown, formerly existing, now existing or that might arise hereafter, that the Executive had, has or may have against any of the Released Parties under or with respect to the Employment Agreement or the termination thereof, or arising out of the Executive's employment relationship with Holding and the Bank prior to the Effective Time. It is acknowledged by Whitney that nothing contained herein shall limit the Executive's right to be indemnified by Holding or the Bank prior to the Effective Time, and by Whitney thereafter as provided in Section 5.22 of the Merger Agreement, in connection with Executive serving as an officer or director of Holding or the Bank. Holding and the Bank also consent to the Executive's disclosure to the Company of any confidential information of Target and agree to the termination of the Employment Agreement shall not be construed to have triggered any obligation of the Executive to return confidential materials to Target.

         4. Nondisclosure of Trade Secrets and Confidential Information.

                  (a) Trade Secrets Defined. "Trade Secrets" means all secret, proprietary or confidential information regarding the Company or Target or any of their respective activities that fits within the definition of "trade secrets" under the Florida Uniform Trade Secrets Act. Without limiting the foregoing or any definition of Trade Secrets, Trade Secrets protected hereunder shall include all source codes and object codes for Company or Target software and all website design information to the extent that such information fits within the Florida Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the protections or remedies available to the Company under the Florida Uniform Trade Secrets Act or any other applicable law protecting trade secrets or other confidential information. "Trade Secrets" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company or Target. This definition shall not limit any definition of "trade secrets" or any equivalent term under the Florida Uniform Trade Secrets Act or any other state, local or federal law.

                  (b) Confidential Information Defined. "Confidential Information" means all information regarding the Company or Target and any of their respective activities, businesses or customers that is not generally known to persons not employed (as employees or independent agents) by the Company or Target, that is not generally disclosed by company practice or authority to persons not employed by the Company or Target and is the subject of reasonable efforts to keep it confidential. Confidential Information shall include all customer information, product code, product concepts, production techniques, technical information regarding Company or Target products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning the Company or Target techniques for use and integration of its respective website and other products/services, product pricing, current and future development and expansion or contraction plans of the Company or Target, sale/acquisition plans and contracts, marketing plans and contracts, information concerning the legal affairs of the Company or Target and certain information concerning the strategy, tactics and financial affairs of the Company or Target. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company or Target. This definition shall not limit any definition of "confidential information" or any equivalent term under the Florida Uniform Trade Secrets Act or any other federal, state or local law.

                  (c) Nondisclosure of Confidential Information. For a period of five (5) years after the Closing Date, Executive shall hold the Confidential Information in the strictest confidence and shall not directly or indirectly transmit or disclose any Confidential Information to any person, concern or entity, or make use of any such Confidential Information, directly or indirectly, for himself or for others, without the prior express written consent of the Chief Executive Officer of Whitney. From the Closing Date and perpetually thereafter, for so long as the information remains a Trade Secret, Executive shall not directly or indirectly, for himself or for others, without the prior express written consent of the Chief Executive Officer of Whitney, transmit or disclose any Trade Secrets to any person, concern or entity, or make use of any such Trade Secrets or copy, reproduce, modify, decompile or reverse engineer any Trade Secrets. Executive warrants that he has not disclosed or used for his own benefit or the benefit of anyone other than the Target or Company any Confidential Information or Trade Secrets prior to the execution of this Agreement. Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information or Trade Secrets in his possession or to which he has access (regardless of the medium on which the Confidential Information or Trade Secrets is stored). Upon the termination of Executive's employment with the Company, for any reason or upon the request of the Chief Executive Officer of Whitney, Executive shall promptly surrender and deliver to the Company all documents and other written material regardless of the form or medium of any nature containing or pertaining to any Confidential Information or Trade Secrets and any other property of the Company and shall not retain any such document, material or property. Within ten business days of any such request, Executive shall certify to the Company and the Chief Executive Officer of Whitney that all such materials have been returned.

                  (d) Enforceability of Covenants. Executive and the Company agree that Executive's obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of the Company to perform its obligations under any provision of this Agreement or other agreements with the Company shall not constitute a defense to the enforceability of these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to the Company under federal, state or local law.

         5. Nonrecruitment, Nonsolicitation and Noncompetition Covenants.

                  (a) Nonrecruitment of Employees. In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder and under the Merger Agreement, Executive hereby agrees that, for two
(2) years following the Closing Date, Executive shall not, directly or indirectly solicit or recruit for employment or encourage to leave employment with the Company or any of its affiliate companies, on his own behalf or on behalf of any other person or entity other than the Company or any affiliate of the Company, any person with whom Executive worked during Executive's employment with Target or the Company and who performed services for clients of Target or the Company or their affiliates or worked on products or services of the Target, the Company or their affiliates while employed by Target, the Company or their affiliates and who has not thereafter ceased to be employed by the Target, the Company or their affiliates for a period of at least one (1) year. Executive agrees to exercise his best efforts to prevent any of the activities listed in this Section from occurring.

                  (b) Nonsolicitation of Customers. In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder and under the Merger Agreement, Executive hereby agrees that, for two
(2) years following the Closing Date, Executive shall not, directly or indirectly, on behalf of himself or of anyone other than the Company or affiliates of the Company, solicit or attempt to solicit any client or customer of the Company or Target whom Executive actively solicited or with whom Executive worked, otherwise had material contact, or with respect to whom he gained Trade Secrets or Confidential Information, in the course of Executive's employment with Target or the Company for the purpose of either (1) providing any financial or related service or product to such client or customer or (2) inducing such client or customer to cease or restrict its business with the Company or any of its affiliates. Executive agrees to exercise his best efforts to prevent any of the activities listed in this Section from occurring.

                  (c) Noncompetition. In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder and under the Merger Agreement, Executive hereby agrees that, for two (2) years following the Closing Date, Executive shall not, without the prior written consent of the Chief Executive Officer of Whitney, which consent may be withheld at the sole discretion of the Chief Executive Officer of Whitney, engage or participate in, as an officer, director, owner, partner, joint venturer, or in a managerial capacity as an executive employee, independent contractor, or advisor in any business or enterprise that competes in the Restricted Area with the Company, the Target or any of their affiliates, in any Business Activities. For purposes of this Section 5(c), the "Business Activities" shall be the business activities conducted by Target, and those conducted by the Company, which include commercial, small business, and retail lending, banking services, private client services, asset management advisory services, trust, cash management, brokerage, insurance and mortgage services, and credit, debit and stored value card services. For purposes of this Section 5(c), the "Restricted Area" shall be Manatee, Sarasota and Pinellas counties in Florida, all of which are within the area over which Executive has authority for Target at the time of executing this Agreement and within which Executive will provide services to the Company and its affiliates as of the Closing Date. Nothing in this Section 5(c) shall prohibit Executive from acquiring or holding, for investment purposes only, less than one percent (1%) of the outstanding securities of any corporation which may compete directly or indirectly with the Company or its affiliated companies within the Restricted Area.

                  (d) Extension of Nonrecruitment, Nonsolicitation and Noncompetition Covenants. If the Executive is employed by the Company for more than fifteen (15) months following the Closing Date, then except as set forth below, the restrictions set forth in Sections 5(a), 5(b) and 5(c) of this Agreement shall be in effect for nine months following the termination of the Executive's employment, regardless of the reasons for such termination and regardless whether such termination is by the Company or by the Executive. However, in no event shall the restrictions set forth in Sections 5(a), 5(b) and 5(c) extend beyond five (5) years from the Closing Date. Therefore, if the Executive's employment terminates more than fifty-one months but less than five years from the Closing Date, the restrictions set forth in Sections 5(a), 5(b) and 5(c) shall be in effect only from the date of termination to the date five years after the Closing Date and thereafter the Executive shall not be bound by such restrictions. If Executive's employment terminates five (5) years or more after the Closing Date, then he shall not be bound by the restrictions set forth in Sections 5(a), 5(b) and 5(c) of this Agreement following such termination.

                  (e) Enforceability of Covenants. Executive acknowledges that the Company has purchased through the Merger Agreement the Trade Secrets, Confidential Information, customer relationships and other goodwill of Target and that the Company has a legitimate business interest in protecting those items and the benefits of its purchase. Executive further acknowledges that the Company has a current and future expectation of business within the geographic areas served by Target and from the current and proposed customers of Target and/or the Company and that this Agreement is a reasonable means of protecting the benefits of the Company's purchase and its other legitimate business interests, including its Trade Secrets and Confidential Information, customer relationships and other goodwill. Executive acknowledges that the term, geographic area and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Executive agrees that his position as an executive with Target involved duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Executive further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Executive and the Company agree that Executive's obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Company to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of these covenants. Executive and the Company agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Executive agrees that any breach of this covenant will result in irreparable damage and injury to the Company and its affiliates and that the Company will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. Executive also agrees that he shall be responsible for all damages incurred by the Company or its affiliates due to any breach of the restrictive covenants contained in this Agreement. The parties hereto agree and acknowledge that the prevailing party, in any litigation or dispute resolution process to enforce the rights and obligations of the parties in this Agreement, shall be entitled to recover its costs and attorneys' fees (from the non-prevailing party) incurred to enforce the restrictive covenants in this Agreement.

         6. Successors.

                  (a) This Agreement is personal to Executive and without the prior written consent of Chief Executive Officer of Whitney shall not be assignable by Executive.

                  (b) This Agreement may be assigned by, and shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

         7. Miscellaneous.

                  (a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

                  (b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

                  (c) Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Florida shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

                  (d) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

                  To the Company:  Whitney Holding Corporation
                                   228 St. Charles Avenue
                                   New Orleans, Louisiana 70130
                                   Attention:  Chief Executive Officer

                  To Executive:
                                   ---------------------------------

                                   ---------------------------------

                                   ---------------------------------

                                   ---------------------------------

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

                  (e) Employment Relationship. Nothing in this Agreement shall affect Executive's status as an employee at will of the Company following the Closing Date. The Company may terminate the employment of Executive at any time, with or without cause.

                  (f) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

                  (g) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Company and the Executive with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof (except the Merger Agreement or any other written agreements entered into in connection with the Merger Agreement).

                  (h) Compliance with Code Section 409A. The parties confirm their intention that none of the payments to Executive under this Agreement are intended to trigger payment of any penalty tax or interest under Section 409A of the Code. Consistent with that understanding, the parties agree to amend the Agreement as necessary so that either the payments hereunder are not subject to
Section 409A of the Code or that the payments hereunder otherwise comply with the requirements of Section 409A of the Code, provided that such amendments do not materially change the economic position of either party.



                            [Signatures on Next Page]

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.

                                          COMPANY:

                                          WHITNEY HOLDING CORPORATION

                                          By:
                                             -----------------------------
                                          Name:
                                          Title:


                                          WHITNEY NATIONAL BANK

                                          By:
                                             -----------------------------
                                          Name:
                                          Title:


EXECUTIVE:


-------------------------



    JOINDER OF FIRST NATIONAL BANCSHARES, INC. AND 1ST NATIONAL BANK & TRUST

         First National Bancshares, Inc. and 1st National Bank & Trust hereby join in the execution of this Agreement for the purposes set forth herein.


FIRST NATIONAL BANCSHARES, INC.              1ST NATIONAL BANK & TRUST

By:                                          By:
   -------------------------------              -----------------------------
   Name:                                        Name:
   Title:                                       Title:

Date:                                        Date:
     -----------------------------                ---------------------------

                                                          EXHIBIT 6.02(c)(ii) TO
                                                    AGREEMENT AND PLAN OF MERGER

                                     FORM OF
                      EMPLOYMENT AGREEMENT TERMINATION AND
                          PROTECTIVE COVENANT AGREEMENT

         THIS EMPLOYMENT AGREEMENT TERMINATION AND PROTECTIVE COVENANT AGREEMENT (the "Agreement") is entered into by and between Whitney Holding Corporation, a Louisiana corporation ("Whitney"), Whitney National Bank, a national banking association ("WNB") (together Whitney and WNB, along with their respective affiliates, are referred to herein collectively, as the "Company"), on the one hand, and ______________ ("Executive") on the other hand, as of __________, 2006 and shall become effective on the Closing Date, as defined in that certain Agreement and Plan of Merger, dated as of July 27, 2005, (the "Merger Agreement").

         WHEREAS, Whitney and WNB, on the one hand, and First National Bancshares, Inc. ("Holding") and 1st National Bank & Trust (the "Bank"), on the other hand, (collectively, along with their respective affiliates, referred to herein as "Target") are parties to the Merger Agreement, whereby Holding will be merged with and into Whitney and the Bank will be merged with and into WNB, and Target will join in the execution of this Agreement to acknowledge and accept the terms hereof;

         WHEREAS, Executive is a significant owner of shares of stock in Target, has been an executive employee of Target, has obtained substantial trade secrets, confidential information, customer contacts and goodwill in the marketplace through that employment, and will be employed by the Company effective as of the Closing Date;

         WHEREAS, it is a condition to the consummation of the transactions contemplated by the Merger Agreement that Executive terminate his ____________________ dated __________, ____ by and between the Bank and
Executive (the "Employment Agreement") and that Executive enter into this Agreement with the Company and agree to refrain from competing with the Company as set forth herein;

         WHEREAS, Executive is receiving significant consideration for his shares of stock in Target pursuant to the Merger Agreement;

         WHEREAS, WNB is agreeing to pay to Executive (i) a lump sum payment for termination of the Employment Agreement (the "Termination Consideration") and
(ii) substantial additional compensation during each year of the Protective Covenant Period as consideration for his entering in to this Agreement (the "Covenant Consideration"); and

         WHEREAS, the Merger Agreement contemplates that, upon the Closing of the acquisition described in the Merger Agreement, as a condition and inducement to the willingness of the Company and Target to enter into the Merger Agreement, Executive will enter into this Agreement with the Company.

         IN CONSIDERATION of the Merger Consideration (as defined in the Merger Agreement) paid to him for his Target stock pursuant to the Merger Agreement, the payment of the Termination Consideration and the Covenant Consideration, and for other good and valuable consideration, the independent sufficiency and receipt of each of which is hereby acknowledged, Executive and the Company, intending to be legally bound, agree as follows:

         1. Consideration.

         In consideration of Executive's entering into this Agreement and abiding by his covenants made herein, the Company agrees to: (i) pay to Executive Termination Consideration in a lump sum payment in the amount of ___________________________________ ($________) Dollars in satisfaction of the
Change of Control Payments described in Section __ of the Employment Agreement, such payment to be due and payable on the Closing Date and (ii) pay to Executive Covenant Consideration in the total amount of __________________________________ ($_______) Dollars (_______ of Executive's current annual salary with Holding and the Bank payable in two annual installments of ___________________________ ($______) Dollars, with such payment to be due and payable on the Closing Date; provided, however, that Executive shall forfeit all amounts of Covenant Consideration in the event that he materially breaches any covenant in this Agreement or succeeds in materially altering the scope of the protections provided to the Company hereunder (by way of example, reducing the restricted time periods in this Agreement by greater than six months or the geographic region by more than ten square miles through either litigation or other formal dispute resolution process).

         2. Limitation of Benefits.

         Notwithstanding anything in this Agreement to the contrary, in the event it shall be determined that the payments hereunder, together with any other benefit, payment or distribution by the Company to or for the benefit of Executive (collectively hereinafter referred to as "Payments") would, if paid, constitute an "excess parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to the transactions contemplated by the Merger Agreement or hereunder, then the aggregate present value of the Termination Consideration shall be reduced (but not below zero) to an amount expressed in present value that maximizes the aggregate present value of the Payments without causing the Payments or any part thereof to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 2, present value shall be determined in accordance with Section 280G(d)(4) of the Code. In the event that a final administrative action of the Internal Revenue Service (the "IRS") increases the amount deemed to be an "excess parachute payment" within the meaning of Code Section 280G, then the amount of such increase shall be deemed a conditional payment by the Company. Executive agrees that he shall promptly remit to the Company, but in no event later than 20 business days from receipt of notice, the amount of such conditional payment, including interest thereon, determined at the applicable federal rate.

         3. Termination and Release

         Executive acknowledges and agrees that from and after the Effective Time (as defined in the Merger Agreement) Executive will serve as an at-will employee of the Company. Executive hereby terminates the Employment Agreement effective as of the Effective Time, and hereby knowingly, voluntarily, intentionally and irrevocably releases, acquits, waives and forever discharges Holding, the Bank, the Company, their respective past, present and future shareholders, directors, officers, employees, agents, subsidiaries, legal counsel affiliate and insurers, and their respective legal representatives, successors and assigns (collectively, the "Released Parties"), of and from any and all disputes, rights, claims, charges, complaints, debts, liabilities, obligations, promises, agreements, demands, actions and causes of action of any nature whatsoever, whether asserted or unasserted, whether known or unknown, formerly existing, now existing or that might arise hereafter, that the Executive had, has or may have against any of the Released Parties under or with respect to the Employment Agreement or the termination thereof, or arising out of the Executive's employment relationship with Holding and the Bank prior to the Effective Time. It is acknowledged by Whitney that nothing contained herein shall limit the Executive's right to be indemnified by Holding or the Bank prior to the Effective Time, and by Whitney thereafter as provided in Section 5.22 of the Merger Agreement, in connection with Executive serving as an officer or director of Holding or the Bank. Holding and the Bank also consent to the Executive's disclosure to the Company of any confidential information of Target and agree to the termination of the Employment Agreement shall not be construed to have triggered any obligation of the Executive to return confidential materials to Target.

         4. Nondisclosure of Trade Secrets and Confidential Information.

                  (a) Trade Secrets Defined. "Trade Secrets" means all secret, proprietary or confidential information regarding the Company or Target or any of their respective activities that fits within the definition of "trade secrets" under the Florida Uniform Trade Secrets Act. Without limiting the foregoing or any definition of Trade Secrets, Trade Secrets protected hereunder shall include all source codes and object codes for Company or Target software and all website design information to the extent that such information fits within the Florida Trade Secrets Act. Nothing in this Agreement is intended, or shall be construed, to limit the protections or remedies available to the Company under the Florida Uniform Trade Secrets Act or any other applicable law protecting trade secrets or other confidential information. "Trade Secrets" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company or Target. This definition shall not limit any definition of "trade secrets" or any equivalent term under the Florida Uniform Trade Secrets Act or any other state, local or federal law.

                  (b) Confidential Information Defined. "Confidential Information" means all information regarding the Company or Target and any of their respective activities, businesses or customers that is not generally known to persons not employed (as employees or independent agents) by the Company or Target, that is not generally disclosed by company practice or authority to persons not employed by the Company or Target and is the subject of reasonable efforts to keep it confidential. Confidential Information shall include all customer information, product code, product concepts, production techniques, technical information regarding Company or Target products or services, production processes and product/service development, operations techniques, product/service formulas, information concerning the Company or Target techniques for use and integration of its respective website and other products/services, product pricing, current and future development and expansion or contraction plans of the Company or Target, sale/acquisition plans and contracts, marketing plans and contracts, information concerning the legal affairs of the Company or Target and certain information concerning the strategy, tactics and financial affairs of the Company or Target. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company or Target. This definition shall not limit any definition of "confidential information" or any equivalent term under the Florida Uniform Trade Secrets Act or any other federal, state or local law.

                  (c) Nondisclosure of Confidential Information. For a period of five (5) years after the Closing Date, Executive shall hold the Confidential Information in the strictest confidence and shall not directly or indirectly transmit or disclose any Confidential Information to any person, concern or entity, or make use of any such Confidential Information, directly or indirectly, for himself or for others, without the prior express written consent of the Chief

Executive Officer of Whitney. From the Closing Date and perpetually thereafter, for so long as the information remains a Trade Secret, Executive shall not directly or indirectly, for himself or for others, without the prior express written consent of the Chief Executive Officer of Whitney, transmit or disclose any Trade Secrets to any person, concern or entity, or make use of any such Trade Secrets or copy, reproduce, modify, decompile or reverse engineer any Trade Secrets. Executive warrants that he has not disclosed or used for his own benefit or the benefit of anyone other than the Target or Company any Confidential Information or Trade Secrets prior to the execution of this Agreement. Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information or Trade Secrets in his possession or to which he has access (regardless of the medium on which the Confidential Information or Trade Secrets is stored). Upon the termination of Executive's employment with the Company, for any reason or upon the request of the Chief Executive Officer of Whitney, Executive shall promptly surrender and deliver to the Company all documents and other written material regardless of the form or medium of any nature containing or pertaining to any Confidential Information or Trade Secrets and any other property of the Company and shall not retain any such document, material or property. Within ten business days of any such request, Executive shall certify to the Company and the Chief Executive Officer of Whitney that all such materials have been returned.

                  (d) Enforceability of Covenants. Executive and the Company agree that Executive's obligations under these nondisclosure covenants are separate and distinct from other provisions of this Agreement, and a failure or alleged failure of the Company to perform its obligations under any provision of this Agreement or other agreements with the Company shall not constitute a defense to the enforceability of these nondisclosure covenants. Nothing in this provision or this Agreement shall limit any rights or remedies otherwise available to the Company under federal, state or local law.

         5. Nonrecruitment, Nonsolicitation and Noncompetition Covenants.

                  (a) Nonrecruitment of Employees. In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder and under the Merger Agreement, Executive hereby agrees that, for two
(2) years following the Closing Date, Executive shall not, directly or indirectly solicit or recruit for employment or encourage to leave employment with the Company or any of its affiliate companies, on his own behalf or on behalf of any other person or entity other than the Company or any affiliate of the Company, any person with whom Executive worked during Executive's employment with Target or the Company and who performed services for clients of Target or the Company or their affiliates or worked on products or services of the Target, the Company or their affiliates while employed by Target, the Company or their affiliates and who has not thereafter ceased to be employed by the Target, the Company or their affiliates for a period of at least one (1) year. Executive agrees to exercise his best efforts to prevent any of the activities listed in this Section from occurring.

                  (b) Nonsolicitation of Customers. In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder and under the Merger Agreement, Executive hereby agrees that, for two
(2) years following the Closing Date, Executive shall not, directly or indirectly, on behalf of himself or of anyone other than the Company or affiliates of the Company, solicit or attempt to solicit any client or customer of the Company or Target whom Executive actively solicited or with whom Executive worked, otherwise had material contact, or with respect to whom he gained Trade Secrets or Confidential Information, in the course of Executive's employment with Target or the Company for the purpose of either (1) providing any financial or related service or product to such client or customer or (2) inducing such client or customer to cease or restrict its business with the Company or any of its affiliates. Executive agrees to exercise his best efforts to prevent any of the activities listed in this Section from occurring.

                  (c) Noncompetition. In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder and under the Merger Agreement, Executive hereby agrees that, for two (2) years following the Closing Date, Executive shall not, without the prior written consent of the Chief Executive Officer of Whitney, which consent may be withheld at the sole discretion of the Chief Executive Officer of Whitney, engage or participate in, as an officer, director, owner, partner, joint venturer, or in a managerial capacity as an executive employee, independent contractor, or advisor in any business or enterprise that competes in the Restricted Area with the Company, the Target or any of their affiliates, in any Business Activities. For purposes of this Section 5(c), the "Business Activities" shall be the business activities conducted by Target, and those conducted by the Company, which include commercial, small business, and retail lending, banking services, private client services, asset management advisory services, trust, cash management, brokerage, insurance and mortgage services, and credit, debit and stored value card services. For purposes of this Section 5(c), the "Restricted Area" shall be Manatee, Sarasota and Pinellas counties in Florida, all of which are within the area over which Executive has authority for Target at the time of executing this Agreement and within which Executive will provide services to the Company and its affiliates as of the Closing Date. Nothing in this Section 5(c) shall prohibit Executive from acquiring or holding, for investment purposes only, less than one percent (1%) of the outstanding securities of any corporation which may compete directly or indirectly with the Company or its affiliated companies within the Restricted Area.

                  (d) Extension of Nonrecruitment, Nonsolicitation and Noncompetition Covenants. If the Executive is employed by the Company for more than fifteen (15) months following the Closing Date, then except as set forth below, the restrictions set forth in Sections 5(a), 5(b) and 5(c) of this Agreement shall be in effect for nine months following the termination of the Executive's employment, regardless of the reasons for such termination and regardless whether such termination is by the Company or by the Executive. However, in no event shall the restrictions set forth in Sections 5(a), 5(b) and 5(c) extend beyond five (5) years from the Closing Date. Therefore, if the Executive's employment terminates more than fifty-one months but less than five years from the Closing Date, the restrictions set forth in Sections 5(a), 5(b) and 5(c) shall be in effect only from the date of termination to the date five years after the Closing Date and thereafter the Executive shall not be bound by such restrictions. If Executive's employment terminates five (5) years or more after the Closing Date, then he shall not be bound by the restrictions set forth in Sections 5(a), 5(b) and 5(c) of this Agreement following such termination.

                  (e) Enforceability of Covenants. Executive acknowledges that the Company has purchased through the Merger Agreement the Trade Secrets, Confidential Information, customer relationships and other goodwill of Target and that the Company has a legitimate business interest in protecting those items and the benefits of its purchase. Executive further acknowledges that the Company has a current and future expectation of business within the geographic areas served by Target and from the current and proposed customers of Target and/or the Company and that this Agreement is a reasonable means of protecting the benefits of the Company's purchase and its other legitimate business interests, including its Trade Secrets and Confidential Information, customer relationships and other goodwill. Executive acknowledges that the term, geographic area and scope of the covenants set forth in this Agreement are reasonable, and agrees that he will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Executive agrees that his position as an executive with Target involved duties and authority relating to all aspects of the Business Activities and all of the Restricted Area. Executive further acknowledges that complying with the provisions contained in this Agreement will not preclude him from engaging in a lawful profession, trade or business, or from becoming gainfully employed. Executive and the Company agree that Executive's obligations under the above covenants are separate and distinct under this Agreement, and the failure or alleged failure of the Company to perform its obligations under any other provisions of this Agreement shall not constitute a defense to the enforceability of these covenants. Executive and the Company agree that if any portion of the foregoing covenants is deemed to be unenforceable because the geography, time or scope of activities restricted is deemed to be too broad, the court shall be authorized to substitute for the overbroad term an enforceable term that will enable the enforcement of the covenants to the maximum extent possible under applicable law. Executive agrees that any breach of this covenant will result in irreparable damage and injury to the Company and its affiliates and that the Company will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. Executive also agrees that he shall be responsible for all damages incurred by the Company or its affiliates due to any breach of the restrictive covenants contained in this Agreement. The parties hereto agree and acknowledge that the prevailing party, in any litigation or dispute resolution process to enforce the rights and obligations of the parties in this Agreement, shall be entitled to recover its costs and attorneys' fees (from the non-prevailing party) incurred to enforce the restrictive covenants in this Agreement.

         6. Successors.

                  (a) This Agreement is personal to Executive and without the prior written consent of Chief Executive Officer of Whitney shall not be assignable by Executive.

                  (b) This Agreement may be assigned by, and shall inure to the benefit of and be binding upon the Company and its respective successors and assigns.

         7. Miscellaneous.

                  (a) Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

                  (b) Severability. If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

                  (c) Governing Law. Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Florida shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

                  (d) Notices. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

                  To the Company:   Whitney Holding Corporation
                                    228 St. Charles Avenue
                                    New Orleans, Louisiana 70130
                                    Attention:  Chief Executive Officer

                  To Executive:
                                    ----------------------

                                    ----------------------

                                    ----------------------

                                    ----------------------


Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

                  (e) Employment Relationship. Nothing in this Agreement shall affect Executive's status as an employee at will of the Company following the Closing Date. The Company may terminate the employment of Executive at any time, with or without cause.

                  (f) Amendments and Modifications. This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

                  (g) Entire Agreement. Except as provided herein, this Agreement contains the entire agreement between the Company and the Executive with respect to the subject matter hereof and, from and after the date hereof, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof (except the Merger Agreement or any other written agreements entered into in connection with the Merger Agreement).

                  (h) Compliance with Code Section 409A. The parties confirm their intention that none of the payments to Executive under this Agreement are intended to trigger payment of any penalty tax or interest under Section 409A of the Code. Consistent with that understanding, the parties agree to amend the Agreement as necessary so that either the payments hereunder are not subject to
Section 409A of the Code or that the payments hereunder otherwise comply with the requirements of Section 409A of the Code, provided that such amendments do not materially change the economic position of either party.



                            [Signatures on Next Page]

         IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement as of the date first above written.


                                    COMPANY:

                                    WHITNEY HOLDING CORPORATION

                                    By:
                                       -----------------------------------------
                                    Name:
                                    Title:


                                    WHITNEY NATIONAL BANK

                                    By:
                                       -----------------------------------------
                                    Name:
                                    Title:


EXECUTIVE:



----------------------------------



    JOINDER OF FIRST NATIONAL BANCSHARES, INC. AND 1ST NATIONAL BANK & TRUST

         First National Bancshares, Inc. and 1st National Bank & Trust hereby join in the execution of this Agreement for the purposes set forth herein.


FIRST NATIONAL BANCSHARES, INC.             1ST NATIONAL BANK & TRUST


By:                                         By:
   -----------------------------------         ---------------------------------
   Name:                                       Name:
   Title:                                      Title:


Date:                                       Date:
     ---------------------------------           -------------------------------




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